Exhibit 10.2

$100,000,000

CREDIT AGREEMENT

Dated as of November 17, 2010

among

FRANCESCA’S COLLECTIONS, INC., as Borrower

FRANCESCA’S LLC, as Parent

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors

THE LENDERS PARTY HERETO

and

Royal Bank of Canada,

as Administrative Agent

and

Royal Bank of Canada,

as Collateral Agent

and

KeyBank National Association,

as Syndication Agent

¿¿¿

Goldman Sachs Bank USA,

J.P. Morgan Securities LLC,

and

Jefferies Finance LLC

as Joint Lead Arrangers and as Joint Bookrunners

i

Section 11.21	Use of Name	116
Section 11.22	Patriot Act Notice	116

SCHEDULES

Schedule I	–	Commitments
Schedule 3.1		Organizational and Capital Structure
Schedule 4.2	–	Consents
Schedule 4.3	–	Ownership of Borrower and Subsidiaries
Schedule 4.12	–	Labor Matters
Schedule 4.13	–	List of Plans
Schedule 4.14	–	Environmental Matters
Schedule 4.16	–	Real Property
Schedule 4.20	–	Insurance
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments
Schedule 8.10	–	Existing Third-Party Restrictions

EXHIBITS

Exhibit 1.1(1)	–	Form of Assignment
Exhibit 1.1(2)	–	Form of Compliance Certificate
Exhibit 1.1(3)	–	Form of Guaranty and Security Agreement
Exhibit 1.1(5)	–	Form of Perfection Certificate
Exhibit 2.2(a)	–	Form of Notice of Borrowing
Exhibit 2.4(b)	–	Form of L/C Request
Exhibit 2.10(b)	–	Form of Notice of Conversion or Continuation
Exhibit 2.14(e)	–	Form of Note
Exhibit 2.17(f)	–	Form of United States Tax Compliance Certificate
Exhibit 3.1(a)	–	Schedule of Documents
Exhibit 3.1(h)		Form of Solvency Certificate
Exhibit 11.2		Dutch Auction Mechanics

v

This CREDIT AGREEMENT, dated as of November 17, 2010, is entered into among FRANCESCA’S COLLECTIONS, INC., a Texas corporation (the “Borrower”), FRANCESCA’S LLC, a Delaware limited liability company (“Parent”), the other Guarantors (as defined below), the Lenders (as defined below), the L/C Issuer (as defined below), ROYAL BANK OF CANADA, as administrative agent (“Royal Bank”, in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and permitted assigns, the “Collateral Agent”) for the Secured Parties, KEYBANK NATIONAL ASSOCIATION, as syndication agent (in such capacity the “Syndication Agent”) and GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC and JEFFERIES FINANCE LLC, as joint lead arrangers and joint bookrunners (in such capacities, “Arrangers”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.18(a).

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, that no Secured Party shall be an Affiliate of the Borrower. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” means the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agent’s Group” has the meaning specified in Section 10.2(b).

“Agreement” means this Credit Agreement.

“Anti-Terrorism Laws” has the meaning specified in Section 4.19.

“Applicable Margin” means, with respect to Revolving Loans, Term Loans and the Unused Commitment Fee, the percentage set forth below:

	Base Rate Loans		Eurodollar Rate Loans		Unused Commitment Fee
	Revolving Loans	Term Loans	Revolving Loans	Term Loans
Prior to May 31, 2012	5.00%	5.00%	6.00%	6.00%	0.50%
June 1 2012 through May 31, 2013	6.50%	6.50%	7.50%	7.50%	0.50%
June 1, 2013 and thereafter	9.00%	9.00%	10.00%	10.00%	0.50%

“Approved Electronic Communication” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial or other report, notice, request, certificate or other information; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.7 and Section 2.8 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 11.12(a).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Arrangers” has the meaning specified in the preamble to this Agreement.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(1), or any other form approved by the Administrative Agent.

“Available Investment Basket” means, on any date of determination an amount equal to: (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination, minus (b) the sum at the time of determination of (i) the aggregate amount of prepayments required to be made pursuant to Section 2.8(a) through the date of determination (provided that, in the case of any Excess Cash Flow Period which has been completed and in respect of which the amount of Excess Cash Flow shall have been calculated as contemplated by Section 6.1(c) but the prepayment required pursuant to Section 2.8(a) is not yet due and payable in accordance with the provisions of Section 2.8(a) as of the date of determination, then the amount of prepayments that will be so required to be made in respect of such Excess Cash Flow shall be included for purposes of this clause (i)) and (ii) the aggregate amount of optional prepayments made pursuant to Section 2.7 made for all Excess Cash Flow Periods ending on or prior to the date of determination; minus (c) the aggregate amount of all Investments made after the Closing Date pursuant to clause (q) of Section 8.3; minus (d) the aggregate amount of all dividends made after the Closing Date by applying a portion of the Available Investment Basket pursuant to clause (c) of Section 8.5; and minus (f) the aggregate amount of all prepayments of Subordinated Debt made after the Closing Date by applying a portion of the Available Investment Basket pursuant to clause (c) of Section 8.6.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the higher of:

(i) the Prime Rate and

(ii)  1/2 of 1% per annum above the Federal Funds Rate;

(b) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars for an Interest Period of one month as in effect on such day plus 1.00%; and

(c) 2.75%.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of Loans (other than Loans deemed made pursuant to Section 2.4) made in one Facility on the same day by the Lenders according to their respective Commitments under such Facility.

“Business” means any business or business activity conducted by the Borrower and any Subsidiary on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the province or state where the Administrative Agent’s Office is located and in the State of New York; provided that if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, Business Day also means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding:

(a) interest capitalized during such period;

(b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period;

(c) [reserved];

(d) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property, to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 12 months of receipt of such proceeds;

(e) expenditures accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Parent, the Borrower or any Subsidiary thereof) and for which neither Parent, the Borrower nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), and without duplication thereof, expenditures funded through tenants’ improvement allowances;

(f) the book value of any asset owned by such Person prior to or during such period to the extent that such book value would otherwise be included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made, and (ii) such book value shall have been included as a Capital Expenditure when such asset was originally acquired;

(g) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used, obsolete, worn out or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a sale of used, obsolete, worn out or surplus equipment, in each case, in the ordinary course of business;

(h) [reserved]; and

(i) expenditures to the extent they are financed with the proceeds of an issuance of Junior Capital permitted by Section 8.1 not later than 120 days after the receipt of such proceeds by Parent or the Borrower.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP; provided, however, that any lease of a type that would be classified as an operating lease on the date of this Agreement prior to the consummation of the transactions contemplated hereby shall be deemed not to be a Capital Lease notwithstanding any subsequent change in GAAP.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, the amount of all obligations of such Person that is capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” means a deposit account (other than deposit accounts maintained in the ordinary course of business solely for funding (w) 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation, (x) payroll, (y) health care benefits, and (z) escrow arrangements) or securities account in the name of the Borrower and under the sole control (as defined in the applicable UCC) of the Collateral Agent and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Collateral Agent and (b) in the case of a securities account, with respect to which the Collateral Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000, (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States, and (f) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (d)(ii) above; provided, that the maturities of all obligations specified in any of (x) clauses (a) and (b) above shall not exceed two years, and (y) clauses (c) and (d) above shall not exceed 365 days.

“Cash Management Bank” means any Person that, at the time it enters into a Secured Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Secured Cash Management Agreement.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means the occurrence of any of the following:

(a) at any time prior to the occurrence of any Qualified IPO, the Fund and the Fund Affiliates cease to, directly or indirectly, own and control legally and beneficially all of the economic and voting rights associated with ownership of at a majority of the ordinary voting power represented by the issued and outstanding Voting Stock of Parent on a fully diluted basis;

(b) at any time after the occurrence of a Qualified IPO, either of the following shall occur:

(i) any person other than the Permitted Investors shall become, directly or indirectly, the legal or beneficial owner of, or shall have acquired, directly or indirectly pursuant to any Contractual Obligation or otherwise, control over or control over the voting rights of, at least the greater of (A) 35% of the ordinary voting power represented by the issued and outstanding Voting Stock of Parent on a fully diluted basis, or (B) a percentage in excess of the percentage of the ordinary voting power represented by the issued and outstanding Voting Stock of Parent of which the Permitted Investors are, directly or indirectly, the beneficial owners, in each case, on a fully diluted basis; or

(ii) continuing directors shall cease for any reason other than death or disability to constitute a majority of the members of the board of directors of Parent then in office;

(c) Parent shall cease to own and control legally and beneficially all of the economic and voting rights associated with all classes of the outstanding Stock and Stock Equivalents of the Borrower; or

(d) a “change of control” occurs under any Indebtedness having a principal amount of $3.0 million or more (as defined in the agreement governing such Indebtedness).

For the purposes of this definition, the following terms shall have the following meanings, notwithstanding any other definition for any such term in any other provisions of this Agreement: (x) “person” means any “person” as such term is used in the United States Securities Exchange Act of 1934, as amended, including any partnership, limited partnership, syndicate or group of persons that is deemed to be a “person” for purposes of Sections 13(d) and 14(d)(2) of such Securities Exchange Act; (y) “beneficial owner” means any “beneficial owner” under and as defined in Rules 13d-3 and 13d-5 of the United States Securities and Exchange Commission under such Securities Exchange Act; and (z) “continuing director” means, at any date of determination, each individual member of the board of directors of Parent who (i) has been a member of such board in the period of twelve successive calendar months last ended prior to such date or (ii) whose nomination for election by the stockholders of Parent was approved by a vote of at least a majority of the directors who were continuing directors at the time of such nomination.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and published administrative guidance issued thereunder.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collateral Agent” has the meaning specified in the preamble to this Agreement.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Communication” means each notice, demand, communication, information, document or other material provided for hereunder or under any other Loan Document, or otherwise transmitted between the parties hereto, relating this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 1.1(2).

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated assets of such Person at such date other than (a) cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person that would, in accordance with GAAP, be classified on a Consolidated balance sheet of such Person as current assets at such date, and (b) amounts related to current or deferred Taxes based on income or profits.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that would, in accordance with GAAP, be classified as current liabilities on a Consolidated balance sheet of such Person; provided, that “Consolidated Current Liabilities” shall exclude the principal amount of the Loans then outstanding.

“Consolidated EBITDA” means, with respect to any Person for any period, without duplication, an amount equal to such Person’s Consolidated Net Income for such period determined in accordance with GAAP, plus (a) to the extent applicable to such Person in such period, the sum of (without duplication and only to the extent the amounts described in this clause (a) decreased such Consolidated Net Income for the respective period for which Consolidated EBITDA is being determined) (i) provision for Taxes based on income, profits or capital of such Person and its Subsidiaries for such period, including, without limitation, state, franchise and similar taxes, (ii) Consolidated Interest Expense of such Person for such period, (iii) depreciation and amortization expense of such Person and its Subsidiaries for such period, (iv) business optimization expenses and other restructuring charges of such Person and its Subsidiaries for such period, provided, that (A) with respect to each business optimization expense or other such restructuring charge, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be, and (B) the aggregate amount of cash business optimization expenses and other cash restructuring charges for purposes of this clause (iv) shall not exceed 5% of Consolidated EBITDA for such period (as calculated prior to giving effect to the addition of amounts specified in this clause (iv)), (v) any other non-cash charges of such Person and its Subsidiaries for such period (but excluding (a) any such charges which represent the accrual of, or a cash reserve for, anticipated cash charges in any future period and (b) any such non-cash charge to the extent that it represents the amortization of a prepaid cash charge that was paid in a prior period unless such non-cash charge represents an amount that was not recognized in any prior period) and (vi) management, consulting, monitoring, transaction, and advisory fees, and related expenses of such Person and its Subsidiaries for such period paid to the Permitted Investors (or any accruals related to such fees and related expenses), provided, that the aggregate amount of such fees and related expenses for purposes of this clause (vi) shall not exceed in any period of four consecutive Fiscal Quarters, $500,000 as of the date of determination; minus (b) the sum (without duplication and only to the extent the amounts described in this clause (b) increased such Consolidated

Net Income for the respective period for which Consolidated EBITDA is being determined) of non-cash items increasing Consolidated Net Income of such Person for such period (but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period, or (ii) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date minus cash Capital Expenditures of such Person for such period (excluding any Capital Expenditures financed with Indebtedness other than Revolving Loans) minus the aggregate amount of United States federal income taxes and other taxes, including, without limitation, state, franchise and similar taxes, actually payable in cash by such Person and its Subsidiaries for such period minus the aggregate amount of Permitted Tax Distributions made in such period to (b) the Consolidated Fixed Charges of such Person for such period; provided, that Consolidated EBITDA and Consolidated Fixed Charges shall be determined on a Pro Forma Basis.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) the aggregate of all interest expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period (excluding principal amounts paid or payable on the Revolving Loan), plus (c) Restricted Payments made pursuant to Section 8.5(e) to the extent such Restricted Payments are not otherwise reflected as a reduction or expense in determining the Consolidated Net Income of the Borrower (other than Restricted Payments for Permitted Tax Distributions).

“Consolidated Interest Expense” means, for any Person for any period, Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, (i) interest capitalized during such period and net cash costs under Interest Rate Contracts for such period and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by such Person and its Subsidiaries during such period.

“Consolidated Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Debt of such Person outstanding as of such date to (b) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date; provided, that Consolidated EBITDA shall be determined on a Pro Forma Basis.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries attributable to such Person (after giving effect to non-controlling interests) for such period, on a Consolidated basis; provided, that, without duplication, (i) any net after-tax (A) extraordinary, (B) nonrecurring, or (C) unusual gains or losses or income or expenses (less all fees and expenses relating thereto), including any severance expenses, and fees, expenses or charges related to any offering of the Stock of Parent, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to any acquisition consummated after the Closing Date, in each case, shall be excluded, (ii) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded, (iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent) of the Borrower) shall be excluded (other than write downs of current assets in the ordinary course of business), (iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded, (v) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (vi) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated after the Closing Date shall be excluded, (vii) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded, (vii) the effect of mark-to-market accounting for derivatives contracts under Statement of Financial Accounting Standards No. 157 shall be excluded, (ix) any non-cash compensation expenses realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Subsidiaries shall be excluded, (x) any pre-opening expenses shall be excluded, and (xi) the net income for such period of any entity (other than a Subsidiary of such Person) in which any Person other than such Person and its Subsidiaries has an ownership interest shall be excluded, except to the extent that cash in an amount equal to any such income has actually been received by such Person or any of its Subsidiaries during such period.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the Consolidated Subsidiaries, determined in accordance with GAAP, set forth on the Consolidated balance sheet of the Borrower as of such date (for the avoidance of doubt, the Consolidated Total Assets as of October 31, 2010 is $52,965,111); provided that, in no event shall Consolidated Total Assets include the amount of goodwill that would be recorded from the acquisition of the Borrower by the Fund and the Fund Affiliates to the extent purchase accounting treatment was given or is given to such acquisition.

“Consolidated Total Debt” of any Person means on any date (A) (i) all Indebtedness of a type described in clauses (a), (b), (c)(i), (d), (f) and (g) of the definition thereof, other than letters of credit to the extent undrawn and (ii) all Guaranty Obligations with respect to any Indebtedness of any other Person of a type described in clause (i) above, in each case of such Person and its Subsidiaries on a Consolidated basis, less (B) the amount of unrestricted cash and Cash Equivalents (excluding cash and Cash Equivalents from a Specified Equity Contribution) of such Person and its Subsidiaries (reduced, in the case of any Subsidiary that is not a Wholly Owned Subsidiary, to reflect the extent of the relative aggregate direct and indirect beneficial ownership interest of the Borrower therein) on such date in an amount not to exceed $7,500,000 less the outstanding principal amount of Revolving Loans on such date (provided that such unrestricted cash and Cash Equivalents that reduces Consolidated Total Debt pursuant to this clause (B) shall be maintained in an account subject to a Control Agreement (as defined in the Guaranty and Security Agreement)).

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary or Joint Venture of any of them, other than a Foreign Subsidiary that is not a first-tier Foreign Subsidiary, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person (other than the Borrower) authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“Customary Permitted Liens” means, with respect to any Person, any of the following:

(a) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or levies or (ii) of landlords, suppliers, carriers, materialmen, warehousemen, repairmen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings with respect to which, if applicable, adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b) (i) Liens arising solely by virtue of any statutory or common law provision relating to a banker’s liens, rights of set-off or similar rights, including Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction, and (ii) Liens that are contractual rights of set-off (x) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (y) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary;

(c) pledges or cash deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA) and to secure liability to insurance carriers under insurance or self-insurance arrangement in respect of such obligations, (ii) for reimbursement or indemnification obligations (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary, (iii) to secure the performance of bids, tenders, leases (other than Capital Leases), governmental contracts, sales contracts, other trade contracts (other than for the repayment of borrowed money), or other obligations of like nature (including letters of credit in lieu thereof or to support the issuance thereof), including those incurred pursuant to any Environmental Law, or (iv) made in lieu of, or to secure the performance of, statutory obligations, surety and appeal bonds, customs, reclamation or performance and return of money bonds (in each case not related to judgments or litigation);

(d) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(e) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;

(e) Liens (i) arising by reason of zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, licenses, reservations,

restrictions, declarations, rights-of-way, covenants, conditions, special assessments, rights-of-way, encroachments, defects or irregularities in title (including leasehold title) and other similar encumbrances on the use or operation of real property, (ii) consisting of leases, licenses or subleases granted by a lessor, licensor or sublessor on its property (in each case other than Capital Leases) otherwise permitted under Section 8.4 that, for each of the Liens in clauses (i) and (ii) above and clause (iii) below, do not, in the aggregate, materially (x) impair the value of such real property or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property or (iii) arising by reason of servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(f) Liens of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(g) Liens on real property disclosed by the title insurance policies delivered pursuant to Section 7.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that such Liens do not secure any Indebtedness, are of a minor nature and, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(j) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(k) Liens arising from precautionary UCC financing statements regarding operating leases; and

(l) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (f) of the definition thereof.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan and/or make a payment to the L/C Issuer in respect of a L/C Request (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative

Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.19(a) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any stock in such Lender or its parent by any Governmental Authority.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with a Sale of any property that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disclosure Documents” means, collectively, all confidential information memoranda and related written materials prepared by or on behalf of the Loan Parties in connection with the Facilities.

“Dividend” means the special dividend that is paid or shall be paid to the Borrower’s shareholders following the funding of the Term Loans at any time up to and until 30 days after the Closing Date in an amount not to exceed $100,000,000.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, soil, surface and subsurface strata and natural resources, such as flora, fauna and wetlands.

“Environmental Laws” means all Requirements of Law and Permits relating to the regulation and protection of occupational health and safety and the Environment, including CERCLA, the SWDA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.) and those relating to the handling, treatment, transport, generation, storage, Release or threat of Release of Hazardous Materials, all regulations promulgated under any of the foregoing, and any environmental transfer of ownership, control, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, occupational health or safety condition or with any Release or threat of Release of Hazardous Materials.

“Equity Contribution Basket” means, on any date of determination, the cumulative amount of cash proceeds from the Sale (other than to the Borrower or any Subsidiary) of Qualified Capital Stock of Parent after the Closing Date (which proceeds have been contributed as common equity to the capital of the Borrower), except to the extent such proceeds constitute (x) proceeds of an issuance of Junior Capital that are used to make an Investment pursuant to clause (n) of Section 8.3 or (y) proceeds of any Stock issued to any employee, officer or director of Parent, Borrower, any Subsidiary of the Borrower or any direct or indirect parent of Parent; minus (i) the aggregate amount of all Investments made after the Closing Date pursuant to clause (g)(ii) of Section 8.3; minus (ii) the aggregate amount of all dividends made after the Closing Date and prior to such date of determination by applying a portion of the Equity Contribution Basket pursuant to clause (c) of Section 8.5; and minus (iii) the aggregate amount of all prepayments of Subordinated Debt made after the Closing Date by applying a portion of the Equity Contribution Basket pursuant to clause (c) of Section 8.6; and minus (iv) the aggregate amount of all prepayments of the Loans made after the Closing Date pursuant to clause (e) of Section 2.8 in connection with proceeds of Specified Equity Contributions.

“Equity Issuance” means any issuance by any Group Member of any equity interest, including pursuant to the exercise of options or warrants or pursuant to the conversion of any debt to equity.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, collectively, any Group Member, and any trade or business (whether or not incorporated) treated as a single employer with any Group Member within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means the occurrence of any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the incurrence by any Group Member of any Liability with respect to the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the incurrence by any Group Member of any Liability with respect to the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) the incurrence by any Group Member of any Liability with respect to the termination of a Title IV Plan or Multiemployer Plan, (e) any failure by any Title IV Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Title IV Plan, whether or not waived (f) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Title IV Plan or to appoint a trustee to administer any Title IV Plan, (g) the failure of any ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) the imposition of a lien under Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan (other than a Multiemployer Plan) or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code to qualify thereunder, except where such failure would not have a Material Adverse Effect, and (j) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Syndtrak™ and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar Base Rate” means, for any Interest Period, the highest of:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rates referenced in the preceding subsection (a) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the relevant Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar currency Rate Loan, the highest of:

(a) 1.75% per annum,

(b) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsection (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means any Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Cash Flow” means, for any Excess Cash Flow Period:

(a) Consolidated EBITDA of Borrower for such Excess Cash Flow Period; minus

(b) without duplication,

(i) any mandatory cash principal payment on the Loans during such Excess Cash Flow Period (in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment) other than any mandatory prepayment required pursuant to Section 2.8(a) because of the existence of Excess Cash Flow,

(ii) any cash principal payment, whether scheduled or otherwise, and whether mandatory or voluntary, made by the Borrower or any of its Subsidiaries during such Excess Cash Flow Period on any Capitalized Lease Obligation or other Indebtedness (other than with respect to voluntary payments, the Term Loans, any Subordinated Debt and any unsecured Indebtedness) but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof,

(iii) Capital Expenditures by the Borrower and the Subsidiaries on a Consolidated basis during such Excess Cash Flow Period that are paid in cash to the extent permitted hereunder to the extent not financed with the proceeds of Indebtedness other than Revolving Loans,

(iv) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Acquisitions and other Investments permitted hereunder to the extent not financed with the proceeds of Indebtedness other than Revolving Loans (less any amounts received in respect thereof as a return of capital or utilizing the Equity Contribution Basket),

(v) Capital Expenditures that the Borrower or any Subsidiary becomes obligated to make, or that are committed to be made by the Borrower or any Subsidiary, during such Excess Cash Flow Period and that are paid in cash, to the extent permitted hereunder and to the extent not financed with the proceeds of Indebtedness other than Revolving Loans, during the 180 day period immediately following the last day of such Excess Cash Flow Period in an aggregate amount not to exceed $5,000,000 for any Excess Cash Flow Period,

(vi) the Consolidated Interest Expense of Borrower for such Excess Cash Flow Period to the extent paid in cash,

(vii) the amount of any obligations for United States federal income taxes or other taxes measured by net income payable with respect to such period,

(viii) cash expenditures made in respect of Hedging Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of Consolidated EBITDA,

(ix) solely to the extent paid with internally generated cash, dividends or distributions or repurchases of its Stock permitted under this Agreement and paid in cash by the Borrower during such Excess Cash Flow Period, and dividends permitted under this Agreement and paid by any Subsidiary to any Person other than Parent, the Borrower or any of the Subsidiaries during such Excess Cash Flow Period, in each case pursuant to Section 8.5, other than pursuant to clause (c) of Section 8.5,

(x) amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as noncash reductions of Consolidated Net Income that increased Consolidated EBITDA and were included in Excess Cash Flow of the Borrower and its Subsidiaries in a prior Excess Cash Flow Period, and (B) reserves or accruals established in purchase accounting,

(xi) noncash items (A) that increased Consolidated Net Income, but were not deducted from Consolidated EBITDA pursuant to clause (b) of the definition of “Consolidated EBITDA”, for such Excess Cash Flow Period (excluding any such items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and (B) in respect of which cash will be received in a future Cash Flow Period,

(xii) [reserved], and

(xiii) any increase in the Working Capital of Borrower during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period); plus

(c) without duplication,

(i) to the extent included in the calculation of Consolidated EBITDA pursuant to clause (a)(i) of the definition thereof, any provision for United States federal income taxes or other taxes measured by net income,

(ii) [reserved],

(iii) amounts deducted from the calculation of “Excess Cash Flow” for the immediately preceding Excess Cash Flow Period pursuant to clause (b)(v) above,

(iv) cash payments received in respect of Hedging Agreements during such Excess Cash Flow Period to the extent not included in the computation of Consolidated EBITDA,

(v) any decrease in the Working Capital of Borrower during such Excess Cash Flow Period (measured as the excess of such Working Capital at the beginning of such Excess Cash Flow Period over such Working Capital at the end thereof), and

(vi) amounts received in cash during such Excess Cash Flow Period on account of items that were accounted for as noncash items that reduced Excess Cash Flow in a prior Excess Cash Flow Period.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower commencing with Fiscal Year 2011.

“Executive Order” has the meaning specified in Section 4.19.

“Facilities” means (a) the Term Loan Facility and (b) the Revolving Credit Facility.

“Family Members” shall mean an individual’s spouse, siblings, children, or other lineal descendants of such individual.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in special flood hazard areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” means any fee letter evidencing the obligations to pay any fee payable pursuant to Section 2.11(c).

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Performance Covenants” means the covenants of the Borrower set forth in Sections 5.1, 5.2 and 5.3.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Quarter” means each 3 fiscal month period ending on or about April 30, July 31 or October 31 or on the Saturday closest to January 31.

“Fiscal Year” means the twelve fiscal month period ending on the Saturday closest to January 31.

“Flood Insurance” means, for any real property located in a special flood hazard area identified by FEMA, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” means, collectively, CCMP Capital Investors II, L.P., CCMP Capital Investors (Cayman) II, L.P. and other affiliated co-investment partnerships.

“Fund Affiliate” means (i) each Affiliate of the Fund and (ii) any individual who is a partner or employee of the management companies with respect to the Fund.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the FASB Accounting Standards Codification as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority, bureau, commission, department, body, or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, the Borrower and its Subsidiaries.

“Group Members’ Accountants” means any nationally-recognized independent registered certified public accountants acceptable to the Arrangers.

“Guarantor” means (i) Parent, (ii) the Borrower, (iii) each Wholly Owned Subsidiary of the Borrower on the Closing Date that is not a Foreign Subsidiary and (iv) each Subsidiary of any Loan Party that has or enters into any Guaranty Obligation with respect to Obligations of Parent or any other Loan Party.

“Guaranty and Security Agreement” means a guaranty and security agreement, in substantially the form of Exhibit 1.1(3), among the Collateral Agent, the Administrative Agent, the Borrower and the Guarantors from time to time party thereto.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person for any Indebtedness, lease, dividend or other obligation (the “primary obligation”) of another Person (the “primary obligor”), if the purpose or intent of such Person in incurring such liability, or the economic effect thereof, is to guarantee such primary obligation or provide support, assurance or comfort to the holder of such primary obligation or to protect or indemnify such holder against loss with respect to such primary obligation, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any primary obligation, (b) the incurrence of reimbursement obligations with respect to any letter of credit or bank guarantee in support of any primary obligation, (c) the existence of any Lien, or any right, contingent or otherwise, to receive a Lien, on the property of such Person securing any part of any primary obligation and (d) any liability of such Person for a primary obligation through any Contractual Obligation (contingent or otherwise) or other arrangement (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor or to provide funds for the payment or discharge of such primary obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency, working capital, equity capital or any balance sheet item, level of income or cash flow, liquidity or financial condition of any primary obligor to pay such primary obligation, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party to any Contractual Obligation, (iv) to purchase, sell or lease (as lessor or lessee) any property, or to purchase or sell services, primarily for the purpose of enabling the primary obligor to satisfy such primary obligation or to protect the holder of such primary obligation against loss or (v) to supply funds to or in any other manner invest in, such primary obligor (including to pay for property or services irrespective of whether such property is received or such services are rendered); provided, that “Guaranty Obligations” shall not include (x) endorsements for collection or deposit in the ordinary course of business, (y) product warranties given in the ordinary course of business, or (z) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The outstanding amount of any Guaranty Obligation shall equal the outstanding amount of the primary obligation so guaranteed or otherwise supported or, if lower, the stated maximum amount for which such Person may be liable under such Guaranty Obligation.

“Hazardous Material” means any chemical, substance, material, waste pollutant, contaminant or constituent in any form, including petroleum or any fraction thereof, asbestos and asbestos-containing material, toxic mold, polychlorinated biphenyls, radioactive substances, or infectious, bio-hazardous or other medical waste, regulated or which can give rise to liability under any Environmental Law.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative or non-speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, any direct or indirect parent of Parent, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Immaterial Subsidiary” means, at any time, a Subsidiary of the Borrower that has total assets that are, together with the total assets of all other Immaterial Subsidiaries in the aggregate, less than the greater of (a) $7.5 million and (b) an amount equal to (i) $7.5 million multiplied by (ii) the ratio of (x) the amount of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of determination for which financial statements have been delivered pursuant to Section 6.1 to (y) the amount of Consolidated Total Assets as of October 31, 2010.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money; (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) the principal component of all obligations with respect to (i) letters of credit, bank guarantees or bankers’ acceptances, or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the ordinary course of business, (d) all obligations to pay the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 180 days after the incurrence thereof), (e) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (f) all Capitalized Lease Obligations, (g) all obligations (other than, for the avoidance of doubt, with respect to the Dividend), whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value, or pay any dividends or other amounts with respect to, or converted into or exchange for Indebtedness, any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Scheduled Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) to the extent not already included in Indebtedness, all payments that are then required to be made (but have not been previously made) in respect of any Hedging Agreement based upon a termination (including an early termination) occurring on or prior to the date of determination, (i) all Indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of such Person and (j) all Guaranty Obligations for obligations of any other Person constituting Indebtedness of such other Person; provided, that the items in each of clauses (a) through (j) above shall constitute “Indebtedness” of such Person solely to the extent, directly or indirectly, (x) such Person is liable, directly or indirectly, for any part of any such item, (y) any such item is secured by a Lien on such Person’s property or (z) any other Person has a right, contingent or otherwise, to cause such Person to become liable for any part of such item or to grant such a Lien (the amount of such Indebtedness attributable to such Person to be actual amount of such Indebtedness or, if such Indebtedness is non-recourse as to such Person, the lesser of the amount of such Indebtedness or the fair market value of the property securing such Indebtedness).

“Indemnified Matters” has the meaning specified in Section 11.4(a).

“Indemnitee” has the meaning specified in Section 11.4(a).

“Information” has the meaning specified in Section 11.13.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Period” means, (a) with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan or, if such Loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1, 2, 3, or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Eurodollar Rate Loan, all relevant Lenders provide written consent thereto), as selected by the Borrower pursuant hereto, and (b) with respect to any Secured Hedging Reimbursement Obligation, the period commencing on the date such Secured Hedging Reimbursement Obligation first becomes outstanding or, for all successive Interest Periods, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1 month thereafter; provided, that (v) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (w) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (x) the Borrower may not select any Interest Period (A) in the case of Revolving Loans, ending after the Scheduled Revolving Credit Termination Date, and (B) in the case of Term Loans, ending after the Term Loan Maturity Date, (y) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000 and (z) there shall be outstanding at any one time no more than 10 Interest Periods.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, directly or indirectly, (a) to own, purchase or otherwise acquire, in each case whether beneficially or otherwise, any investment in, including any interest in, any Security of any other Person (other than any evidence of any Obligation), (b) to redeem, retire, purchase, acquire for value from any Person any Stock of such Person, (c) to purchase or otherwise acquire, whether in one transaction or in a series of transactions, all or a significant part of the property of any other Person or a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, brand or other unit operation of any other Person, (d) to incur, or to remain liable under, any Guaranty Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make, hold, purchase or otherwise acquire, in each case directly or indirectly, any deposit, loan, advance, commitment to lend or advance, or other extension of credit (including by deferring or extending the date of, in each case outside the ordinary course of business, the payment of the purchase price for Sales of property or services to any other Person, to the extent such payment obligation constitutes Indebtedness of such other Person), excluding deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items created in the ordinary course of business or (e) to make, directly or indirectly, any contribution to the capital of any other Person.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“Joint Venture” means a single-purpose corporation, partnership, limited liability company, joint venture, or other legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“Junior Capital” means any Qualified Capital Stock of Parent and any Junior Indebtedness.

“Junior Indebtedness” means Indebtedness of Parent that (a) is unsecured, (b) is expressly subordinated to the prior payment in full in cash of the Obligations (and the related Guarantees) on terms reasonably satisfactory to the Administrative Agent, (c) provides that interest in respect of such Indebtedness is payable in kind or, at the option of the holder of such Indebtedness, in cash or Cash Equivalents, (d) has a final maturity date that is not earlier than the date that is 180 days after the Term

Loan Maturity Date and has no scheduled payments of principal thereon (including pursuant to a sinking fund obligation) or mandatory redemption obligations prior to such final maturity date, and (e) is not subject to covenants, events of default and remedies that are less favorable to the Borrower, as the case may be, than the terms of the Senior Debt as reasonably determined by the Administrative Agent.

“L/C Cash Collateral Account” means any Cash Collateral Account (a) specifically designated as such by the Borrower in a notice to the Administrative Agent and (b) from and after the effectiveness of such notice, not containing any funds other than those required under the Loan Documents to be placed therein.

“L/C Issuer” means (a) Royal Bank or any of its Subsidiaries or Affiliates and (b) each Person that hereafter becomes an L/C Issuer with the approval of, and pursuant to an agreement with and in form and substance satisfactory to, the Administrative Agent and the Borrower, in each case in their capacity as an L/C Issuer hereunder and together with their successors.

“L/C Obligations” means, for any Letter of Credit at any time, the sum of (a) the L/C Reimbursement Obligations at such time for such Letter of Credit and (b) the aggregate maximum undrawn face amount of such Letter of Credit outstanding at such time.

“L/C Reimbursement Agreement” has the meaning specified in Section 2.4(a).

“L/C Reimbursement Date” has the meaning specified in Section 2.4(e).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” has the meaning specified in Section 2.4(b).

“L/C Sublimit” means $2,000,000.

“Lender” means, collectively, any financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment, in each case together with its successors.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is determined or adjudicated to be insolvent by a Governmental Authority, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action indicating its consent to or acquiescence in any such proceeding or appointment.

“Lender Party” means any Lender or the L/C Issuer.

“Lender Party Appointment Period” has the meaning assigned in Section 10.7(a).

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, assignment, easement, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities (other than securities representing an interest in a Joint Venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities to the extent that any such right is intended to have an effect equivalent to that of a security interest in such securities.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means, collectively, this Agreement, any Notes, the Guaranty and Security Agreement, any intellectual property security agreements, the Mortgages, the Fee Letter, the L/C Reimbursement Agreements, the Secured Hedging Documents, the Secured Cash Management Agreements, and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Loan Party” means the Borrower and each Guarantor.

“Management Group” means the group consisting of (i) the directors, executive officers and other management personnel of the Borrower, Parent, any direct or indirect parent of Parent and their Subsidiaries, as the case may be, on the Closing Date, (ii) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower, Parent or any direct or indirect parent of Parent, as the case may be, was approved by a vote of a majority of the directors of the Borrower, Parent or any direct or indirect parent of Parent, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved, (iii) executive officers and other management personnel of the Borrower, Parent, any direct or indirect parent of Parent and their Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower, Parent or any direct or indirect parent of Parent, as the case may be and (iv) any Family Member of any Person described in the foregoing clauses (i), (ii) and (iii) (or a Family Member of any such Person’s spouse, parent or sibling), a company, partnership or a trust established for the benefit of any of the foregoing or any personal representative, estate or executor under any will of any such Family Member or pursuant to the laws of intestate succession.

“Material Adverse Effect” means (a) a material adverse effect on the condition (financial or otherwise), business, operations or property of the Group Members, taken as a whole, (b) material impairment of the ability of any of the Loan Parties to timely perform its or their obligations under any Loan Document, or (c) material impairment of the legality, binding effect, validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Collateral Agent, the Lenders and/or the other Secured Parties under any Loan Document.

“Maximum Lawful Rate” has the meaning specified in Section 2.9(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over owned real property in favor of the Collateral Agent as security for the Obligations, in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of owned real property, each document (including title policies or marked-up unconditional insurance binders, in such amounts and containing such endorsements (if available) as shall be reasonably required by the Administrative Agent, ALTA as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Collateral Agent for such title insurer to deliver such endorsements (if available) and removing all survey exceptions to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports, life of loan flood hazard determinations (with notice to Borrower), certificates, opinions, required consents, approvals or other instrument or document necessary to consummate the transaction, all in form and substance reasonably acceptable to the Administrative Agent, and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of owned real property in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Customary Permitted Liens and such other Liens as the Administrative Agent and the Collateral Agent may approve.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in special flood hazard areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Cash Proceeds” means proceeds actually received in cash by any Group Member from (a) any Sale of, or Property Loss Event with respect to, property, including Stock held by it, or any issuance of shares of its own Stock, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith (excluding any such amounts paid to any Affiliate of the Borrower), (ii) taxes paid or reasonably estimated to be payable as a result thereof, and (iii) any amount required to be paid or prepaid on Indebtedness (other than (x) the Obligations and (y) Indebtedness owing to any Group Member) secured by the property subject thereto, or (b) any incurrence of Indebtedness, in each case net of all taxes and brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses (excluding any such amounts paid to any Affiliate of the Borrower), in each case incurred in connection with such transaction; provided, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” (x) only to the extent of the relative aggregate direct and indirect beneficial ownership interest of the Borrower in such Subsidiary and (y) except to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such proceeds is not permitted at the time of the receipt of such proceeds by such Subsidiary by operation of Requirement of Law applicable to such Subsidiary or any Permitted Payment Restriction that is then effective and was not implemented in contemplation of the receipt by such Subsidiary of such proceeds; it being understood that such proceeds shall constitute Net Cash Proceeds upon the removal or non-effectiveness of such restriction; and provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such proceeds shall exceed $100,000 and (y) no proceeds shall constitute Net Cash Proceeds in any Fiscal Year until the aggregate amount of all such proceeds in such Fiscal Year shall exceed $500,000.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Funding Lender” has the meaning specified in Section 2.2(c).

“Non-U.S. Secured Party” means each Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a Domestic Person.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit 2.14(e), payable to the order of a Lender in any Facility in a principal amount equal to the amount of such Lender’s Commitment under such Facility (or, in the case of the Term Loan Facility, the aggregate initial principal amount of the Term Loans).

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.10(b).

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to any Agent, any Lender, the L/C Issuer, any Arranger, any other Indemnitee, any participant, any SPV, in the case of any Secured Hedging Document, any Secured Hedging Counterparty therefor, or, in the case of any Secured Cash Management Agreement, any Cash Management Bank, in each case arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including (a) if such Loan Party is the Borrower, all Loans and L/C Obligations, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, (c) Secured Hedging Reimbursement Obligations, (d) obligations under any Secured Cash Management Agreement, and (e) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document (including those payable to the L/C Issuer as described in Section 2.11).

“Other Taxes” has the meaning specified in Section 2.17(c).

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Federal Reserve Board), if any, of such Lender.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Perfection Certificate” means a certificate in the form of Exhibit 1.1(5) or any other form approved by the Collateral Agent.

“Permit” means all permits, licenses, accreditations by Governmental Authority, franchises and other consents and approvals required by any Government Authority to lawfully operate the Business (including any pending applications for such permits, licenses, authorizations, registrations, franchises, consents and approvals).

“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions: (a) no Default shall have occurred and be continuing or would result therefrom; (b) all transactions related thereto shall be consummated in accordance with applicable laws; (c) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 8.1); (d) the Administrative Agent shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 15 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Administrative Agent) and on or prior to the date of such Proposed Acquisition, the Administrative Agent shall have received copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information, in each case to the extent otherwise available and reasonably requested by the Administrative Agent; (e) after giving effect to such Proposed Acquisition, the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information for such Permitted Acquisition and (f) the Borrower shall satisfy its obligations under Section 7.10 with respect to the Proposed Acquisition Target and its Subsidiaries (and any assets acquired therefrom).

“Permitted Cure Security” means Qualified Capital Stock of the Borrower upon which all dividends or distributions (if any) shall, prior to 180 days after the Term Loan Maturity Date, be payable solely in additional shares of Qualified Capital Stock.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is not prohibited by Section 8.1 or any other provision of any Loan Document.

“Permitted Investment” means any Investment of any Group Member that is not prohibited by Section 8.3 or any other provision of any Loan Document.

“Permitted Investors” means each of (i) the Fund and the Fund Affiliates, and (ii) the Management Group.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 8.2 or any other provision of any Loan Document.

“Permitted Payment Restriction” means any consensual encumbrance or restriction (each, a “restriction”) on the ability of any Subsidiary to pay dividends or make any other distributions on its equity interest to the Borrower or a Subsidiary, which restriction satisfies all of the following conditions:

(i) such restriction becomes effective only upon the occurrence of (x) specified events under its Constituent Documents or any joint venture or similar agreements or (y) an “event of default” with respect to Indebtedness (as defined in the agreement governing such Indebtedness) that was incurred by such Subsidiary in compliance with Section 8.1 and (ii) such restriction would not materially impair the Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Loans, as determined in good faith by the Board of Directors of the Borrower whose determination shall be conclusive, provided that the Borrower shall reasonably promptly notify the Administrative Agent and Lenders from time to time after any such determination is made.

“Permitted Refinancing” means Indebtedness constituting a refinancing, extension, renewal, or replacement of Permitted Indebtedness that (a) has an aggregate outstanding principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of such Permitted Indebtedness outstanding at the time of such refinancing or extension (plus unpaid accrued interest and premium thereon and reasonable and customary underwriting discounts, fees, commissions, and expenses), (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of such Permitted Indebtedness, (c) is not secured by any property or any Lien other than those securing such Permitted Indebtedness or on terms less favorable to the Lenders than those of such Permitted Indebtedness, and (d) if the Permitted Indebtedness being refinanced, extended, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Permitted Indebtedness being refinanced, extended, renewed, replaced, defeased or refunded; provided, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 8.11 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, any assets useful in the Business (including through a Permitted Investment or a Permitted Acquisition) or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage.

“Permitted Tax Distributions” means, with respect to any taxable year (or portion thereof), dividends or distributions in amounts required for Parent or any direct or indirect parent of Parent, if applicable, to pay federal, state, local or foreign income taxes (as the case may be) imposed directly on Parent or such parent to the extent such income taxes are attributable to the income of the Borrower and its subsidiaries (including, without limitation, by virtue of Parent or such parent being the common parent of a consolidated or combined tax group of which the Borrower and/or its subsidiaries are members).

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Pledged Notes” means any promissory note, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, issued to a Loan Party that is pledged to the Collateral Agent under the Guaranty and Security Agreement and is a “Pledged Debt Instrument” under the Guaranty and Security Agreement.

“Prime Rate” means the rate of interest per annum announced by Royal Bank from time to time as its prime commercial lending rate for United States Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that Royal Bank is charging any corporate customer.

“Pro Forma Basis” means, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive Fiscal Quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any asset disposition (other than dispositions of inventory) or any Permitted Acquisition involving consideration in excess of $1.0 million per transaction, or any discontinued operation (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 8.3, 8.4 or 8.7), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Acquisition” or Section 8.3(e)(iii), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Acquisition” or Section 8.3(e)(iii), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period, and (y) Consolidated Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (iii) in making any determination on a Pro Forma Basis, effect will be given to the Subsidiary Redesignation, if any, then being designated as well as any other Subsidiary Redesignation after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, in respect of any asset disposition (other than dispositions of inventory) or any Permitted Acquisition involving consideration in excess of $1.0 million per transaction, or any discontinued operation (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Sections 8.3, 8.4 or 8.7), without duplication of the amounts added back to Consolidated EBITDA pursuant to clause (a)(iv) of the definition thereof, for any fiscal period ending on or prior to (x) the first anniversary of the consummation of such asset acquisition, asset disposition or other similar transaction, may include adjustments (estimated on a good faith basis by the Borrower) to reflect operating expense reductions, reductions in force and other synergies reasonably expected to result from such asset acquisition, asset disposition or other similar transaction, for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12 month period following the consummation thereof, to the extent that such adjustments would be permitted by Article 11 of Regulation S-X promulgated by the Securities and Exchange Commission and, without duplication of adjustments included pursuant to clause (x), (y) the date that is nine months following the consummation of such asset acquisition, asset disposition or other similar transaction, may include adjustments (estimated on a good faith basis by the Borrower) to reflect operating expense reductions, reductions in force and other synergies reasonably expected to result from such asset acquisition, asset disposition or other similar transaction, for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 9-month period following the consummation thereof; provided that the aggregate amount of the adjustments referred to in clauses (x) and (y) above shall not exceed 5% of Consolidated EBITDA for such period (as calculated on a Pro Forma Basis prior to giving effect to the addition of any amounts specified in clause (x) or (y) above). On the date any such asset acquisition, asset disposition or other similar transaction is consummated, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith.

“Projections” means those financial projections, dated November 2010, covering the Fiscal Years ending in 2010 through 2013 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Proposed Acquisition” means (a) any proposed acquisition that is consensual and approved by the board of directors or other similar governing body or Person(s) with regard to such Proposed Acquisition Target, of all or substantially all of the assets or Stock of any Proposed Acquisition Target by the Borrower or any Subsidiary of the Borrower (or by Parent to the extent such assets and Stock are transferred to the Borrower or any Subsidiary of the Borrower contemporaneously with such acquisition) or (b) any proposed merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving entity).

“Proposed Acquisition Target” means any Person or any brand, line of business, division, branch, operating division or other unit operation of any Person.

“Pro Rata Outstandings” of any Lender at any time, means (a) in the case of the Term Loan Facility, the outstanding principal amount of the Term Loans owing to such Lender and (b) in the case of the Revolving Credit Facility, the sum of (i) the outstanding principal amount of Revolving Loans owing to such Lender and (ii) the amount of the participation of such Lender in the L/C Obligations outstanding with respect to all Letters of Credit.

“Pro Rata Share” means, with respect to any Lender and any Facility or Facilities at any time, the percentage obtained by dividing (a) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of such Lender then in effect under such Facilities by (b) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect under such Facilities; provided, that, if there are no Commitments and no Pro Rata Outstandings in any of such Facilities, such Lender’s Pro Rata Share in such Facilities shall be determined based on the Pro Rata Share in such Facilities most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Purchase Money Indebtedness” means Indebtedness for the purchase price or cost of construction, repair or improvement of any property.

“Purchase Money Lien” means a Lien (x) existing on property at the time of its acquisition, repair or construction by any Person, (y) created on property contemporaneously with its acquisition or within 120 days of the acquisition or completion of construction, repair or improvement thereof to secure the purchase price or cost of construction, repair or improvement thereof, or (z) existing on property of another Person at the time such other Person is consolidated with or merged into such Person and not created in contemplation thereof; provided, that such Lien shall attach solely to the property acquired, constructed, repaired or improved, and the principal amount of the Purchase Money Indebtedness secured by such Lien shall not exceed the purchase price of such property.

“Qualified Capital Stock” means any Stock of any Person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash, (b) mature, require the repurchase thereof, become mandatorily redeemable (other than pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise or become redeemable at the option of the holder thereof, in each case prior to the date that is 180 days after the Term Loan Maturity Date, (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Stock that is not Qualified Capital Stock, or (d) contain any maintenance covenants, other covenants adverse to the Lenders or remedies (other than voting rights and, subject to clause (a) above, increases in dividends).

“Qualified IPO” means an underwritten public offering of the equity interests of any direct or indirect parent of Parent or Parent that generates cash proceeds to such direct or indirect parent of Parent or Parent, as the case may be, of at least $60,000,000.

“Reference Period” has the meaning provided in the definition of Pro Forma Basis in this Section 1.1.

“Register” has the meaning specified in Section 2.14(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Sale or Property Loss Event, the earliest of (a) the 360th day after the completion of the portion of such Sale or Property Loss Event corresponding to such Net Cash Proceeds, which date may be extended by not more than 180 days if a Contractual Obligation is entered into prior to such 360th day with any Person that is not an Affiliate of the Borrower relating to the reinvestment of such amount, (b) the date that is 5 Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 9.1(e)(ii) or any other Event of Default and notice from the Administrative Agent or the Required Lenders, and (d) the date that is 5 Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, partner, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is an Agent, each other Person or individual designated, nominated or otherwise mandated by or helping such Agent pursuant to and in accordance with Section 10.5 or any comparable provision of any Loan Document.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the Environment, or from, into or through any structure or facility (except for any such structure or facility that is intended to contain or convey such Hazardous Material).

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor Environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of the aggregate Revolving Credit Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Revolving Credit Facility) and Term Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Term Loan Facility) then in effect.

“Required Revolving Credit Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Revolving Credit Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Revolving Credit Facility) then in effect.

“Required Term Loan Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Term Loan Commitments (or, if such Commitments are terminated, the Pro Rata Outstandings in the Term Loan Facility) then in effect.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(d), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) any dividend, return of capital, distribution or any other payment, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations) and whether in cash, Securities or other property, in each case on account of any Stock or Stock Equivalent of Parent, the Borrower or any of its Subsidiaries, in each case now or hereafter outstanding, including with respect to a claim for rescission of a Sale of such Stock or Stock Equivalent and (b) any redemption, retirement, sinking fund or similar payment, termination, defeasance, cancellation, purchase or other acquisition for value, whether direct or indirect (including through the use of Hedging Agreements, the making, repayment, cancellation or forgiveness of Indebtedness and similar Contractual Obligations), of any Stock or Stock Equivalent of any Group Member or of any direct or indirect parent entity of the Borrower, now or hereafter outstanding.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Credit Commitment”, as amended to reflect Assignments and as such amount may be reduced or increased pursuant to this Agreement. The aggregate amount of the Revolving Credit Commitments on the date hereof equals $5,000,000.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment, holds a Revolving Loan or participates in any Letter of Credit.

“Revolving Credit Outstandings” means, at any time, the sum of, in each case to the extent outstanding at such time, (a) the aggregate principal amount of the Revolving Loans and (b) the L/C Obligations for all Letters of Credit.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Revolving Credit Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 or 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“Scheduled Maturity Date” means the later of the Scheduled Revolving Credit Termination Date and the Term Loan Maturity Date.

“Scheduled Revolving Credit Termination Date” means the third anniversary of the Closing Date.

“Secured Cash Management Agreements” means, collectively, any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, that is entered into by and between the Borrower and any Cash Management Bank.

“Secured Hedging Counterparty” means Royal Bank or any other Person (other than any Group Member) that entered into a Hedging Agreement with the Borrower or has provided a Secured Hedging Support Document at the request of the Borrower at a time when such Person was an Agent, a Lender or an Affiliate of a Lender.

“Secured Hedging Documents” means, collectively, (a) any Hedging Agreement that (i) is entered into by the Borrower and any Secured Hedging Counterparty therefor, (ii) in the case of a Hedging Agreement not entered into with or provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, is expressly identified as being a “Secured Hedging Document” hereunder in a joint notice from Borrower and such Person delivered to the Administrative Agent reasonably promptly after the execution of such Hedging Agreement, and (iii) meets the requirements of Section 8.1(f), and (b) any Secured Hedging Support Provision.

“Secured Hedging Reimbursement Obligation” means any obligation of the Borrower to make payments to any Secured Hedging Counterparty with respect to any Secured Hedging Support Provision.

“Secured Hedging Support Documents” means any document (a) entered into to provide credit enhancements for the benefit of the counterparty to an Interest Rate Contract, which credit enhancements are provided (i) solely to support the payment obligations of the Borrower under such Interest Rate Contract, and (ii) by Royal Bank or any other Person at a time when such Person is the Administrative Agent, a Lender or an Affiliate of a Lender, and (b) is expressly identified as being a “Secured Hedging Support Document” hereunder in a joint notice from such Loan Party and the Person providing such credit enhancements delivered to the Administrative Agent reasonably promptly after the execution or issuance of such document, unless such Person is the Administrative Agent or an Affiliate of the Administrative Agent at the time such credit enhancements are provided.

“Secured Hedging Support Provision” means any provision in any Secured Hedging Support Document, Sections 2.6(c), 2.9(a) and 2.9(c) and any other provision of this Agreement or any Loan Document to the extent applicable to any Secured Hedging Reimbursement Obligation, any Secured Hedging Support Document or affecting the rights or duties of, or any payment to, any Secured Hedging Counterparty with respect to any Secured Hedging Support Document.

“Secured Parties” means the Lenders, the L/C Issuer, each Agent, the Arrangers, any Secured Hedging Counterparty, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Securitization” means, with respect to any Lender, a public or private offering by such Lender or any of its Affiliates or their respective successors and assigns, of Securities that represent an interest in, or that are collateralized, in whole or in part, by, the Loans and the Loan Documents.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease, exchange or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Senior Debt” of any Person means Consolidated Total Debt minus Consolidated Total Debt that is Subordinated Debt, in each case of such Person and its Subsidiaries on a Consolidated basis.

“Senior Leverage Ratio” means, on any date, the ratio of (a) Senior Debt as of such date, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a Consolidated basis in accordance with GAAP; provided, that Consolidated EBITDA shall be determined on a Pro Forma Basis.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities (including contingent and unliquidated liabilities) of such Person as such liabilities become absolute and matured, (c) such person is generally paying its debts and liabilities as they become due, including in the usual course of business or affairs of such Person, (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date (including such businesses reflected in the Projections and the most recent business plans and forecasts required to be delivered pursuant to Section 6.1(g)) and (e) in the event of an amendment, modification or other change in the Bankruptcy Code or any other applicable law relating to fraudulent transfers and conveyances after the Closing Date, such Person is not “insolvent” within the meaning given that term and similar terms under the Bankruptcy Code or any other applicable laws relating to fraudulent transfers and conveyances, as so amended, modified or changed. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent or unliquidated liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Equity Contribution” has the meaning specified in Section 5.4.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified “Subsidiary” refers to a Subsidiary of the Borrower.

“Subsidiary Redesignation” has the meaning provided in the definition of Unrestricted Subsidiary in this Section 1.1.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Syndication Agent” has the meaning specified in the preamble to this Agreement.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower or any of its Subsidiaries files or is eligible to file consolidated, combined or unitary tax returns (or on whose consolidated, combined or unitary tax return the income of the Borrower or any of its Subsidiaries is included).

“Tax Returns” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.17(a).

“Term Loan” has the meaning specified in Section 2.1(b).

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans to the Borrower, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Term Loan Commitment”, as amended to reflect Assignments and as such amount may be reduced or increased pursuant to this Agreement. The aggregate amount of the Term Loan Commitments on the date hereof equals $95,000,000.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means the third anniversary of the Closing Date.

“Title IV Plan” means a pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Unfunded Current Liability” of any Title IV Plan means the amount, if any, as of the most recent valuation date for the Title IV Plan, by which the present value of the Title IV Plan’s benefit liabilities, determined in accordance with actuarial assumptions at such time consistent with those prescribed by Section 412 and 430 of the Code and Section 302 and 303 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA.

“United States” means the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is acquired or created after the Closing Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default exists or would result therefrom, (b) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder after giving effect to such designation, (c) at the time of such designation neither the Borrower nor any Subsidiary provides any guarantee or credit support of any kind, including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness, of any Indebtedness of such Unrestricted Subsidiary or is directly or indirectly liable on such Indebtedness, as a guarantor or otherwise and no Indebtedness of such Unrestricted Subsidiary contains a default that would permit, upon notice, lapse of time or both, any holder of any Indebtedness of Borrower or any Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (d) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 8.3(g), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 8.3(g); and provided, further that at the time of the acquisition or creation of, and the initial Investment by the Borrower or any of its Subsidiaries in, such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default then exists or would occur as a consequence of any such Subsidiary Redesignation (including, but not limited to, under Sections 8.1 and 8.2), (ii) calculations are made by the Borrower of compliance with the Financial Performance Covenants for the relevant Reference Period, on a Pro Forma Basis as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period) had occurred on the first day of such Reference Period, and such calculations shall show that such Financial Performance Covenants would have been complied with if the Subsidiary Redesignation had occurred on the first day of such Reference Period, (iii) based on good faith projections prepared by the Borrower for the period from the date of the respective Subsidiary Redesignation to the date that is one year thereafter, the level of financial performance measured by the Financial Performance Covenants shall be better than or equal to such level as would be required to provide that no Default would exist under the Financial Performance Covenants through the date that is one year from the date of the respective Subsidiary Redesignation, (iv) at the time of and immediately after giving effect to such Redesignation, all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of such date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (or true and correct in all respects, as applicable) as of such earlier date), (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clauses (ii) and (iii). Except for purposes of Article IV and Sections 6.2, 6.8, 7.2 and 11.4 and the definition of the term “Unrestricted Subsidiary” above, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Unused Commitment Fee” has the meaning specified in Section 2.11(a).

“U.S. Secured Party” means each Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date; provided, that for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current, (b) the effects of purchase accounting, or (c) the effect of fluctuations in the amount of accrued or contingent obligations under Hedging Agreements.

Section 1.2 UCC Terms. The following terms have the meanings given to them in the applicable UCC: “deposit account”, “entitlement holder”, “entitlement order”, “equipment”, “goods”, “instruments”, “inventory” and “securities account”.

Section 1.3 Accounting Terms and Principles. (a) GAAP. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement, no change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by Parent or the Borrower shall be given effect if such change or application would affect a calculation that measures compliance with, or otherwise affect compliance with, any provision of Article V or VIII unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

(b) Pro Forma. All components of financial calculations made to determine compliance with Article V shall be adjusted on a Pro Forma Basis.

Section 1.4 Payments. The Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party or any L/C Issuer. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5 Interpretation. (a) Certain Terms. Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the term “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings.

(b) Certain References. Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

ARTICLE II

THE FACILITIES

Section 2.1 The Commitments. (a) Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally, but not jointly, agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until but excluding the Business Day preceding the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Lender’s Pro Rata Share of the amount by which the then effective Revolving Credit Commitments exceeds the aggregate Revolving Credit Outstandings at such time. Within the limits set forth in the first sentence of this clause (a), amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b) Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally, but not jointly, agrees to make loans in Dollars (each a “Term Loan”) to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment. Amounts of Term Loans repaid or prepaid may not be reborrowed.

Section 2.2 Borrowing Procedures. (a) Notice From the Borrower. Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than (i) 12:00 p.m. on the Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans and (ii) 12:00 p.m. on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans. Each such notice may be made in a writing substantially in the form of Exhibit 2.2(a) (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing. Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b) Notice to Each Lender. The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate. Each Lender shall, make available to the Administrative Agent at its address referred to in Section 11.11 in immediately available funds not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing, such Lender’s Pro Rata Share of such proposed Borrowing. Upon satisfaction (or waiver) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Closing Date and any time thereafter, of the applicable conditions set forth in Section 3.2, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Non-Funding Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the date such Lender is required to make any payment hereunder with respect to any Loan or any participation in any Letter of Credit that such Lender will not make such payment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on the date such payment is required to be made in accordance with this Article II and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. The Borrower agrees to repay to the Administrative Agent on demand such amount (until repaid by such Lender) with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligation that would have been created when the Administrative Agent made available such amount to the Borrower had such Lender made a corresponding payment available; provided, that such payment shall not relieve such Lender of any obligation it may have to the Borrower or any L/C Issuer. In addition, any Lender that shall not have made available to the Administrative Agent any portion of any payment described above (any such Lender, a “Non-Funding Lender”) agrees to pay such amount to the Administrative Agent on demand together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter (i) in the case of a payment in respect of a Loan, at the interest rate applicable at the time to such Loan and (ii) otherwise, at the interest rate applicable to Base Rate Loans under the Revolving Credit Facility. Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation. The existence of any Non-Funding Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Non-Funding Lender to make any payment required under any Loan Document.

Section 2.3 [Reserved].

Section 2.4 Letters of Credit. (a) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrower (or, as long as the Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Group Member), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Credit Termination Date and five Business Days prior to the Scheduled Revolving Credit Termination Date, provided that no L/C Issuer shall be obligated to Issue any Letter of Credit and no Lender shall be obligated to participate in any Letter of Credit if after giving effect to such Issuance, (x) the aggregate Revolving Credit Outstandings would exceed the aggregate Revolving Credit Commitments, (y) the L/C Obligations for all Letters of Credit would exceed the L/C Sublimit, or (z) the Revolving Credit Outstandings of any Lender would exceed such Lender’s Revolving Credit Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) An L/C Issuer shall be under no obligation to Issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from Issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(ii) the expiration date of such Letter of Credit is more than one year after the date of Issuance thereof;

(iii) the expiration date of such Letter of Credit is later than five Business prior to the Scheduled Revolving Credit Termination Date;

(iv) the Issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(v) the Letter of Credit is to be denominated in a currency other than Dollars; or

(vi)(A) any fee due in connection with, and on or prior to, such Issuance has not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (C) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower (and, if such Letter of Credit is Issued for the account of any other Group Member, the Borrower as well as such Group Member), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

(c) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to Issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Administrative Agent or the Required Revolving Credit Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived. If any Revolving Credit Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, the L/C Issuer may (except, in the case of a Defaulting Lender, to the extent the obligations of such Defaulting Lender in respect of such Letter of Credit have been fully reallocated pursuant to Section 2.19(a)), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the L/C Issuer in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect thereof.

(d) Procedures for Issuance; Auto-Renewal Letters of Credit.

(i) The Borrower shall give the relevant L/C Issuer and the Administrative Agent a notice of any requested issuance or amendment of any Letter of Credit (an “L/C Request”), which shall be effective only if received by such L/C Issuer and the Administrative Agent not later than 12:00 noon on the third Business Day prior to the date of such requested issuance; or, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such L/C Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed Issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; and (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment.

(ii) Promptly after receipt of any such notice, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such notice from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested Issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, Issue a Letter of Credit for the account of the Borrower or such Subsidiary, as the case may be, or enter into the applicable amendment, as the case may be. Immediately upon the Issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees, to acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable L/C Request, the relevant L/C Issuer shall agree to Issue a Letter of Credit that has automatic renewal provisions; provided, that, any such Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of Issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is Issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an auto-renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than five Business days prior to the Scheduled Revolving Credit Termination Date; provided, that, the relevant L/C Issuer shall not permit any such renewal if the relevant L/C Issuer has determined that it would have no obligation at such time to Issue such Letter of Credit in its renewed form under the terms hereof.

(e) Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Administrative Agent (which, after receipt, the Administrative Agent shall provide to each Revolving Credit Lender), in form and substance satisfactory to the Administrative Agent, each of the following on the following dates: (i) (A) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (B) promptly following any drawing under any such Letter of Credit or (C) promptly following any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment and (ii) upon the request of the Administrative Agent (or any Revolving Credit Lender through the Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent.

(f) Reimbursement Obligations of the Borrower. The Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (i) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrower as provided in this clause (e) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Administrative Agent of such failure (and, upon receipt of such notice, the Administrative Agent shall forward a copy to each Revolving Credit Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (i) from and including the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date but excluding the date such payment is made in full, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans, and (ii) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(g) Reimbursement Obligations of the Revolving Credit Lenders. Upon receipt of the notice described in clause (e) above from the Administrative Agent, each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share of such L/C Reimbursement Obligation. By making such payment (other than during the continuation of an Event of Default under Section 9.1(e)), such Lender shall be deemed to have made a Revolving Loan to the

Borrower, which, upon receipt thereof by such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the L/C Obligation in respect of the related L/C Reimbursement Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (f) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all payments received by such L/C Issuer with respect to such portion of such L/C Reimbursement Obligation.

(h) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit Issued by it shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any bankruptcy or insolvency proceeding;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty and Security Agreement or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) any loss or delay, including in the transmission of any document; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided, that, the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential, punitive or special damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower to the extent such damages are determined by a final non-appealable judgment of a court of competent jurisdiction to have been caused by such L/C Issuer’s gross negligence, willful misconduct or breach in bad faith of any Loan Document when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(i) Conflict with L/C Request. Notwithstanding anything else to the contrary in any L/C Request, in the event of any conflict between the terms hereof and the terms of any L/C Request, the terms hereof shall control.

(j) Addition of an L/C Issuer. A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

Section 2.5 Reduction and Termination of the Commitments. (a) Optional. The Borrower may, upon at least two (2) Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably any unused portion of the Revolving Credit Commitments; provided, that each partial reduction shall be in an aggregate amount that is an integral multiple of $1,000,000.

(b) Mandatory. All outstanding Commitments shall terminate (i) in the case of the Term Loan Facility, at 5:00 p.m. on the Closing Date and (ii) in the case of the Revolving Credit Facility, on the Scheduled Revolving Credit Termination Date.

Section 2.6 Repayment of Obligations. (a) The Borrower shall repay the entire unpaid principal amount of the Revolving Loans on the Scheduled Revolving Credit Termination Date.

(b) The Borrower shall repay the Term Loans on the Term Loan Maturity Date and at the dates and in the amounts set forth below:

Date	Amount
December 31, 2010	$1,187,500
March 31, 2011	$1,187,500
June 30, 2011	$1,187,500
September 30, 2011	$1,187,500
December 31, 2011	$2,375,000
March 31, 2012	$2,375,000
June 30, 2012	$2,375,000
September 30, 2012	$2,375,000
Term Loan Maturity Date	The outstanding principal balance

(c) The Borrower promises to pay to the Secured Hedging Counterparty under any Secured Hedging Support Document an amount equal to the amount of any payment made by such Secured Hedging Counterparty under such Secured Hedging Support Document within one Business Day after the date such payment by such Secured Hedging Counterparty is made.

Section 2.7 Optional Prepayments. The Borrower may prepay to the Administrative Agent, with one Business Day notice, the outstanding principal amount of any Loan in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment); provided, that each partial prepayment that is not of the entire outstanding amount under any Facility shall be in an aggregate amount that is an integral multiple of $1,000,000. Any payments made to the Administrative Agent pursuant to this Section 2.7 shall be applied to the Obligations in accordance with Section 2.12.

Section 2.8 Mandatory Prepayments. (a) Excess Cash Flow. The Borrower shall pay or cause to be paid to the Administrative Agent, within five (5) Business Days after the date Financial Statements are delivered pursuant to Section 6.1(b) (or, if earlier, the date required to be delivered) for any Excess Cash Flow Period, an amount equal to the sum (to the extent positive) of (i) 50% of the Excess Cash Flow for such Excess Cash Flow Period, minus (ii) the amount of any voluntary prepayment permitted hereunder of the Term Loans during such Excess Cash Flow Period to the extent not financed (or intended to be financed) using the proceeds of the incurrence of Indebtedness; provided, that, (x) if the Consolidated Leverage Ratio of Borrower on the last day of any Excess Cash Flow Period is greater than 1.50 to 1.00 but less than or equal to 2.25 to 1.00, then such percentage for such Excess Cash Flow Period shall be 25%, and (y) if the Consolidated Leverage Ratio of Borrower on the last day of any Excess Cash Flow Period is less than or equal to 1.50 to 1.00, then such percentage for such Excess Cash Flow Period shall be 0%.

(b) Debt Issuances. Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from the incurrence by any Loan Party or any of its Subsidiaries of Indebtedness (other than any such Indebtedness permitted under Section 8.1), the Borrower shall promptly pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.

(c) Asset Sales and Property Loss Events. Upon receipt on or after the Closing Date by any Group Member of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property, including Stock held by it, or any issuance of shares of its own Stock, in each case pursuant to clause (a)(ii), (b)(ii) or (e) of Section 8.4 or that is not permitted by Section 8.4 or (ii) any Property Loss Event with respect to any property of any Group Member, the Borrower shall promptly pay or cause to be paid to the Administrative Agent an amount equal to the lesser of (x) the amount of Obligations outstanding on such date of determination and (y) 100% of such Net Cash Proceeds; provided, that upon any such receipt, as long as no Event of Default shall be continuing, any Group Member may make Permitted Reinvestments with such Net Cash Proceeds and the Borrower shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to the lesser of (x) the amount of Obligations outstanding on such date of determination and (y) the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds.

(d) Excess Outstandings. On any date on which the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Revolving Credit Commitments, the Borrower shall pay to the Administrative Agent an amount equal to such excess.

(e) Equity Issuances. On the date of receipt by Parent (or any direct or indirect parent of Parent) of any proceeds from the issuance of any Stock (other than proceeds from any issuance of any Stock to the Permitted Investors (other than Specified Equity Contributions) or pursuant to any stock option or similar equity incentive plans), the Borrower shall pay to the Administrative Agent an amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, the Borrower shall pay to the Administrative Agent an amount equal thereto.

(f) Application of Payments. Any payments made to the Administrative Agent pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b).

Section 2.9 Interest. (a) Rate. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations (other than Secured Hedging Reimbursement Obligations and other Obligations owing under any Secured Hedging Document), at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Revolving Loans that are Base Rate Loans, each as in effect from time to time.

(b) Payments. Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise), (B) if such Loan is a Term Loan, upon the payment or prepayment of the principal amount on which such interest has accrued and (C)(1) if such Loan is a Base Rate Loan, on the last day of each calendar quarter commencing on the first such day following the making of such Loan, (2) if such Loan is a Eurodollar Rate Loan, on the last day of each Interest Period applicable to such Loan, upon any prepayment of such Loan or termination of the applicable Interest Period and, if applicable, on each date during such Interest Period occurring every 3 months from the first day of such Interest Period, and (ii) if accrued on any other Obligation, on demand from any after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Section 9.1(a) or (e) or (B) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the unpaid balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then outstanding shall bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d) Savings Clause. Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

Section 2.10 Conversion and Continuation Options. (a) Option. The Borrower may elect (i) in the case of any Eurodollar Rate Loan, (A) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon 3 Business Days’ prior notice; provided, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $1,000,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) a Default or an Event of Default shall be continuing or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b) Procedure. Each such election shall be made by giving the Administrative Agent at least 3 Business Days’ prior notice in substantially the form of Exhibit 2.10(b) (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in the applicable Facility in accordance with their Pro Rata Share.

Section 2.11 Fees. (a) Unused Commitment Fee. The Borrower agrees to pay to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Lender exceeds its Pro Rata Share of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the L/C Obligations for all Letters of Credit (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at a rate per annum equal to the Applicable Margin, payable in arrears (x) on the last day of each calendar quarter and (y) on the Revolving Credit Termination Date.

(b) Letter of Credit Fees. The Borrower agrees to pay, with respect to all Letters of Credit issued by any L/C Issuer, (i) to such L/C Issuer, for its own account, (A) on the last day of each calendar quarter and on the Revolving Credit Termination Date, a fronting fee in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily average stated amount of such Letter of Credit, provided that the fronting fees paid per annum for any such Letter of Credit shall not be less than $500, plus (B) in connection with the issuance, amendment or transfer of any such Letter of Credit or any payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit, the Borrower shall pay directly to each L/C Issuer the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer, such customary fees and standard costs and charges being due and payable within five (5) Business Days of demand and are nonrefundable, and (ii) to the Administrative Agent, for the benefit of the Revolving Credit Lenders according to their Pro Rata Shares, a fee accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the maximum undrawn face amount of such Letters of Credit, payable in arrears (A) on the last day of each calendar quarter, ending after the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, that the fee payable under this clause (ii) shall be increased by 2% per annum and shall be payable, in addition to being payable on any date it is otherwise required to be paid hereunder, on demand effective immediately upon (x) the occurrence of any Event of Default under Section 9.1(a) or (e) or (y) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing.

(c) Additional Fees. The Borrower has agreed to pay to the Administrative Agent, the Syndication Agent and the Arrangers additional fees as agreed from time to time in writing.

(d) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 2.11(a) and 2.11(b) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the obligations of such Defaulting Lender in respect of outstanding Letters of Credit is reallocated to the Non-Defaulting Lenders pursuant to Section 2.19(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (y) to the extent any portion of such obligations of such Defaulting Lender cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the L/C Issuer as its interests appear (and the pro rata payment provisions of Section 2.12(d) will automatically be deemed adjusted to reflect the provisions of this Section 2.11).

Section 2.12 Application of Payments. (a) Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.12 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower (including optional prepayments pursuant to Section 2.7) shall be applied to repay the Obligations as the Borrower designates.

(b) Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied: (i) to the remaining scheduled amortization payments of the Term Loans as the Borrower may direct; and (ii) after payment in full of the Term Loans, to the Revolving Loans, without any reduction of the Revolving Commitments.

(c) Application of Payments During an Event of Default. Each of Parent and the Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Commitment or the acceleration of any Obligation pursuant to Section 9.2, shall, apply all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent and the Collateral Agent in such capacities, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders and the L/C Issuer, (iii) third, to pay interest then due and payable in respect of the Loans and L/C Reimbursement Obligations and interest then due and payable in respect of any amount owing under any Secured Hedging Document or Secured Cash Management Agreement, (iv) fourth, to repay the outstanding principal amounts of the Loans and L/C Reimbursement Obligations, to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 9.4 and to pay amounts, other than interest, owing with respect to Secured Hedging Documents and Secured Cash Management Agreements, and (v) fifth, to the ratable payment of all other Obligations.

(d) Application of Payments Generally. All payments that would otherwise be allocated to the Revolving Credit Lenders pursuant to this Section 2.12 shall instead be allocated first, to repay interest on any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender and on any L/C Reimbursement Obligation for which the Administrative Agent or, as the case may be, the L/C Issuer has not then been reimbursed by such Lender or the Borrower, second to pay the outstanding principal amount of the foregoing obligations and third, to repay the Revolving Loans. All repayments of any Revolving Loans or Term Loans shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. Except to the extent otherwise provided in Sections 2.12(a) and (b), all repayments of Term Loans shall be applied to reduce ratably the remaining installments of such outstanding principal amounts of the Term Loans. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. Each payment on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders. Each payment by Borrower on account of principal of the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Credit Lenders. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13 Payments and Computations. (a) Procedure. The Borrower shall make each payment under any Loan Document not later than 2:00 p.m. on the day when due to the Administrative Agent by wire transfer to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff:

ABA No. 021-000021

Account Number: 920-1033363

For further credit to A/C 293-7464, Transit 01269

RBCCM Agency Services, New York

Account Name: Royal Bank of Canada, New York

Reference: Francesca’s Collections, Inc

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12. The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim. Each Revolving Credit Lender shall make each payment for the account of any L/C Issuer required pursuant to Section 2.4 (A) if the notice or demand therefor was received by such Lender prior to 2:00 p.m. on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Administrative Agent after 2:00 p.m. shall be deemed to be received on the next Business Day.

(b) Computations of Interests and Fees. All computations of interest for Base Rate Loans shall be made by on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of “Eurodollar Rate” and “Base Rate”, respectively) or, if applicable in the case of the Eurodollar Rate used to determine interest on Secured Hedging Reimbursement Obligations, the applicable Secured Hedging Counterparty shall be conclusive and binding for all purposes, absent manifest error.

(c) Payment Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, that such interest and fees shall continue accruing as a result of such extension of time.

(d) Advancing Payments. Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the applicable Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.14 Evidence of Debt. (a) Records of Lenders. Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement (the “Participant Register”). In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the principal amounts (and related interest amounts), rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder. Each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 11.11 a copy of each Assignment delivered to it and a register for the recordation of the names and addressed of the Lenders and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Reimbursement Obligations (specifying the Unreimbursed Amounts), owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice (but no Lender shall be entitled to view any information in the Register except such information contained therein with respect to the of Obligations owing to such Lender).

(c) Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in L/C Obligations) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuer and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.14 and Section 11.2 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d) Standard of Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be conclusive (absent manifest error) of the existence and amounts of the obligations recorded therein; provided, that no error or omission in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms and no Lender or Administrative Agent shall be liable for any such errors or omissions. In addition, the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuer shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement notwithstanding notice to the contrary. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Administrative Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Administrative Agent.

(e) Notes. Upon any Lender’s request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in a Facility and substantially in the form of Exhibit 2.14(e); provided, that only one Note for each Facility shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances. Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15 Suspension of Eurodollar Rate Option. Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a) Interest Rate Unascertainable or Inadequate. In the event that (A) the Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.

(b) Illegality. If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make Eurodollar Rate Loans.

(c) Effect of Suspension. If the obligation of any Lender to make or to continue Eurodollar Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Rate Loan, (C) the Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any Eurodollar Rate Loan or to convert any Base Rate Loan into a Eurodollar Rate Loan and (D) each Eurodollar Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.16 Breakage Costs; Increased Costs; Capital Requirements. (a) Breakage Costs. The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Defaulting Lender, a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any Eurodollar Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b) Increased Costs. If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) increasing the cost to such L/C Issuer of Issuing or maintaining any Letter of Credit or of agreeing to do so or (iii) imposing any other cost to such Lender or L/C Issuer with respect to compliance with its obligations under any Loan Document, (other than, in each case, with respect to all taxes (including Indemnified Taxes and Other Taxes) which shall be governed by Section 2.17), then, upon demand by such Lender or L/C Issuer (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or L/C Issuer amounts sufficient to compensate such Lender or L/C Issuer for such increased cost.

(c) Increased Capital Requirements. If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or L/C

Issuer or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender or L/C Issuer (or any corporation controlling such Lender or L/C Issuer) as a consequence of its obligations under or with respect to any Loan Document or Letter of Credit to a level below that which, taking into account the capital adequacy policies of such Lender, L/C Issuer or corporation, such Lender, L/C Issuer or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender or L/C Issuer (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or L/C Issuer amounts sufficient to compensate such Lender or L/C Issuer for such reduction.

(d) Compensation Certificate. Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender or L/C Issuer claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

Section 2.17 Taxes. (a) Payments Free and Clear of Taxes. Each payment to any Secured Party by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, assessments, withholdings or other charges imposed by any Governmental Authority and all interest. additions to tax or penalties with respect thereto (and without deduction for any of them) (collectively, the “Taxes”) other than for (i) Taxes measured by net income (including branch profits taxes and other similar taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party by the United States or as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document or any Secured Hedging Support Document), (ii) Taxes that are directly attributable to the failure by any Secured Party to deliver the documentation required to be delivered pursuant to clause (f) below, or (iii) in the case of a Secured Party making a Loan to the Borrower, any withholding tax (including any backup withholding tax) that is imposed by the United States federal government (or a jurisdiction as a result of such Secured Party being organized or having its principal office or its applicable lending office in such jurisdiction or as a result of such Secured Party engaging in a trade or business in such jurisdiction for tax purposes, other than a trade or business deemed to arise by virtue of entering into this Agreement, any other Loan Document or any of the transactions contemplated under such documents) and is imposed pursuant to any Requirement of Law in effect at the time such Secured Party acquires the applicable interest in such Loan (or designates a new lending office), except to the extent that such Secured Party (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Secured Party with respect to such withholding tax pursuant to this Section 2.17(a) or Section 2.17(d) (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”).

(b) Gross-Up. If any Indemnified Taxes or Other Taxes shall be required by law to be deducted by any Secured Party or other applicable withholding agent from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased by the applicable Loan Party as necessary to ensure that, after all required deductions for Indemnified Taxes or Other Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) if a Loan Party is the applicable withholding agent, as soon as practicable after such payment is made, such Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment.

(c) Other Taxes. In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay on behalf of the Borrower, any present or future stamp, documentary, excise or property or similar Taxes imposed by any applicable Requirement of Law or Governmental Authority (including by reason of any delay in payment thereof), in each case arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration of, or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). As soon as practicable after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof.

(d) Indemnification. The Borrower shall indemnify and hold harmless, within 30 days after receipt of demand therefor (with a copy to the Administrative Agent), each Secured Party for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this Section 2.17(d), setting forth the amounts to be paid thereunder, together with reasonable supporting documentation of the imposition of such Indemnified Tax or Other Tax, shall be delivered to the Borrower with copy to the Administrative Agent, and shall be conclusive absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes have been incorrectly imposed, the Borrower may request that the relevant Secured Party contest such imposition by the relevant Governmental Authority at the Borrower’s expense (so long as such efforts would not, in the sole determination of such Secured Party, result in any unreimbursed costs or expenses or be otherwise materially disadvantageous to it) and, if such Secured Party successfully contests such imposition and receives a refund therefor, such Secured Party shall use such refund to reimburse the Borrower for the amount of such Indemnified Taxes or Other Taxes paid by the Borrower to the extent provided by Section 2.17(g); provided, that the Borrower shall not be relieved from its reimbursement and indemnification obligations under this Section 2.17(d) during any such contest. Any amounts payable under this Section 2.17(d) shall be paid within 10 business days after written demand is made by a Secured Party.

(e) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its applicable lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the reasonable determination of such Lender, result in any unreimbursed costs or expenses or be otherwise materially disadvantageous to such Lender.

(f) Tax Forms. Each Secured Party shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Secured Party to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Secured Party under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Secured Party are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i) Each Secured Party that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Secured Party is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of Borrower or the Administrative Agent) whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Secured Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit 2.17(f) (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Secured Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Secured Party’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Secured Party is not the beneficial owner (for example, where the Secured Party is a partnership, or is a Secured Party that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Secured Party, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Secured Party is a partnership (and not a participating Secured Party) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Secured Party on behalf of such beneficial owner(s)), or

(V) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Secured Party shall, from time to time after the initial delivery by such Secured Party of the forms described above, whenever a lapse in time, change in such Secured Party’s circumstances or change in applicable law renders such forms, certificates or other evidence so delivered expired, invalid, obsolete or inaccurate, promptly (1) deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Secured Party, together with any other certificate or statement of exemption required in order to confirm or establish such Secured Party’s status or that such Secured Party is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

Notwithstanding any other provision of this clause (f), a Secured Party shall not be required to deliver any form that such Secured Party is not legally eligible to deliver.

(g) [Reserved].

(h) For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

(i) Solely for purposes of this Section 2.17, the term “Loan Documents” shall not include the Secured Hedging Support Documents, the tax gross-up and tax indemnity obligations for which (if any) shall be addressed in such documents.

Section 2.18 Substitution of Lenders. (a) Substitution Right. In the event that any Lender in any Facility that is not an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.16, (ii) notifies the Borrower pursuant to Section 2.15(b) (Illegality) that it becomes illegal for such Lender to continue to fund or make any Eurodollar Rate Loan in such Facility, (iii) makes a claim for payment pursuant to Section 2.17(b) or (d), (iv) becomes a Defaulting Lender with respect to such Facility, or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders has been obtained but that requires the consent of other Lenders in such Facility, the Borrower may substitute for such Affected Lender in such Facility any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, in the case of a Revolving Credit Lender and the L/C Issuer (in each case, a “Substitute Lender”); provided that in the case of any such substitution resulting from a claim for compensation under Section 2.16 (b) or (c) or payments required to be made pursuant to Section 2.17 (b) or (d), such substitution is reasonably expected to result in a reduction in such compensation or payments. Notwithstanding the foregoing, with respect to a Lender that is a Defaulting Lender, the Borrower may obtain a Substitute Lender and execute an Assignment on behalf of such Defaulting Lender at any time and without prior notice to such Defaulting Lender and cause its Loans and Commitments to be sold and assigned at par.

(b) Procedure. To substitute such Affected Lender, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such substitution, all Obligations owing to such Affected Lender with respect to such Facility (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender in such Facility), (ii) in the case of a payment in full of the Obligations owing to such Affected Lender in the Revolving Credit

Facility, payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(d) and 2.11 (as if such date was the Revolving Credit Termination Date), and (iii) (A) payment of the assignment fee set forth in Section 11.2(c), and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender under such Facility.

(c) Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full in any Facility, such Affected Lender’s Commitments in such Facility shall be terminated and (ii) in the case of any substitution in any Facility, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to such Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in such Facility in the amount of such Affected Lender’s Commitment in such Facility and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to such Facility; provided, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

Section 2.19 Defaulting Lenders.

(a) Reallocation of Defaulting Lender Commitment, Etc. If a Revolving Credit Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any obligations of such Defaulting Lender in respect of outstanding Letters of Credit:

(i) the obligations of such Defaulting Lender in respect of outstanding Letters of Credit will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (a) no Default or Event of Default shall be continuing at the time of such reallocation, (b) the sum of each Non-Defaulting Lender’s total obligations in respect of outstanding Revolving Loans and Letters of Credit may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (c) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s obligations in respect of outstanding Letters of Credit cannot be so reallocated, by reason of the proviso in clause (i) above, the Borrower will, not later than five Business Days after demand by the Administrative Agent (at the direction of the L/C Issuer), Cash Collateralize the obligations of the Borrower to the L/C Issuer in respect of such Letters of Credit in an amount at least equal to the aggregate amount of the unreallocated portion of such Defaulting Lender’s obligations in respect thereof; and

(iii) any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.19(d)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the L/C Issuer under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed Letter of Credit participations funded by, and then due and payable to, the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, the L/C Issuer is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.2 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Reimbursement Obligation and/or (ii) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit.

(c) Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(a)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuer or any Lender may have against such Defaulting Lender.

(d) Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.19(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause each Lender’s obligations in respect of outstanding Revolving Loans and Letters of Credit to be on a pro rata basis in accordance with their respective Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of each Lender to make any Loan on the Closing Date and the obligation of the L/C Issuer to Issue any Letter of Credit on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before the Closing Date:

(a) Certain Documents. The Administrative Agent and the Collateral Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and each Lender:

(i) this Agreement duly executed by each Loan Party and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrower received by each at least 3 Business Days prior to the Closing Date (or such later date as may be agreed by the Borrower), Notes in each applicable Facility conforming to the requirements set forth in Section 2.14(e);

(ii) the Guaranty and Security Agreement and any intellectual property security agreements, duly executed by each Loan Party, together with (A) copies of UCC and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings and other documents with respect to the priority of the security interest of the Collateral Agent in the Collateral, in each case as may be reasonably requested by the Collateral Agent, and (B) all documents representing all Securities being pledged pursuant to such Guaranty and Security Agreement and related undated powers or endorsements duly executed in blank;

(iii) duly executed favorable opinions of counsel to the Loan Parties in New York, Delaware and Texas, each addressed to the Agents, the Arrangers, the L/C Issuer and the Lenders and addressing such matters as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent;

(iv) a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

(v) a certificate of the secretary, assistant secretary, or other similar officer of each Loan Party certifying (A) as to the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) that the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (iv) above, that there have been no changes from such Constituent Document so delivered), and (C) as to the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(vi) a certificate of a Responsible Officer of the Borrower to the effect that each condition set forth in Sections 3.1(c), (d) and (e) (and, with respect to such certificate, delivered on the date of the initial funding of the Term Loan, Sections 3.1(f), (g) and (h)) and Sections 3.2(b) and (d) has been satisfied;

(vii) insurance certificates in form and substance satisfactory to the Administrative Agent and Collateral Agent demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5;

(viii) the Perfection Certificate and all other documents listed in, and required to be delivered on or prior to the Closing Date pursuant to, the Schedule of Documents attached hereto as Exhibit 3.1(a) (notwithstanding anything to the contrary, no landlord waivers nor collateral access agreements shall be required with respect to any property or facility leased by any Loan Party);

(ix) all Indebtedness permitted to be incurred pursuant to Section 8.1(e) shall be evidenced by a promissory note or instrument and shall have been pledged pursuant to the Guaranty and Security Agreement and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(x) evidence satisfactory to the Collateral Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to the Collateral Agent for the tracking of all of UCC financing statements of Borrower and the Guarantors and that will provide notification to the Collateral Agent of, among other things, the upcoming lapse or expiration thereof; and

(xi) evidence that each Loan Party shall have taken or caused to be taken such actions, including with respect to filings or recordings, reasonably requested by the Collateral Agent with respect to collateral matters.

(b) Fee and Expenses. There shall have been paid to the Administrative Agent, for the respective accounts of the Agents, the Arrangers, the L/C Issuer and the Lenders, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(c) Consents. On the Closing Date all requisite material governmental approvals and third party consents and other authorizations necessary in connection with the consummation of the transactions contemplated in the Loan Documents shall have been obtained and shall be in effect.

(d) Financial Statements. The Administrative Agent and Lenders shall have received (in form reasonably satisfactory to the Administrative Agent and each Lender) (i) on or prior to the Closing Date, (A) audited Consolidated balance sheets of the Borrower at January 31, 2010, and the related audited statements of income and cash flows for the Fiscal Year then ended, (B) unaudited Consolidated balance sheets of the Borrower at July 31, 2010 and, if available, at any subsequent date, and the related unaudited statements of income and cash flows for the Fiscal Quarter then ended, (C) the Projections, and (ii) on or prior to the Closing Date, a pro forma Consolidated balance sheet based on the unaudited Consolidated balance sheet of the Borrower, dated as of July 31, 2010, giving effect on a Pro Forma Basis to the Dividend and (D) to the extent unaudited Consolidated balance sheets and statements of income and cash flows of Borrower at October 31, 2010 are not available, monthly flash reports for the month ending October 31, 2010.

(e) Regulatory Information. On or prior to 5 days before the Closing Date, each Loan Party shall have provided the documentation and other information to the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(f) No Material Adverse Effect. Since January 31, 2010, there have been no events, circumstances, or developments that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) No Other Indebtedness. On the Closing Date, no Group Member shall have outstanding any Indebtedness other than (i) the Loans hereunder, (ii) Indebtedness set forth on Schedule 8.1, and (iii) Indebtedness that complies with Section 8.1(e).

(h) Solvency Certificate. The Lenders shall have received a solvency certificate substantially in the form of Exhibit 3.1(h) and signed by the chief financial officer of the Borrower and of Parent, and attaching thereto supporting detail therefor reasonably satisfactory to the Administrative Agent.

(i) Organizational and Capital Structure. The organizational structure and capital structure of Parent and its Subsidiaries shall be set forth on Schedule 3.1.

(j) Letter of Direction. The Administrative Agent and the Arrangers shall have received a duly executed letter of direction from Borrower addressed to the Administrative Agent and the Arrangers, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender on any date (including the Closing Date) to make any Loan and of the L/C Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request. The Administrative Agent (and, in the case of any Issuance, the relevant L/C Issuer) shall have received, to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing or L/C Request, as applicable.

(b) Representations and Warranties. At the time of and immediately after giving effect to such Loan or, as applicable, such Issuance, the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of such date with the same effect as though made on such date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) as of such earlier date).

(c) Pro Forma Compliance. With respect to any Borrowing of Term Loans after the Closing Date, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder after giving effect to such Borrowing and the application of the proceeds therefrom.

(d) No Defaults. At the time of and immediately after giving effect to such Loan or, as applicable such Issuance, no Default shall be continuing.

The representations and warranties set forth in any Notice of Borrowing or L/C Request (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan or Issuance and the acceptance of the proceeds thereof or of the delivery of the relevant Letter of Credit.

Section 3.3 Defaulting Lenders. In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the L/C Issuer will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit unless the L/C Issuer is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the L/C Issuer.

Section 3.4 Determinations of Initial Borrowing Conditions. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date (or, in the case of any Term Loan made following the Closing Date, the date thereof), the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date (or, in the case of any Term Loan made following the Closing Date, the date thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the L/C Issuer and each Agent to enter into the Loan Documents, each of Parent and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of the Closing Date, the date of each Borrowing and the date of each Issuance of a Letter of Credit:

Section 4.1 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted, except where the failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law (other than Environmental Laws, which are subject to Section 4.14), except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect and (f) has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, including reimbursement by each Governmental Authority, except where the failure to make such filings or give such notices would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2 Loans. (a) Power and Authority. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents) or any order, judgment or decree of any Governmental Authority, other than those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) the filing of UCC financing statements, (B) filings with the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (C) recordation of the Mortgages, if any, (D) such as have been made or obtained and are in full force and effect, (E) those as to which the failure to be obtained or made would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (F) filings or other actions listed on Schedule 4.2.

(b) Due Execution and Delivery. From and after its delivery to the Administrative Agent, each Loan Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) any implied covenants of good faith and fair dealing.

Section 4.3 Subsidiaries. (a) Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by Parent. All outstanding Stock of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned beneficially and of record by a Group Member (or, in the case of the Borrower, Parent) free and clear of all Liens other than the security interests created by the Loan Documents and, in the case of joint ventures, Permitted Liens. There are no Stock Equivalents with respect to the Stock of any Group Member or any Subsidiary of any Group Member or any joint venture of any of them, as of the Closing Date, except as set forth on Schedule 4.3.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options in Parent or any direct or indirect parent of Parent granted to employees or directors and directors’ qualifying shares in Parent or any direct or indirect parent of Parent) of any nature relating to any Stock of Parent, the Borrower or any of the Subsidiaries, except as set forth on Schedule 4.3.

Section 4.4 Financial Statements. (a) Each of (i) the audited Consolidated balance sheet of the Borrower as at January 31, 2010 and the related Consolidated statements of income and cash flows of the Borrower for the Fiscal Year then ended, certified by BDO Seidman, LLP and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited Consolidated balance sheets of the Borrower as at July 31, 2010 and the related Consolidated statements of income and cash flows of the Borrower for the six months then ended, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated in accordance with GAAP.

(b) None of the Borrower or its Subsidiaries has any material liability or other obligation (including Guaranty Obligations), contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments that are not reflected in the financial statements referred to in clause (a)(i). During the period from January 31, 2010 to and including the Closing Date there has been no disposition or acquisition by the Borrower or any of the Subsidiaries of any material part of its business or property that is not reflected in the financial statements referred to in clause (a)(i) above.

(c) The unaudited pro forma Consolidated balance sheet of the Borrower delivered to the Administrative Agent on or prior to the Closing Date has been prepared as of July 31, 2010 and reflects as of such date on a Pro Forma Basis for the Dividend and the other transactions contemplated herein to occur on the Closing Date, the Consolidated financial condition of the Borrower, and the assumptions expressed therein are reasonable based on the information available to the Borrower at such date and on the Closing Date (it being understood that such assumptions are based on good faith estimates of certain items and the actual amount of such items on the Closing Date is subject to change).

Section 4.5 Material Adverse Effect. Since January 31, 2010, there have been no events, circumstances, or developments that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.6 Solvency. Both immediately before and immediately after giving effect to (a) the Loans and Letters of Credit made or Issued on or prior to the date this representation and warranty is made, (b) the disbursement and use of the proceeds of such Loans (including the payment of the Dividend) and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Loan Parties taken as a whole and each Loan Party (other than any Immaterial Subsidiary) individually are Solvent. The Borrower has delivered to the Administrative Agent copies of all written analyses, evaluations and opinions with respect to the solvency of the Borrower and of Parent both immediately before and immediately after giving effect to the payment of the Dividend that was provided to or presented to the board of directors of the Borrower and the sole member of Parent.

Section 4.7 Litigation. There are no pending (or, to the knowledge of Parent and any Group Member, threatened in writing) actions, investigations, suits, proceedings or arbitrations, affecting Parent or any of its Subsidiaries or any property of Parent or any of its Subsidiaries at law or at equity, or with, by or before any Governmental Authority that involve the Obligations, the Loan Documents, the Letters of Credit and the other transactions contemplated therein, or that would reasonably be expected to have, in the aggregate, a Material Adverse Effect. No Group Member is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.8 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all federal, state, local and foreign income and other tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by each Tax Affiliate have been timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all respects, and each Tax Affiliate has timely paid all taxes reflected therein or otherwise due and payable (including in its capacity as a withholding agent) except for those taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.

Section 4.9 Margin Regulations. Neither Parent nor any Group Member (i) owns, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of buying or carrying, margin stock (within the meaning of Regulation U of the Federal Reserve Board) or (ii) is engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying any such margin stock in contravention of the provisions of the regulations of the Federal Reserve Board, including Regulation U or X of the Federal Reserve Board. No Group Member owns any margin stock.

Section 4.10 No Burdensome Obligations; No Defaults. Neither Parent nor any Group Member is a party to any Contractual Obligation, nor does any Group Member have Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would reasonably be expected to have, in the aggregate, a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.11 Investment Company Act. No Group Member (i) is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) is subject to regulation under the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

Section 4.12 Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

Section 4.13 ERISA. Schedule 4.13 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (ii) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigations involving any Benefit Plan to which any Group Member incurs or otherwise has or would be reasonably likely to have an obligation or any Liability, (iii) no ERISA Event has occurred or, to the knowledge of any Group Member, is reasonably expected to occur, (iv) as of the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) of any ERISA Affiliate remain outstanding, (v) no

Title IV Plan has an Unfunded Current Liability in excess of $1,000,000 million, and (vi) no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

Section 4.14 Environmental Matters. Except as set forth on Schedule 4.14, (a) the operations, property and facilities of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) no Group Member is party to, and no Group Member and no property or facility currently (or to the knowledge of any Group Member previously) owned, leased, operated, controlled or otherwise occupied by or for any Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar written notice under or pursuant to any Environmental Law other than those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any asset currently owned by any Group Member and, to the knowledge of any Group Member, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such assets, (d) no Group Member has caused or suffered to occur a Release or threat of Release of Hazardous Materials at, on, under or from any property or facility currently owned, leased, operated or controlled by any Group Member and each such property and facility is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to have, in the aggregate, a Material Adverse Effect, (e) each Group Member has made available to the Administrative Agent copies of all existing material environmental reports, reviews and audits and all material documents pertaining to actual or potential material Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in its possession, custody or control, and (f) no Group Member has caused the Release of any Hazardous Materials or is otherwise liable for any Remedial Action at any property owned or operated by any third-party, except for such Release or Remedial Action that could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

Section 4.15 Intellectual Property. Each Group Member owns or possesses, or is licensed to use, all Intellectual Property necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Business, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16 Title; Real Property. (a) Each Group Member has good and marketable fee simple title to or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all owned real property subject to a Mortgage) except, with regards to owned real property, for defects in title that do not materially (x) interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (y) impair the value of such properties and assets and owns all personal property that is purported to be owned by it, and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such properties is subject to any Liens, except for Permitted Liens. Each Group Member has valid title to, or leases or other rights to use, its personal property, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for the Lien granted to the Collateral Agent pursuant to the Loan Documents and other Permitted Liens, each Group Member owns their respective personal property free and clear of any and all Liens of others.

(b) No Casualty Event. Neither the Borrower nor any of its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency of any Property Loss Event affecting all or any portion of its property. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance (and to the extent required by) with Section 7.5.

(c) Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on, and security interest in, all of the applicable Loan Party’s right, title and interest in and to the owned real property encumbered by such Mortgage and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Administrative Agent and the Collateral Agent, and when the Mortgages are filed in the applicable offices specified on Schedule 6 to the Perfection Certificate (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Section 7.10, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 7.10), such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Party in the real property encumbered by a Mortgage and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

(d) Set forth on Schedule 4.16 is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof (for any such owned real property) and (ii) for each such owned real property that the Administrative Agent has requested be subject to a Mortgage or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

Section 4.17 Full Disclosure. The information (other than projections, estimates and information of a general economic nature) prepared or furnished by or on behalf of any Group Member in connection with any Loan Document (including the information contained in any Financial Statement or Disclosure Document) or the consummation of any other transaction contemplated therein, when taken as a whole as of the Closing Date, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading. The Projections and estimates and information of a general economic nature prepared by or on behalf of any Group Member or any of its representatives and that have been made available to any Lenders or any Agent in connection with any Loan Document (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof for the periods set forth therein (it being understood that actual results may vary materially from the Projections), (ii) as of the date such Projections, estimates and information were furnished to the Lenders and as of the Closing Date, reflect the contemplated related estimates by the Borrower of the future Consolidated financial performance of the Borrower and the other information projected therein for the periods set forth therein and (iii) as of the Closing Date, have not been modified in any material respect by the Borrower.

Section 4.18 Permits. The Group Members hold all Permits required to conduct the Business as it is now being conducted. All Permits are valid, in force and effect, and unimpaired, except for such Permits, the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 4.19 Anti-Terrorism Laws. No Loan Party or any of its Affiliates or principals is in violation of any Requirement of Law relating to terrorism, sanctions or money laundering (collectively, “Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.20 Insurance. Set forth on Schedule 4.20 is, as of the Closing Date, a complete and accurate, in all material respects, list of all material insurance policies maintained by each Loan Party, as well as a listing of the deductibles, coverage limits and term of each such policy.

ARTICLE V

FINANCIAL COVENANTS

As of the dates and during the periods set forth below, the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuer and each Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 5.1 Maximum Consolidated Leverage Ratio. The Borrower shall not have, on the last day of each Fiscal Quarter set forth below, beginning with the Fiscal Quarter ending January 29, 2011, a Consolidated Leverage Ratio greater than the ratio set forth below for such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
January 29, 2011	4.50 to 1.00
April 30, 2011	4.50 to 1.00
July 31, 2011	4.25 to 1.00
October 31, 2011	4.25 to 1.00
January 28, 2012	4.00 to 1.00
April 30, 2012	3.75 to 1.00
July 31, 2012	3.75 to 1.00
October 31, 2012	3.50 to 1.00
February 2, 2013	3.25 to 1.00
April 30, 2013 and thereafter	3.00 to 1.00

Section 5.2 Maximum Senior Leverage Ratio. The Borrower shall not have, on the last day of each Fiscal Quarter set forth below, beginning with the Fiscal Quarter ending January 29, 2011, a Senior Leverage Ratio greater than the ratio set forth below for such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
January 29, 2011	3.50 to 1.00
April 30, 2011	3.50 to 1.00
July 31, 2011	3.25 to 1.00
October 31, 2011	3.25 to 1.00
January 28, 2012	3.00 to 1.00
April 30, 2012	2.75 to 1.00
July 31, 2012	2.75 to 1.00
October 31, 2012	2.50 to 1.00
February 2, 2013	2.25 to 1.00
April 30, 2013 and thereafter	2.00 to 1.00

Section 5.3 Minimum Consolidated Fixed Charge Coverage Ratio. The Borrower shall not have, on the last day of each Fiscal Quarter set forth below, beginning with the Fiscal Quarter ending October 31, 2011, a Consolidated Fixed Charge Coverage Ratio for the four Fiscal Quarter period ending on such day less than the ratio set forth below:

Fiscal Quarter Ending	Ratio
October 31, 2011	1.0 to 1.0
January 28, 2012	1.1 to 1.0
April 30, 2012	1.1 to 1.0
July 31, 2012	1.1 to 1.0
October 31, 2012	1.1 to 1.0
February 2, 2013	1.3 to 1.0
April 30, 2013 and thereafter	2.0 to 1.0

Section 5.4 Interpretation of Financial Covenants. For purposes of determining compliance with the Financial Performance Covenants, any investment made in the Borrower by Parent (which investment shall be made through the issuance by Borrower of common equity or Permitted Cure Securities to Parent) within 10 days after the day on which Financial Statements are required to be delivered in respect of the relevant Fiscal Quarter will, at the request of the Borrower made at the time of such investment, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Financial Performance Covenants at the end of such Fiscal Quarter and applicable subsequent periods (any such investment so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) in any period of four consecutive Fiscal Quarters there shall be a period of at least two consecutive Fiscal Quarters in which no Specified Equity Contribution is made and there shall be no more than four Specified Equity Contributions during the term of this Agreement, (b) in any period of eight consecutive Fiscal Quarters there shall be a period of at least four consecutive Fiscal Quarters during which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution shall be not exceed the amount required to cause the Borrower to be in compliance with such Financial Performance Covenants and (d) the Specified Equity Contribution, and the repayment of any Loans required in connection therewith, shall be disregarded for purposes of determining any items in this Agreement (including basket sizes and ratios).

ARTICLE VI

REPORTING COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuer and each Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 6.1 Financial Statements. The Borrower shall deliver to the Administrative Agent each of the following:

(a) Quarterly Reports. As soon as available, and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending October 31, 2010, the Consolidated unaudited balance sheet of the Borrower as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Annual Reports. As soon as available, and in any event within 100 days after the end of each Fiscal Year, the Consolidated balance sheet of the Borrower as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with the following: (i) an opinion by the Group Members’ Accountants that (x) such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification with respect to going concern or scope of audit or any like qualifications, and (y) in the course of the regular audit of the businesses of the Borrower and its Subsidiaries, which audit was conducted in accordance with (x) at any time prior to a Qualified IPO, the standards of the American Institute of Certified Public Accountants and (y) thereafter, the standards of the United States’ Public Company Accounting Oversight Board (or any successor entity), such Group Members’ Accountants have obtained no knowledge that a Default in respect of the Financial Performance Covenants is continuing or, if in the opinion of such Group Members’ Accountants such a Default is continuing, a statement as to the nature thereof (which statement may be limited to accounting matters and may disclaim responsibility for legal interpretations); and (ii) a summary of such financial statements setting forth in comparative form the corresponding figures for the prior Fiscal Year, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower for such Fiscal Year in accordance with GAAP.

(c) Compliance Certificate. Together with each delivery of any Financial Statements pursuant to clause (a) or (b) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) for each Fiscal Quarter beginning with the Fiscal Quarter ended January 29, 2011, shows in reasonable detail the calculations used in determining the Consolidated Leverage Ratio, Senior Leverage Ratio and, if delivered together with any Financial Statement pursuant to clause (b) above, the calculations used in determining Excess Cash Flow (including line items for each of the deductions and additions described in the definition thereof), (ii) for each Fiscal Quarter beginning with the Fiscal Quarter ended October 31, 2011, shows in reasonable detail the calculations used in determining the Consolidated Fixed Charge Coverage Ratio, (iii) for each Fiscal Quarter beginning with the Fiscal Quarter ended January 29, 2011, demonstrates compliance with the Financial Performance Covenants (in the case of the Fixed Charge Coverage Ratio, beginning with the Fiscal Quarter ended October 31, 2011), (iv) shows in reasonable detail the calculation of the ratio of (x) the amount of Consolidated Total Assets at the end of the applicable Fiscal Quarter to (y) the amount of Consolidated Total Assets as of October 31, 2010, and (v) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

(d) Corporate Chart and Other Collateral Updates. As part of the Compliance Certificate delivered pursuant to clause (c) above for Financial Statements delivered pursuant to clause (b) above, each in form and substance satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Borrower that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (d)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents (including updated schedules as to the acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member or Joint Venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate.

(e) Intercompany Loan Balances. Together with each delivery of any Compliance Certificate pursuant to clause (c) above, a summary of the outstanding balances of all intercompany Indebtedness as of the last day of the Fiscal Quarter covered by such Financial Statement, certified as complete and correct by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

(f) Audit Reports, Management Letters, Etc. Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (b) above, copies of each final management letter, audit report or similar letter or report from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof (excluding any reports the delivery of which to the Administrative Agent is prohibited by such certified public accountants) and submitted to any Group Member (or such Group Member’s board of directors), each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

(g) Additional Projections. As soon as available, and in any event not later than 30 days after the end of each Fiscal Year, (i) the annual business plan of the Group Members for the Fiscal Year next succeeding such Fiscal Year and (ii) forecasts prepared by management of the Borrower (A) for each Fiscal Quarter in such next succeeding Fiscal Year and (B) for each other succeeding Fiscal Year through the Fiscal Year containing the Scheduled Maturity Date, in each case including in such forecasts (x) a projected year-end Consolidated balance sheet, income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) substantially the same type of financial information as that contained in the Projections, accompanied by the statement of a Responsible Officer of the Borrower to the effect that such forecasts have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof for the periods set forth therein, (it being understood that actual results may vary materially from the Projections) and, promptly when available, any significant revisions of such business plan or forecasts.

(h) Management Discussion and Analysis. Together with each delivery of any Compliance Certificate pursuant to clause (c) above, a summary narrative discussion and analysis of the financial condition and results of operations of the Group Members for the Fiscal Year (or the portion of the Fiscal Year then elapsed) and the previous Fiscal Year (or the corresponding period in the previous Fiscal Year).

(i) Insurance. Together with each delivery of any Financial Statements for any Fiscal Year pursuant to clause (b) above, certified as complete and correct by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrower and each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent may reasonably specify.

(j) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements delivered pursuant to Section 3.1(d), the consolidated financial statements of Parent and its Subsidiaries delivered pursuant to Section 6.1(a) or 6.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent.

Section 6.2 Other Events. The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of the Borrower obtains actual knowledge of it: (a)(i) any Default and (ii) any event that would reasonably be expected to have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.8, stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member which (i) if adversely determined would reasonably be expected to have a Material Adverse Effect or (ii) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement, (d) the acquisition of any material real property by any Loan Party, and (e) any notice of any loss of any material permit, accreditation, approval, authorization, license or franchise.

Section 6.3 Copies of Notices and Reports. The Borrower shall promptly deliver to the Administrative Agent copies of each of the following: (a) all reports that the Borrower transmits to its security holders generally, (b) all documents that any Group Member files with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any securities exchange or any Governmental Authority exercising similar functions, (c) all press releases not made available directly to the general public and (d) any material document transmitted or received pursuant to, or in connection with, any Contractual Obligation governing Indebtedness in an aggregate principal amount in excess of $3.0 million of any Group Member.

Section 6.4 [Reserved].

Section 6.5 ERISA Matters. The Borrower shall give the Administrative Agent promptly, and in any event within 10 days, after any Responsible Officer of any Group Member knows (a) of any filing by any Group Member or ERISA Affiliate of any notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions to be considered a standard termination under Section 4041(b) of ERISA, a copy of such notice, (b) that a request for a minimum funding standard waiver under Section 412 of the Code or Section 302 of ERISA has been filed with respect to any Title IV Plan or Multiemployer Plan (x) maintained or contributed to by any Group Member, or (y) maintained or contributed to by any other ERISA Affiliate if the aggregate underfunding of such plan would be reasonably likely to result in a material liability of any Group Member, or (c) that an ERISA Event has occurred that would reasonably be expected to result in material liability to a Group Member, in any such case, a notice (which may be made by telephone if promptly confirmed in writing) describing such ERISA Event or notice, waiver request and any action that such Group Member or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed by such Group Member or ERISA Affiliate with the PBGC or the IRS pertaining thereto.

Section 6.6 Environmental Matters. (a) The Borrower shall provide the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed by the

Borrower in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith): (i)(A) unpermitted material Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that would reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, would reasonably be expected to result in Environmental Liabilities in excess of $500,000, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property (except as part of any Permitted Acquisition) if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $500,000.

(b) Upon request of the Administrative Agent, the Borrower shall provide the Administrative Agent a report containing an update as to the status of any material environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably believed by the Administrative Agent to result in material Environmental Liabilities.

Section 6.7 Labor Matters. The Borrower shall give the Administrative Agent notice of (i) each of the following (which may be made by telephone if promptly confirmed by the Borrower in writing) promptly after, and in any event within 30 days after any Responsible Officer of any Group Member knows or has reason to know of it: any strikes, work stoppages, slowdowns, lockouts or other labor disputes existing, pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) if not set forth on Schedule 4.12, (a) any collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) any petition for certification or election of any such representative existing or pending with respect to any employee of any Group Member and (c) any such representative seeking certification or recognition with respect to any employee of any Group Member.

Section 6.8 Other Information. (a) The Borrower shall provide the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Administrative Agent (or any Lender or the Collateral Agent through the Administrative Agent) may from time to time reasonably request (including with respect to the reasons for any significant variations from the Projections for any period for which Financial Statements are delivered pursuant to clauses (a) and (b) of Section 6.1).

(b) Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s jurisdiction of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Loan Documents. Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 6.1(b), Borrower shall deliver to the Collateral Agent a certificate of its Responsible Officer (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixture filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Perfection Certificate) to the extent necessary to effect, protect and perfect the security interests under the Loan Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuer and each Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 7.1 Maintenance of Corporate Existence. The Borrower shall cause each Group Member to (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7 and (b) preserve and maintain its rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except in the case of this clause (b), where the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.2 Compliance with Laws, Etc. The Borrower shall cause each Group Member to comply with all applicable Requirements of Law, Contractual Obligations, and Permits, except for such failures to comply that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower shall cause each Group Member to maintain or obtain all qualifications and Permits now held or hereafter required to be held by such Group Member the loss, suspension or revocation of which, or failure to obtain or renew which, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 7.3 Payment of Obligations. Parent shall, and the Borrower shall cause each Group Member to, (i) pay or discharge before they become delinquent (a) all material claims, Taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien upon any property of any Group Member, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of such Group Member in accordance with GAAP, (ii) perform all obligations under any Contractual Obligation by which Parent or such Group Member or any of its Subsidiaries is bound, or to which it or any of its properties is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, timely file all tax returns.

Section 7.4 Maintenance of Property. The Borrower shall cause each Group Member to maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.5 Maintenance of Insurance. The Borrower shall cause each Group Member to (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of such Group Member (including, if applicable, policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage and deductibles (including replacement value casualty insurance) as is customarily carried by businesses of the size and character of the business of such Group Members and operating in the same or similar locations as the Group Members, (b) maintain or cause to be maintained in full force and effect Flood Insurance with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) and (c) cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent and the Collateral Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, in form and substance reasonably acceptable to Administrative Agent and, to the extent available, to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 10 days’ notice thereof to the Administrative Agent and the Collateral Agent. Notwithstanding the requirement in subsection (a) above, except to the extent required by any Requirement of Law, Federal Flood Insurance shall not be required for (x) real property not located in a special flood hazard area, or (y) real property located in a special flood hazard area in a community that does not participate in the National Flood Insurance Program.

Section 7.6 Keeping of Books. The Borrower shall cause each Group Member to keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of such Group Member.

Section 7.7 Access to Books and Property. The Borrower shall cause each Group Member to permit the Administrative Agent, any Arranger and any Related Person of the Administrative Agent or any Arranger and, upon the occurrence of an Event of Default, the Lenders, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of such Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of such Group Member, (b) discuss the affairs, finances and accounts of such Group Member with any officer or director of such Group Member, and (c) communicate directly with any registered certified public accountants of such Group Member (subject to reasonable and customary requirements of confidentiality, including requirements imposed by law and reasonable and customary requirements imposed by contract). The Borrower shall cause each Group Member to authorize its respective registered certified public accountants to communicate directly with the Administrative Agent, the Arrangers, the Lenders and their Related Persons and to disclose to the Administrative Agent, the Arrangers, the Lenders and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent, any Arranger or any Lender reasonably requests with respect to such Group Member. Prior to the occurrence of an Event of Default, the Borrower shall only be obligated to pay or reimburse the reasonable fees, costs and expenses of the Administrative Agent and Arrangers associated with one annual visit and inspection.

Section 7.8 Environmental. The Borrower shall cause each Group Member to comply with, and maintain its property and facilities, whether owned, leased, subleased, operated, occupied or otherwise controlled, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by any Governmental Authority) except for failures to comply that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, then the Borrower shall cause each Group Member to, promptly upon receipt of a request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to any property or facility which is the subject of such Default or belief for the purpose of conducting, such environmental audits and assessments, including sampling of soil, surface water, groundwater or other environmental media, and cause the preparation of such reports, in each case as the Administrative Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9 Use of Proceeds. The proceeds of: (a) the Term Loans shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely (i) to consummate the Dividend, (ii) for the payment of transaction costs, fees and expenses incurred in connection with the Dividend, the Loan Documents and the transactions contemplated therein, (iii) for working capital and general corporate purposes and (iv) to make Permitted Investments (including Permitted Acquisitions) and capital expenditures; and (b) the Revolving Loans shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely (i) for working capital and general corporate and other purposes and (ii) to make Permitted Investments (including Permitted Acquisitions) and capital expenditures. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Federal Reserve Board of any other regulation thereof.

Section 7.10 Additional Collateral and Guaranties. To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), the Borrower shall cause each Group Member to promptly (and in any event within 30 days of acquisition or formation thereof) do each of the following, unless otherwise agreed by the Administrative Agent:

(a) deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent or the Collateral Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i) each Wholly Owned Subsidiary of any Loan Party that is not a Foreign Subsidiary shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower;

(ii) each Subsidiary of any Loan Party that has or enters into any Guaranty Obligation with respect to Indebtedness of any Loan Party shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower;

(iii) so long as the relevant Permitted Acquisition shall occur, each Proposed Acquisition Target with regard to such Permitted Acquisition and each Subsidiary thereof shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(iv) each Loan Party (including any Person required to become a Guarantor pursuant to clause (i), (ii) or (iii) above) shall effectively grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its owned property constituting Collateral as security for the Obligations of such Loan Party;

provided, that, unless the Borrower and the Administrative Agent otherwise agree, in no event shall (x) the Loan Parties, individually or collectively, be required to pledge in excess of 66% of the outstanding Voting Stock of any Foreign Subsidiary, or (y) a security interest be required to be granted in any property of any Foreign Subsidiary as security for any Obligation;

(b) deliver to the Collateral Agent all documents representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c) deliver to the Administrative Agent (x) upon its request an appraisal complying with FIRREA (so long as it is reasonably determined by the Administrative Agent in consultation with the Borrower that such an appraisal is required pursuant to the terms of FIRREA), (y) within 30 days of receipt of notice from the Collateral Agent that any fee interest in real property of the Loan Parties is located in a Special Flood Hazard Area, evidence, which may be in the form of a flood insurance certificate, of Federal Flood Insurance as required by Section 7.5, and (z) upon request of the Administrative Agent, deliver to it within 60 days of such request (or such longer period as the Administrative Agent may agree to) a Mortgage on any owned real property with a value at the time of acquisition in excess of $2.0 million, located in the United States, and owned by any Loan Party, together with all Mortgage Supporting Documents relating thereto;

(d) take all other actions necessary to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date, including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent or the Collateral Agent may otherwise reasonably request; and

(e) deliver to the Administrative Agent, the Collateral Agent and the Lender Parties (i) an updated Perfection Certificate with respect to any new Guarantor, (ii) all documents set forth in Sections 3.1(a)(iv) and (v) as applicable with respect to each new Guarantor and (iii) if requested by the Administrative Agent, legal opinions relating to the matters described in clauses (a) and (b) of this Section 7.10 and the Mortgages described in clause (c) of this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

The requirements of this Section 7.10: (i) need not be satisfied with respect to any real property held by the Borrower or any of its Subsidiaries as a lessee under a lease; (ii) do not apply to any Stock (other than Stock of any domestic Wholly Owned Subsidiary) acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as, (A) doing so would violate applicable law or a Contractual Obligation binding on such Stock, and (B) such law or Contractual Obligation existed at the time of the acquisition thereof and was not created or made binding on such Stock in contemplation of or in connection with the acquisition of such Subsidiary, (iii) do not apply to any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a Contractual Obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 8.1(c) that is secured by a Lien permitted pursuant to Section 8.2(d)); provided, that, in the case of clauses (ii) and (iii), upon the reasonable request of the Administrative Agent or the Collateral Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any such Contractual Obligation (other than a Contractual Obligation of the type described in such clauses (ii) and (iii) in respect of the Stock or assets of a Joint Venture) and (iv) with respect to clause (a)(iii) above only, do not apply to any Foreign Subsidiary acquired after the Closing Date by any Loan Party.

Section 7.11 Post Closing Requirements. Not later than sixty (60) days following the date hereof or such date as the Administrative Agent may determine in its sole discretion, the Borrower shall deliver to the Administrative Agent:

(a) Control Agreements with respect to the Borrower’s deposit accounts with JPMorgan Chase Bank, N.A., Bank of America, N.A., Wachovia Bank N.A., Wells Fargo, National Association and Fifth Third Bank.

(b) an Instruction Letter duly executed by Elavon, Inc. (formerly known as NOVA Information Systems, Inc.) and the Borrower and in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuer and each Agent to each of the following, as long as any Obligation or any Commitment remains outstanding:

Section 8.1 Indebtedness. The Borrower shall cause each Group Member not to directly or indirectly incur or otherwise remain liable with respect to or responsible for any Indebtedness except for the following:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (b);

(c) Indebtedness consisting of Capitalized Lease Obligations (other than with respect to a lease entered into as part of a Sale and Leaseback Transaction) and Purchase Money Indebtedness, in each case incurred by any Group Member to finance the acquisition, repair, lease, improvement or construction of fixed or capital assets of such Group Member, together with any Permitted Refinancing of any Indebtedness permitted hereunder in reliance upon this clause (c); provided, that (i) the aggregate outstanding principal amount of all such Indebtedness incurred under this clause (c) shall not exceed the greater of (A) $7.5 million and (B) an amount equal to (1) $7.5 million multiplied by (2) the ratio of (x) the amount of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 6.1 to (y) the amount of Consolidated Total Assets as of October 31, 2010 and (ii) such Indebtedness is incurred prior to or within 120 days after the acquisition, lease, repair, improvement, or construction of the respective asset;

(d) Capitalized Lease Obligations arising under Sale and Leaseback Transactions permitted hereunder in reliance upon Section 8.4(b)(ii);

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided, that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 8.3(e) (including, without limitation, the requirement that such Indebtedness be evidenced by Pledged Notes pledged by such Loan Party as Collateral pursuant to the Guaranty and Security Agreement), and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) obligations under Hedging Agreements and Secured Hedging Documents entered into for the sole purpose of hedging in the normal course of business and consistent with industry practices;

(g)(i) Guaranty Obligations of any Group Member that is a Loan Party with respect to Indebtedness permitted hereunder of any other Group Member that is a Loan Party and (ii) Guaranty Obligations of any Group Member that is not a Loan Party with respect to Indebtedness permitted hereunder of any other Group Member;

(h) [reserved];

(i) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person (in each case other than for an obligation for money borrowed), provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business (in each case other than for an obligation for money borrowed), including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of its incurrence, and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(l)(i) Indebtedness of a Subsidiary acquired after the Closing Date or a Person merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event, and where such acquisition, merger or consolidation is permitted by this Agreement, and (ii) any Permitted Refinancing incurred to refinance such Indebtedness; provided, that (x) the aggregate outstanding principal amount of such Indebtedness incurred under this clause (l) at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption, or such incurrence, as applicable, shall not exceed the greater of (A) $7.5 million and (B) an amount equal to (1) $7.5 million multiplied by (2) the ratio of (x) the amount of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 6.1 to (y) the amount of Consolidated Total Assets as of October 31, 2010 and (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder after giving effect to such Indebtedness;

(m) other Indebtedness of the Borrower or any Subsidiary, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of (A) $7.5 million and (B) an amount equal to (1) $7.5 million multiplied by (2) the ratio of (x) the amount of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 6.1 to (y) the amount of Consolidated Total Assets as of October 31, 2010; provided, that any Indebtedness under this clause (m) that is secured Indebtedness shall not, in the aggregate, exceed the limit set forth in clause (g)(ii) of Section 8.2;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary otherwise permitted under this Agreement, other than Guaranty Obligations with respect to Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and other than for an obligation for money borrowed;

(p) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in and permitted by clauses (a) through (n) above; and

(q) Indebtedness consisting of Junior Capital; provided, that after giving effect to the incurrence thereof, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder after giving effect to such Indebtedness.

Section 8.2 Liens. No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a) Liens created pursuant to any Loan Document;

(b) Customary Permitted Liens of Group Members;

(c) Liens existing on the date hereof and either set forth on Schedule 8.2 or, to the extent not listed in Schedule 8.2, where such Liens secure obligations not exceeding $150,000 in the aggregate; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 8.1(b)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary;

(d) Purchase Money Liens on the property of the Borrower or any of its Subsidiaries securing Indebtedness permitted hereunder in reliance upon Section 8.1(c); provided, that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 120 days after, the acquisition, repair, improvement or construction of, such property financed, whether directly or through a Permitted Refinancing, by such Indebtedness, and (ii) such Liens do not extend to any property of any Group Member other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed, whether directly or through a Permitted Refinancing, by such Indebtedness (other than to accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); and provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(e) Liens on the property of the Borrower or any of its Subsidiaries securing the Permitted Refinancing of any Indebtedness secured by any Lien on such property permitted hereunder in reliance upon clause (c) or (d) above or this clause (e) without any change in the property subject to such Liens; provided, that (i) if the Indebtedness subject to such Permitted Refinancing is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing may be secured by such collateral (including in respect of Indebtedness of any Group Member (other than a Loan Party) that is otherwise permitted under this Agreement, any collateral owned by such Group Member pursuant to after-acquired property clauses contained in the agreement governing such Indebtedness being refinanced as in effect at the time of the incurrence of such Indebtedness, to the extent any such collateral secured such Indebtedness) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced and (ii) if the Lien securing such Indebtedness subject to such Permitted Refinancing is subordinated to the Lien securing the Obligations under this Agreement, such Lien shall be subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Lien securing such Indebtedness subject to such Permitted Refinancing;

(f) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by clause (l) of Section 8.1, provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition, and (iii) in the case of a Lien securing Permitted Refinancing, if the Indebtedness being refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing may be secured by such collateral (including in respect of Indebtedness of any Group Member (other than a Loan Party) that is otherwise permitted under this Agreement only, any collateral owned by such Group Member pursuant to after-acquired property clauses contained in the agreement governing such Indebtedness being refinanced as in effect at the time of the incurrence of such Indebtedness, to the extent any such collateral secured such Indebtedness) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced;

(g) Liens on any property of the Borrower or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided, that (i) such property shall not have an aggregate value of more than $1.0 million at any time, (ii) the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $1.0 million at any time and (iii) such Liens shall be subordinated to the Liens securing the Obligations on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent; and

(h) Liens arising out of capitalized lease transactions permitted under Section 8.4(b)(ii) securing Indebtedness permitted hereunder in reliance upon Section 8.1(d), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property.

Section 8.3 Investments. The Borrower shall cause each Group Member not to make or maintain, directly or indirectly, any Investment except for the following:

(a) Investments existing on the date hereof and set forth on Schedule 8.3;

(b) Investments in cash and Cash Equivalents;

(c)(i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(d) Investments made as part of a Permitted Acquisition;

(e) Investments by (i) any Loan Party (other than Parent) in any other Loan Party (other than Parent), (ii) [reserved], or (iii) (x) any Loan Party in any Group Member that is not a Loan Party or (y) any Group Member in any Joint Venture; provided, that (A) any Investment consisting of loans or advances to any Loan Party above shall be subordinated in full to the payment of the Obligations of such Loan Party on terms and conditions satisfactory to the Administrative Agent, (B) any Investments consisting of loans or advances by any Loan Party pursuant to clause (iii) above shall be evidenced by Pledged Notes pledged by such Loan Party as Collateral pursuant to the Guaranty and Security Agreement; and (C) in the case of any Investment pursuant to clause (iii) above, (I) before and after giving effect to such Investment, no Default or Event of Default be continuing and (II) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered hereunder after giving effect to such Investment; and provided, further that any Investments pursuant to clause (iii) shall not exceed the greater of (A) $7.5 million and (B) an amount equal to (1) $7.5 million multiplied by (2) the ratio of (x) the amount of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 6.1 to (y) the amount of Consolidated Total Assets as of October 31, 2010, in the aggregate outstanding at any time;

(f) loans or advances to employees of the Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $250,000 at any time;

(g) any Investment by the Borrower or any of its Subsidiaries; provided, that the aggregate outstanding amount of all such Investments (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) shall not exceed (i) (x) $2.5 million, so long as before and after giving effect to such Investment, no Default or Event of Default shall be continuing or (y) $250,000 (in each case, plus any returns of capital actually received by the respective investor in respect of any Investment theretofore made by it pursuant to this clause (g), in each case, in an amount not to exceed the original amount of such Investment) plus (ii) the portion, if any, of the Equity Contribution Basket on the date of such election that the Borrower elects to apply this clause (g)(ii), provided, that with respect to any Investment made in reliance of this clause (g)(ii), no Default or Event of Default shall be continuing before or after giving effect to such Investment;

(h) [reserved];

(i) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 8.4;

(j) Investments resulting from pledges and deposits referred to in clause (c) of the definition of Customary Permitted Liens;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(l) Investments of a Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 8.7 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(m) acquisitions by the Borrower of obligations in an aggregate amount not to exceed $250,000 in any Fiscal Year of one or more officers or other employees of Parent, any direct or indirect parent of Parent, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Stock of Parent or any direct or indirect parent of Parent, so long as (A) to the extent any party paid cash for such Stock in connection with such acquisition, Parent or such direct or indirect parent of Parent, as the case may be, received such cash and (B) no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(n) Investments by the Borrower or any Subsidiary to the extent they are financed with the proceeds of an issuance of Junior Capital permitted by Section 8.1 not later than 120 days after the receipt of such proceeds by Parent or the Borrower so long as at the time of such Investment no Default or Event of Default shall be continuing;

(o) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary; and

(p) any Investment by the Borrower or any of its Subsidiaries; provided, that (x) the aggregate outstanding amount of all such Investments (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) shall not exceed the portion of the Available Investment Basket on the date of such election that the Borrower elects to apply to this clause (p), (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder after giving effect to such Investment and (z) at the time of such Investment, no Default or Event of Default shall be continuing.

Section 8.4 Asset Sales. The Borrower shall cause each Group Member not to Sell any of its property (other than cash), including Stock held by it, or issue shares of its own Stock, except for the following:

(a) in each case to the extent entered into in the ordinary course of business for fair market value and made to a Person that is not an Affiliate of the Borrower, (i) Sales of Cash Equivalents or inventory, (ii) Sales of surplus, obsolete or worn out property, and (iii) licenses of Intellectual Property;

(b)(i) a true lease or sublease of real property that is no longer necessary or desirable to the business of the Group Members and that does not interfere with the ordinary course business of the Group Members, and (ii) a Sale of property pursuant to a Sale and Leaseback Transaction not to exceed property having a fair market value in the aggregate in excess of $250,000; provided, in the case of this clause (ii), that the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect;

(c)(i) any Sale of any property (other than its own Stock or Stock Equivalents) by any Group Member to any other Group Member to the extent any resulting Investment constitutes a Permitted Investment allowed under Section 8.3(e), and (ii) any Restricted Payment by any Group Member permitted pursuant to Section 8.5;

(d)(i) any Sale or issuance by the Borrower of its own Stock to Parent, (ii) any Sale or issuance by any Subsidiary of the Borrower of its own Stock to any Group Member, provided, that the proportion of such Stock and of each class of such Stock (both on an outstanding and fully-diluted basis) held by the Loan Parties (other than Parent), taken as a whole, does not change as a result of such Sale or issuance and (iii) to the extent necessary to satisfy any Requirement of Law in the jurisdiction of incorporation of any Subsidiary of the Borrower, any Sale or issuance by such Subsidiary of its own Stock constituting directors’ qualifying shares or nominal holdings;

(e) as long as no Default is continuing or would result therefrom, any Sale of property (other than as part of a Sale and Leaseback Transaction) of, or Sale or issuance of its own Stock by, any Group Member for fair market value; provided, that (i) the aggregate consideration received during any Fiscal Year of the Borrower for all such Sales of property shall not exceed the greater of $1.0 million as of the end of the Fiscal Quarter immediately prior to the date of such sale for which financial statements have been delivered pursuant to Section 6.1, (ii) any note or other instrument received in consideration for such sale of assets shall be pledged and delivered to the Collateral Agent pursuant to Section 7.10, (iii) Borrower may not Sell or issue any Stock to any Person other than Parent and any Wholly-Owned Subsidiary shall not Sell or issue any Stock to any Person that is not a Loan Party and (iv) at least 75% of the consideration received in connection with any transaction permitted by this clause (e) shall be paid in cash; provided, that for purposes of clause (iv), (1) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (2) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received), (3) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this paragraph (3) that is at that time outstanding, not to exceed $500,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (4) with respect to any lease of assets by the Borrower or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Borrower) where the payment consideration is at least 75% cash consideration shall, in each case, be deemed to be cash; and

(f) the sale for cash of defaulted receivables in the ordinary course of business and not as part of an accounts receivable financing transaction.

Section 8.5 Restricted Payments. The Borrower shall cause each Group Member not to directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following (and Parent shall not use the proceeds of any Restricted Payment made in reliance on clause (e) below other than as set forth in such clause (e)):

(a)(i) Restricted Payments by (A) any Group Member that is a Loan Party to any Loan Party other than Parent and (B) any Group Member that is not a Loan Party to any Group Member and (ii) dividends and distributions by any Subsidiary of the Borrower that is not a Loan Party to any holder of its Stock, to the extent made to all such holders ratably according to their ownership interests in such Stock;

(b) dividends and distributions declared and paid on the common Stock of the Borrower or its Subsidiaries ratably to the holders of such common Stock and payable only in common Stock of such Group Member;

(c) dividends made by the Borrower in an aggregate amount not to exceed the portion, if any, of the Available Investment Basket or the Equity Contribution Basket on the date of such election that the Borrower elects to apply pursuant to this clause (c); provided, that (i) after giving effect to such dividends on a Pro Forma Basis, the Borrower’s Senior Leverage Ratio shall be no more than 2.25 to 1.00, (ii) prior to the payment of such dividends, the Borrower shall deliver to Administrative Agent a certificate of a Responsible Officer demonstrating compliance with clause (i) above and (iii) no Default or Event of Default shall be continuing;

(d) the Dividend declared and paid by Parent and/or the Borrower; provided, that (x) on the date of the payment of the Dividend, the Administrative Agent shall have received a solvency certificate dated the date thereof substantially in the form of Exhibit 3.1(h) and, signed by the chief financial officer of the Borrower and of Parent and attaching supporting detail therefor reasonably satisfactory to the Administrative Agent, (y) at the time of and immediately after giving effect to the payment of the Dividend, no Default or Event of Default shall be continuing or shall result therefrom and (z) at the time of and immediately after giving effect to the payment of the Dividend, the representations and warranties set forth in Article IV shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of such date with the same effect as though made on such date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) as of such earlier date);

(e) cash dividends on the Stock of the Borrower to Parent or any direct or indirect parent of Parent paid and declared solely for the purpose of funding the following:

(i) Permitted Tax Distributions;

(ii) the redemption, purchase or other acquisition or retirement for value by Parent or any direct or, to the extent allocable to Parent or Borrower, indirect parent of Parent of its common Stock (or Stock Equivalents with respect to its common Stock) from or with respect to any present or former employee, consultant, director or officer (or the assigns, estate, heirs or current or former spouses thereof) of any Group Member, Parent or any direct or indirect parent of Parent upon the death, disability or termination of employment of such employee, director or officer, provided, that, no Default or Event of Default shall be continuing and the amount of such cash dividends paid in any Fiscal Year in reliance on this clause (ii) shall not exceed $250,000 in the aggregate (any unused portion of which for any Fiscal Year may be carried over to and paid as additional dividends in the next two Fiscal Years (but only the next two Fiscal Years));

(iii) in each case, to the extent allocable to the Borrower, and in any event not to exceed $1.0 million in any Fiscal Year, (A) overhead, legal, accounting and other professional fees and expenses of any Group Member, Parent or any direct or indirect parent of Parent, (B) out-of-pocket fees and expenses related to any offering, investment or acquisition permitted hereunder (whether or not successful), and (C) other fees and expenses in connection with the maintenance of the existence of Parent or any direct or indirect parent of Parent, Parent’s ownership of the Borrower and such parent’s ownership of Parent, as the case may be, and in order to permit Parent to make payments permitted by Section 8.9; and

(iv) to the extent allocable to the Borrower, fees and expenses in connection with any initial public offering of any direct or indirect parent of the Borrower (whether or not consummated).

(f) noncash repurchases of Stock deemed to occur upon exercise of stock options if such Stock represents a portion of the exercise price of such options.

Section 8.6 Payment of Subordinated Debt and Certain Other Debt. The Borrower shall cause each Group Member not to (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Subordinated Debt or Junior Indebtedness, or pay any interest on or with respect thereto, (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Subordinated Debt or Junior Indebtedness; provided, that each Group Member may, to the extent otherwise permitted by the Loan Documents and to the extent not in violation of the applicable subordination terms, do each of the following:

(a) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) any Indebtedness owing to any Loan Party;

(b) so long as no Default or Event of Default shall be continuing, make regularly scheduled or otherwise required repayments or redemptions of Subordinated Debt;

(c) so long as no Default or Event of Default shall be continuing, make prepayments of Subordinated Debt not to exceed the portion, if any, of the Available Investment Basket or the Equity Contribution Basket on the date of such election that the Borrower elects to apply pursuant to this clause (c);

(d) so long as no Default or Event of Default shall be continuing, make regularly scheduled payments of interest when due.

Section 8.7 Fundamental Changes. Parent shall not and the Borrower shall cause each Group Member not to (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, or (d) liquidate or dissolve any Group Member or Subsidiary of the Borrower, in each case except for the following: (i) to consummate any Permitted Acquisition, (ii) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into any Loan Party, (iii) the merger, consolidation or amalgamation of any Group Member that is not a Loan Party with any other Group Member that is not a Loan Party, and (iv) the liquidation or dissolution or change in form of entity of any Foreign Subsidiary if the Borrower determines in good faith that such liquidation, dissolution, or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person, and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation, and (C) all actions required to maintain the perfection of the Lien of the Collateral Agent on the Stock or property of the Borrower or such Loan Party shall have been made.

Section 8.8 Change in Nature of Business.

(a) The Borrower shall cause each Group Member not to carry on any business, operations or activities (whether directly, through a Joint Venture, in connection with a Permitted Acquisition or otherwise) substantially different from those carried on by the Borrower and its Subsidiaries at the date hereof and business, operations and activities reasonably related thereto or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

(b) Parent shall not engage in any business, operations or activity, or hold any property, incur or otherwise become liable on any Indebtedness, make or own any Investment, incur, maintain or suffer to exist any Lien or assign any right to receive income or profits other than (i) holding Stock and Stock Equivalents of the Borrower together with activities directly related thereto, (ii) issuing, selling and redeeming its own Stock, (iii) paying dividends and taxes, (iv) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its existence and separate corporate or other legal structure, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Stock and Stock Equivalents, (vi) receiving, and holding proceeds of, Restricted Payments from the Borrower and its Subsidiaries and distributing the proceeds thereof to the extent permitted in Section 8.5, (vii) as necessary to consummate Permitted Acquisition, (viii) performance of its obligations in connection with, or actions incidental to, the consummation of the Dividend, (ix) performance of its obligations under and in connection with the Loan Documents, and the other agreements contemplated hereby and thereby, and (x) activities incidental to its maintenance and continuance, and to the foregoing activities.

Section 8.9 Transactions with Affiliates. (a) The Borrower shall cause each Group Member not to, except as otherwise expressly permitted herein, enter into any other transaction directly or indirectly with, or for the benefit of, Parent or any Affiliate of the Borrower that is not a Loan Party (including Guaranty Obligations with respect to any obligation of any such Affiliate), except for:

(i) to the extent made on a basis no less favorable to such Loan Party than would be obtained in an arm’s-length transaction with a Person that is not an Affiliate of the Borrower, Indebtedness permitted by the provisions of Section 8.1(b), (e), (g) or (m);

(ii) transactions in the ordinary course of business on a basis no less favorable to such Group Member than would be obtained in an arm’s length transaction with a Person not an Affiliate of the Borrower; provided, that this clause (ii) shall not apply to (x) the payment to the Permitted Investors of the monitoring and management fees referred to in Section 8.9(b) or fees payable on the Closing Date, or (y) the indemnification of directors of the Borrower and the Subsidiaries in accordance with customary practice;

(iii) [reserved];

(iv) any issuance of securities, or other reasonable payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee stock options and employee stock ownership plans approved by the board of directors of such Group Member;

(v)(A) Investments permitted by the provisions of Section 8.3(e) and (m) and (B) loans or advances to employees or consultants of the Borrower or any of the Subsidiaries in accordance with Section 8.3(f);

(vi) to the extent made on a basis no less favorable to such Loan Party than would be obtained in an arm’s-length transaction with a Person that is not an Affiliate of the Borrower, transactions among the Borrower and the other Group Members and transactions among the Group Members (other than the Borrower), in each case, otherwise permitted by this Agreement;

(vii) the payment of reasonable and customary fees and indemnities to directors, officers, consultants and employees of Parent, any direct or indirect parent of Parent, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of Parent or any direct or indirect parent of Parent, to the portion of such fees and indemnities that are allocable to the Borrower and its Subsidiaries);

(viii) consummation of the Dividend and the payment of all fees, expenses, bonuses and awards related thereto;

(ix)(A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Stock pursuant to put/call rights or similar rights with employees, officers or directors permitted under Section 8.5, and (C) any reasonable employee compensation, benefit plan or arrangement, any reasonable health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(x) Restricted Payments permitted by the provisions of Section 8.5; provided, that the proceeds of Restricted Payments permitted by Section 8.5(e) shall, if received by the Fund, be used as required by Section 8.5(e);

(xi) any purchase by Parent of, or contributions to, the equity capital of the Borrower; provided, that any Stock of the Borrower purchased by Parent shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Guaranty and Security Agreement;

(xii) payments permitted under paragraph (b) below;

(xiii) to the extent made on a basis no less favorable to such Loan Party than would be obtained in an arm’s-length transaction with a Person that is not an Affiliate of the Borrower, transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(xiv) any transaction otherwise permitted under this Agreement in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter, and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Borrower;

(xv) [reserved]; and

(xvi) transactions with Joint Ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business; provided that (a) no Affiliate of the Borrower (other than the Borrower or a Group Member) has a beneficial interest in such Person and (b) such transaction is no less favorable to the Borrower or applicable Group Member than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower.

(b) The Borrower shall cause each Group Member not to make payments of or on account of management, consulting, monitoring, transaction and advisory fees or similar fees payable to the Funds or the Fund Affiliates (i) in an aggregate amount in any Fiscal Year in excess of $500,000 (provided that unused amounts may be carried forward to one or more future periods ), (ii) following the occurrence and during the continuance of a Default or Event of Default or (iii) if, after giving effect to such payments, the Borrower is not in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder; provided that reimbursement of expenses and indemnification payments may be made whether or not a Default or Event of Default has occurred and whether or not the Borrower is so in compliance.

Section 8.10 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. Parent shall not and the Borrower shall cause each Group Member not to incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of the Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above: (i) restrictions imposed by applicable law; (ii) (A) contractual encumbrances or restrictions in effect on the Closing Date and set forth on Schedule 8.10 and (B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and permitted by Section 8.1(b) or any agreements related to any permitted renewal, extension or refinancing of any such Indebtedness that does not expand the scope of any such encumbrance or restriction; (iii) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Stock or assets of a Subsidiary permitted under Section 8.4 pending the closing of such sale or disposition; (iv) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures permitted under this Agreement; (v) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business; (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (vii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (viii) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 8.4 pending the consummation of such sale; (ix) customary restrictions and conditions contained in the document relating to any Lien, so long as (A) such Lien is permitted under Section 8.2 and such restrictions or conditions relate only to the specific asset subject to such Lien, and (B) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 8.10; (x) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations; (xi) any agreement in effect at the time any Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; and (xii) Permitted Payment Restrictions contained in any documents evidencing or governing Indebtedness permitted hereunder of any Group Member that is not a Loan Party (provided that such restrictions are not applicable to any Loan Party or the properties of any Loan Party).

Section 8.11 Modification of Certain Documents. Parent shall not and the Borrower shall cause each Group Member not to do any of the following:

(a) waive or otherwise modify any term of, or provide any consent under, any Constituent Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of its outstanding Stock or Stock Equivalents), in each case except for those modifications, consents and waivers that (x) do not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity) as certificated and (y) do not materially and adversely affect the interests of any Secured Party under the Loan Documents or in the Collateral; or

(b) waive or otherwise modify any term of, or provide any consent under, any Subordinated Debt and Junior Indebtedness, except for those modifications, consents and waivers that (x) do not materially and adversely affect the interest of any Secured Party and (y) do not affect the subordination provisions thereof in a manner adverse to the Secured Parties.

Section 8.12 Accounting Changes; Fiscal Year. Parent shall not and the Borrower shall cause each Group Member not to change its fiscal year or its method for determining fiscal quarters or fiscal months, unless such change is necessary in order to conform the fiscal year of a Group Member to the Borrower’s fiscal year.

Section 8.13 Margin Regulations. Parent shall not and the Borrower shall cause each Group Member not to use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14 Compliance with ERISA. The Borrower shall not cause or suffer to exist any ERISA Event that would, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.15 Hazardous Materials. The Borrower shall cause each Group Member not to cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.16 Material Contracts. The Borrower shall cause each Group Member not to change or amend the terms of any material contract if such change could reasonably be expected to have a Material Adverse Effect.

Section 8.17 Anti-Terrorism Laws; Anti-Money Laundering; Embargoed Persons. The Borrower shall cause each Group Member not to (i) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) cause or permit any of the funds of any Group Member that are used to repay the Loans to be derived from any unlawful activity with the result that the making of any of the Loans would be in violation of any Requirement of Law.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Definition. Each of the following shall be an Event of Default:

(a) the Borrower shall fail to pay (i) any principal of any Loan or any L/C Reimbursement Obligation when the same becomes due and payable or (ii) any interest on any Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of 5 Business Days after the due date therefor; or

(b) any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (or in the case of any representation, warranty or certification that is by its terms qualified by concepts of materiality, shall prove to have been incorrect in any respect) when made or deemed made; or

(c) any Loan Party shall fail to comply with (i) any provision of Section 2.19(a)(ii) (Reallocation of Defaulting Lender Commitment, Etc.), Article V (Financial Covenants), Sections 6.1 (Financial Statements), 6.2(a)(i) or (ii) (Other Events), 7.1 (Maintenance of Corporate Existence), 7.9 (Use of Proceeds) or 7.10 (Additional Collateral and Guaranties) or Article VIII (Negative Covenants), or (ii) any other provision of any Loan Document if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after the earlier of the date on which (i) notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders and (ii) a Responsible Officer of Parent or the Borrower has actual knowledge of such failure; or

(d)(i) any event or condition occurs that (A) results in any Indebtedness of any Group Member having a principal amount of $3.0 million or more becoming due prior to its stated maturity, or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption, or defeasance thereof (or permits the early termination and requires the repayment thereof), prior to its scheduled maturity, or (ii) any Group Member shall fail to pay the principal of any such Indebtedness at the stated final maturity thereof; provided, that this clause (d) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(e)(i) Parent or any Group Member shall generally not pay its debts as such debts become due, admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Parent or any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) Parent or any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) Parent or any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f) one or more judgments, orders or decrees (or other similar process) shall be rendered against Parent or any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent an unaffiliated and solvent insurer has not denied or contested coverage therefor, provided that, for the avoidance of doubt, a reservation of rights by an insurance company would not in and of itself constitute contested coverage) in excess of $3.0 million, or (B) otherwise, that would reasonably be expected to have, in the aggregate, a Material Adverse Effect, and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree, or (B) such judgment, order or decree shall not have been vacated, discharged or unstayed for a period of 60 consecutive days;

(g) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be, or be asserted in writing by Parent or any Group Member not to be valid and binding on, or enforceable against, any Loan Party party thereto, or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any material portion of the Collateral and purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document, or Parent or any Group Member shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(h) there shall occur any Change of Control;

(i) an ERISA Event occurs which has resulted in liability of a Group Member in an aggregate amount that would reasonably be expected to have a Material Adverse Effect; or

(j) the subordination provisions applicable to any Subordinated Debt or Junior Indebtedness having a principal amount of $3.0 million or more shall cease to be in full force.

Section 9.2 Remedies. During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable

Requirement of Law, do each of the following: (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan and any L/C Issuer may have hereunder to Issue any Letter of Credit or (b) declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Parent and the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties); provided, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), (x) the Commitments of each Lender to make Loans and the commitment of each L/C Issuer to Issue Letters of Credit shall each automatically be terminated and (y) each Obligation (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Parent and the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).

Section 9.3 [Reserved].

Section 9.4 Actions in Respect of Letters of Credit. At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 105% of the L/C Obligations for all Letters of Credit at such time and (iii) as required by Section 2.12, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.11, for deposit in a L/C Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 105% of the L/C Obligations for all Letters of Credit at such time (not to exceed, in the case of clause (iii) above, the payment to be applied pursuant to Section 2.12 to provide cash collateral for Letters of Credit).

ARTICLE X

THE AGENTS

Section 10.1 Appointment and Authority. (a) Each Lender Party hereby irrevocably appoints Royal Bank to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Lender Party hereby irrevocably appoints KeyBank National Association as Syndication Agent hereunder. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties The provisions of this Article X are solely for the benefit of the Agents, the Arrangers and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Each L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

Section 10.2 Agents Individually. (a) Each Person serving as an Agent or Arranger hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not an Agent or an Arranger and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent or an Arranger hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent or an Arranger hereunder and without any duty to account therefor to the Lender Parties.

(b) Each Lender Party understands that each Person serving as an Agent or an Arranger, in each case, acting in its individual capacity, and its Affiliates (collectively, such “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 10.2 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, each Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, each Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of such Agent’s Group. No Agent or Arranger nor any member of such Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that each Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by such Agent to the Lender Parties.

(c) Each Lender Party further understands that there may be situations where members of each Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of any Agent’s Group is or shall be required to restrict its activities as a result of each Person serving as an Agent or an Arranger being a member of such Agent’s Group, and that each member of such Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by any Agent’s Group of information (including

Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by any Agent or Arranger or any member of such Agent’s Group to any Lender Party including any such duty that would prevent or restrict such Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 10.3 Duties of the Agents; Exculpatory Provisions. (a) Each Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders or the Administrative Agent in the case of the Collateral Agent (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or the Administrative Agent in the case of the Collateral Agent (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 or 11.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. No Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender Party shall have given notice to such Agent describing such Default and such event or events.

(c) No Agent or Arranger nor any member of such Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Disclosure Documents, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by any Loan Document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (in the case of the Agent, but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent.

(d) Nothing in this Agreement or any other Loan Document shall require any Agent, Arranger or any of their respective Related Persons to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to each Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by such Agent, such Arranger or any of their respective Related Persons.

Section 10.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by such Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons. Each such sub-agent and the Related Persons of such Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article X (as though such sub-agents were the “Administrative Agent,” “Collateral Agent” or such other “Agent” under the Loan Documents) as if set forth in full herein with respect thereto. No Agent shall be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 10.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 10.7 Resignation of Agents. (a) The Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York City, or an Affiliate of any such financial institution with an office in New York City. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Agent may on behalf of the Lender Parties, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lender Parties, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph and all Collateral held by the Collateral Agent shall be surrendered to a Lender Party selected by the Required Lenders. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the Lender Parties otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation.

Section 10.8 Resignation of L/C Issuer. In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the L/C Issuer may, upon prior written notice to the Borrower and the Administrative Agent, resign as L/C Issuer effective at the close of business New York time on a date specified in such notice; provided that such resignation by the L/C Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the L/C Issuer.

Section 10.9 Non-Reliance on Agents and Other Lender Parties. (a) Each Lender Party confirms to each Agent, each Arranger, each other Lender Party and each of their respective Related Persons that it (i) possesses (individually or through its Related Persons) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any Arranger, any other Lender Party or any of their respective Related Persons, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon any Agent, any Arranger, any other Lender Party or any of their respective Related Persons, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any Arranger, any other Lender Party or any of their respective Related Persons, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of the Disclosure Documents and any other information delivered by any Agent, any Arranger, any other Lender Party or by any of their respective Related Persons under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 10.10 Release of Collateral or Guarantors. Each Lender Party hereby consents to the release and hereby directs the Collateral Agent to release or subordinate any Lien held by the Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale (other than a Sale to another Loan Party) permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder to the extent such property constitutes “Excluded Property” (as defined in the Guaranty and Security Agreement) and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments and all Secured Hedging Support Documents, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations that the Administrative Agent and the Collateral Agent have been notified in writing are then due and payable and (C) deposit of cash collateral with respect to all L/C Obligations (or a back-up letter of credit has been issued), in an amount equal to 105% of such L/C Obligation and with parties satisfactory to the Administrative Agent and the applicable L/C Issuer.

Each Lender Party hereby directs the Collateral Agent, and the Collateral Agent hereby agrees at the Borrower’s expense, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

Section 10.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender Party so long as, by accepting such benefits, such Secured Party agrees, as among the Agents and all other Secured Parties, that such Secured Party agrees to and is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X, Section 11.8 (Right of Setoff), Section 11.9 (Sharing of Payments, Etc.) and Section 11.20 (Confidentiality) and the decisions and actions of the Agents and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.12 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall be such Secured Party’s pro rata share (based on the amount of Obligations owing to such Secured Party relative to the aggregate amount of all Obligations) of such liabilities, costs and expenses, and (b) except as set forth herein specifically for such Secured Party, (i) each of the Agents and the Lender Parties shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation, and (ii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document. The Borrower hereby authorizes each Secured Hedging Counterparty party to a Secured Hedging Support Document to receive confidential and other information from the counterparty to the Hedging Agreement supported by such Secured Hedging Support Document in respect of such Hedging Agreement, Secured Hedging Support Document, or otherwise in respect of the Borrower and its Affiliates. Each party hereto that is a Secured Hedging Counterparty party to any Secured Hedging Support Document or whose Affiliate is such a Secured Hedging Counterparty shall not, and shall not cause such Affiliate to, revoke, cancel or otherwise terminate such Secured Hedging Support Document prior to the earlier of (w) the scheduled expiration or maturity of such Secured Hedging Support Document, (x) the occurrence or continuation of any Event of Default, (y) any breach of the terms of such Secured Hedging Support Document constituting a termination event or otherwise permitting such termination, and (z) the Scheduled Maturity Date.

Section 10.12 Expenses; Indemnities. (a) Each Lender agrees to reimburse each Agent, each Arranger and each of their respective Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors paid in the name of, or on behalf of, any Loan Party) that may be incurred by such Agent, such Arranger or any of their respective Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) EACH LENDER FURTHER AGREES TO INDEMNIFY EACH AGENT, EACH ARRANGER AND EACH OF THEIR RESPECTIVE RELATED PERSONS (TO THE EXTENT NOT REIMBURSED BY ANY LOAN PARTY), FROM AND AGAINST SUCH LENDER’S AGGREGATE PRO RATA SHARE WITH RESPECT TO THE FACILITIES OF ANY LIABILITIES THAT MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH AGENT, SUCH ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PERSONS AND IN ANY MATTER RELATING TO OR ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF ANY LOAN DOCUMENT OR ANY OTHER ACT, EVENT OR TRANSACTION RELATED, CONTEMPLATED IN OR ATTENDANT TO ANY SUCH DOCUMENT, OR, IN EACH CASE, ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY SUCH AGENT, SUCH ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PERSONS UNDER OR WITH RESPECT TO ANY OF THE FOREGOING (IN EACH CASE, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF ANY AGENT, ANY ARRANGER

OR THEIR RESPECTIVE RELATED PERSONS; PROVIDED, THAT NO LENDER SHALL BE LIABLE TO ANY AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PERSONS TO THE EXTENT SUCH LIABILITY HAS RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AGENT, SUCH ARRANGER OR, AS THE CASE MAY BE, SUCH RELATED PERSON, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR ORDER. THE AGREEMENTS IN THIS SECTION 10.12 SHALL SURVIVE THE RESIGNATION AND/OR REPLACEMENT OF THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT, AS APPLICABLE, ANY ASSIGNMENT OF RIGHTS BY, OR THE REPLACEMENT OF, A LENDER PARTY, THE TERMINATION OF THIS AGREEMENT AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL OTHER OBLIGATIONS.

Section 10.13 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Syndication Agent or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or as a Lender Party hereunder; provided that the Syndication Agent and Arrangers shall be entitled to all benefits of this Article X.

Section 10.14 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Secured Party an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Secured Party (because the appropriate form was not delivered or was not properly executed, or because such Secured Party failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Secured Party shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Loan Party pursuant to Sections 2.16 and 2.17 and without increasing or limiting the obligation of any Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Secured Party by the Administrative Agent shall be conclusive absent manifest error. Each Secured Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Secured Party under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 10.14. The agreements in this Section 10.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Secured Party, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.

Section 10.15 Removal of Agents. Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent or Collateral Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 11.1(c)) may by notice to the Borrower and such Person remove such Person as Administrative Agent or Collateral Agent and appoint a replacement Administrative Agent or Collateral Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent or Collateral Agent is appointed and (ii) the date 20 Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent or Collateral Agent has been appointed) and, in the case of the Collateral Agent, the Collateral held by the Collateral Agent shall be surrendered to a Lender Party selected by the Required Lenders.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc. (a) No amendment or waiver of any provision of any Loan Document (other than the Fee Letter) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to (A) cure any ambiguity, omission, defect or inconsistency, by the Administrative Agent and the Borrower or (B) grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property, by the Collateral Agent and the Borrower and (2) in the case of any other amendment, waiver or consent by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower; provided, that no amendment, consent or waiver described in clause (2) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, be effective to do any of the following:

(i) waive any condition specified in Section 3.1, except any condition referring to any other provision of any Loan Document;

(ii) increase the Commitment of such Lender or subject such Lender to any additional obligation;

(iii) reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender (excluding mandatory prepayments), (B) any fee or accrued interest payable to such Lender or (C) if such Lender is a Revolving Credit Lender, any L/C Reimbursement Obligation or any obligation of the Borrower to repay (whether or not on a fixed date) any L/C Reimbursement Obligation; provided, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase or (y) any modification to any financial covenant set forth in Article V or in any definition set forth therein or principally used therein;

(iv) extend, waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender’s Commitment or the stated expiration date of any Letter of Credit beyond the Revolving Credit Termination Date; provided, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;

(v) waive or amend any provision of Section 2.12(c) (Application of Payments during an Event of Default) or Section 2.12(d) (Application of Payments Generally);

(vi) except as provided in Section 10.10, release all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of the Borrower;

(vii) reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders”, “Required Revolving Credit Lenders”, “Required Term Loan Lenders”, “Pro Rata Share” or “Pro Rata Outstandings”;

(viii) amend Section 10.10 (Release of Collateral or Guarantors) if the effect of such amendment is a release described in clause (vi) above, Section 11.9 (Sharing of Payments) or this Section 11.1;

(ix) waive any condition set forth in Section 3.2 as to any Borrowing under a particular Facility, directly or indirectly (including by waiving any Default or Event of Default or amending or modifying Section 3.2 or Section 9.1 if the effect thereof is to permit such Borrowing), without the written consent of the Required Revolving Credit Lenders or the Required Term Loan Lenders, as the case may be; or

(x) consent to the assignment by any Loan Party of any of its rights and obligations under any Loan Document.

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 2.12(b) (Application of Mandatory Prepayments) to, and any modification of the application of any such payment to, (1) the Term Loans shall require the consent of the Required Term Loan Lenders and (2) the Revolving Loans shall require the consent of the Required Revolving Credit Lenders, (B) any change to the definition of the term “Required Term Loan Lender” shall require the consent of all of the Term Loan Lenders, (C) any change to the definition of the term “Required Revolving Credit Lender” shall require the consent of all of the Revolving Credit Lenders and (D) any change or amendment to Section 2.8 (Mandatory Prepayments) shall require the consent of the Required Term Loan Lenders until payment in full of the Term Loans and, after such full payment, the Required Revolving Credit Lenders, (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, any Agent (or otherwise modify any provision of Article X or the application thereof), any L/C Issuer or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by such Agent, such L/C Issuer or, as the case may be, such SPV in addition to any signature otherwise required and (z) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.12.

(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. In the case of any waiver, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon (or reduce the amount of any increased interest or fee payments as a consequence of any such Default or Event of Default).

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders, Required Revolving Credit Lenders, Required Term Loan Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definitions of “Required Lenders”, “Required Revolving Credit Lenders” and “Required Term Loan Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 11.2 Assignments and Participations; Binding Effect. (a) Binding Effect. This Agreement shall become effective when it shall have been executed by Parent, the Borrower, the Guarantors and the Agents and when the Administrative Agent shall have been notified by each Lender and L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of Parent, the Borrower (in each case except for Article X), each Agent, each Lender and L/C Issuer and, to the extent provided in Section 10.12, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. None of Parent, the Borrower, any L/C Issuer or any Agent (except to a successor Agent named pursuant to Section 10.7 or otherwise to facilitate a transaction contemplated by such Section 10.7) shall have the right to assign any rights or obligations hereunder or any interest herein; provided, that each Secured Hedging Counterparty may assign its rights and interests in, but not its obligations under, Secured Hedging Support Provisions.

(b) Right to Assign.

(i) Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender, (iii) any Person that is simultaneously purchasing all or substantially all of such Lender’s loan portfolio, or (iv) any other Person reasonably acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, as long as no Event of Default under Section 9.1(a) or (e) is continuing, the Borrower; provided, that (v) no Lender may sell, transfer, negotiate or assign any rights or obligations hereunder to any Permitted Investor, Parent, the Borrower or any Affiliate or Subsidiary of any of the foregoing, except as permitted by clauses (ii) and (iii) below, (w) any Assignment of Revolving Credit Commitments shall require the consent (which consent shall not be unreasonably withheld or delayed) of the Administrative Agent and the L/C Issuer, (x) such Sales do not have to be ratable between the Facilities but must be ratable among the obligations owing to and owed by such Lender with respect to a Facility, (y) for each Facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and L/C Obligations subject to any such Sale shall be an integral multiple of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s entire interest in such Facility or is made with the prior consent (which consent shall not be unreasonably withheld or delayed) of the Borrower (as long as no Event of Default is continuing) and the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and (z) the Borrower shall exercise commercially reasonable efforts to respond to a request for consent to an Assignment within ten Business Days after having received notice of such Assignment (provided, that for the avoidance of doubt, failure to respond to such request shall be deemed to be consent). Notwithstanding the foregoing, any such Sales by Defaulting Lenders shall be subject to the Administrative Agent’s prior written consent in all instances;

(ii) Notwithstanding the foregoing, (a) Permitted Investor, Parent, the Borrower or any Affiliate or Subsidiary of any Permitted Investor, Parent or the Borrower (in such capacity, the “Offeror”) may make one or more offers to repurchase all or any portion of the Term Loans of Lenders, in each case, subject to, and solely to the extent permitted in accordance with, the terms, conditions, limitations and procedures set forth in Exhibit 11.2 hereto (and any such repurchase shall occur pursuant to the form of Purchaser Assignment and Acceptance attached as Annex C to Exhibit 11.2) and (b) Assignments to any Permitted Investor, Parent, the Borrower or any Affiliate or Subsidiary of any Permitted Investor, Parent or the Borrower shall be permitted only so long as the acquired Loans and Commitments shall be immediately cancelled upon the effectiveness of the Assignment thereof;

(iii) Following repurchase by Offeror pursuant to this Section 11.2(b), the Term Loans so repurchased shall be deemed cancelled for all purposes and no longer outstanding (and may not be resold by such Offeror), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. Any payment made by the Offeror in connection with a repurchase permitted by this Section 11.2(b) shall not be subject to the provisions of either Section 2.13 or Section 11.9. Failure by Borrower to make any payment to a Lender required by an agreement permitted by this Section 11.2(b) shall not constitute an Event of Default under Section 9.1(a).

Notwithstanding any of the provisions set forth in this Agreement to the contrary, Borrower, Parent, the Lenders and Agents hereby agree that nothing in this Agreement shall be understood to mean or suggest that the Term Loans constitute “securities” for purposes of either the Securities Act or the Exchange Act.

(c) Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment evidencing such Sale (including via an electronic settlement system if so designated by the Administrative Agent), together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.17(f) and payment by the assignee of an assignment fee in the amount of $3,500; provided, that (i) no assignment or other fee shall be payable in connection with an assignment by an existing Lender to another existing Lender or an Affiliate of such existing Lender, and (ii) only one assignment fee shall be payable with respect to multiple, simultaneous assignments to an Approved Fund and its Affiliates. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Administrative Agent and the Borrower, as applicable, consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d) Effectiveness. Effective upon the recording of an Assignment by the Administrative Agent in the Register, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that (i) each Lender agrees to remain bound by Article X, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments) to the extent provided in Section 10.11 (Additional Secured Parties) and (ii) each Lender shall continue to be entitled to the benefits of Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and Section 2.17 (Taxes) hereto with respect to facts and circumstances occurring prior to the effective date of such assignment.

(e) Grant of Security Interests. In addition to the other rights provided in this Section 11.2, each Lender may, without the consent of the Borrower or the Administrative Agent, grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities, by notice to the Administrative Agent; provided, that no such holder, trustee or other Person, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f) Participants and SPVs. In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and 2.17 (Taxes) (subject to the requirements and limitations of such Sections), but only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation, unless the sale of the participation or grant to an SPV is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed), and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral), for amendments that would increase the amount of any participant’s participation over the amount then in effect and consents to any assignments or transfers described in Section 11.1(a)(x). No party hereto shall institute (and each of the Borrower and Parent shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

Section 11.3 Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Agents, the Arrangers and their Related Persons for all reasonable out-of-pocket costs and expenses (including fees and premiums in connection with any title insurance or surveys, search, filing or recording fees) incurred in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable fees, charges and disbursements of one legal counsel (and one local counsel in each relevant jurisdiction, or two in the case of a conflict preventing the use of only one local counsel) to the Agents, the Arrangers, the Syndication Agent and their Related Persons, fees, costs and expenses incurred in connection with Syndtrak™ or any other E-System and allocated to the Facilities by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Agents, the Arrangers and their Related Persons for all reasonable costs and expenses incurred in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Collateral Agent for its examiners) and (c) the Arrangers, the Agents, the Lenders and the L/C Issuer and their Related Persons for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to Parent or any Group Member, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including fees and disbursements of counsel (including allocated costs of internal counsel).

Section 11.4 Indemnities. (a) THE BORROWER AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND EACH AGENT, THE ARRANGERS, EACH LENDER, EACH L/C ISSUER, EACH FORMER LENDER OR L/C ISSUER PARTY TO A SECURED HEDGING DOCUMENT, EACH PERSON THAT EACH L/C ISSUER CAUSES TO ISSUE LETTERS OF CREDIT HEREUNDER AND EACH OF THEIR RESPECTIVE RELATED PERSONS (EACH SUCH PERSON BEING AN “INDEMNITEE”) FROM AND AGAINST ALL LIABILITIES (INCLUDING BROKERAGE COMMISSIONS, FEES AND OTHER COMPENSATION) THAT MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE

AND IN ANY MATTER RELATING TO OR ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF (I) ANY LOAN DOCUMENT, ANY DISCLOSURE DOCUMENT, OR ANY OBLIGATION (OR THE REPAYMENT THEREOF), ANY LETTER OF CREDIT, THE USE OR INTENDED USE OF THE PROCEEDS OF ANY LOAN OR THE USE OF ANY LETTER OF CREDIT, OR ANY SECURITIES FILING OF, OR WITH RESPECT TO, ANY GROUP MEMBER, (II) ANY COMMITMENT LETTER, PROPOSAL LETTER OR TERM SHEET WITH ANY PERSON OR ANY CONTRACTUAL OBLIGATION, SYNDICATION OF THE CREDIT FACILITIES PROVIDED HEREBY, ANY ENFORCEMENT OF ANY LOAN DOCUMENTS (INCLUDING ANY SALES OF, COLLECTION FROM, OR OTHER REALIZATION UPON ANY OF THE COLLATERAL OR THE ENFORCEMENT OF ANY GUARANTY) ARRANGEMENT OR UNDERSTANDING WITH ANY BROKER, FINDER OR CONSULTANT, IN EACH CASE ENTERED INTO BY OR ON BEHALF OF ANY GROUP MEMBER OR ANY AFFILIATE OF ANY OF THEM IN CONNECTION WITH ANY OF THE FOREGOING AND ANY CONTRACTUAL OBLIGATION ENTERED INTO IN CONNECTION WITH ANY E-SYSTEMS OR OTHER ELECTRONIC TRANSMISSIONS, (III) ANY ACTUAL OR PROSPECTIVE INVESTIGATION, LITIGATION OR OTHER PROCEEDING, WHETHER OR NOT BROUGHT BY ANY SUCH INDEMNITEE OR ANY OF ITS RELATED PERSONS, ANY HOLDERS OF SECURITIES OR CREDITORS (AND INCLUDING ATTORNEYS’ FEES IN ANY CASE), WHETHER OR NOT ANY SUCH INDEMNITEE, RELATED PERSON, HOLDER OR CREDITOR IS A PARTY THERETO, AND WHETHER OR NOT BASED ON ANY SECURITIES OR COMMERCIAL LAW OR REGULATION OR ANY OTHER REQUIREMENT OF LAW OR THEORY THEREOF, INCLUDING COMMON LAW, EQUITY, CONTRACT, TORT OR OTHERWISE, OR (IV) ANY OTHER ACT, EVENT OR TRANSACTION RELATED, CONTEMPLATED IN OR ATTENDANT TO ANY OF THE FOREGOING (COLLECTIVELY, THE “INDEMNIFIED MATTERS”); PROVIDED, THAT THE BORROWER SHALL NOT HAVE ANY LIABILITY UNDER THIS SECTION 11.4 TO AN INDEMNITEE WITH RESPECT TO, AND NO INDEMNITEE SHALL HAVE ANY LIABILITY HEREUNDER OTHER THAN (TO THE EXTENT OTHERWISE LIABLE) FOR, ANY INDEMNIFIED MATTER TO THE EXTENT SUCH LIABILITY HAS RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR ORDER. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY INDEMNITEE. FURTHERMORE, EACH OF PARENT AND THE BORROWER WAIVES AND AGREES NOT TO ASSERT AGAINST ANY INDEMNITEE, AND SHALL CAUSE EACH OTHER LOAN PARTY TO WAIVE AND NOT ASSERT AGAINST ANY INDEMNITEE, ANY RIGHT OF CONTRIBUTION WITH RESPECT TO ANY LIABILITIES THAT MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY RELATED PERSON.

(b) WITHOUT LIMITING THE FOREGOING, “INDEMNIFIED MATTERS” INCLUDES ALL ENVIRONMENTAL LIABILITIES, INCLUDING THOSE ARISING FROM, OR OTHERWISE INVOLVING, ANY PROPERTY OF ANY GROUP MEMBER OR ANY ACTUAL, ALLEGED OR PROSPECTIVE DAMAGE TO PROPERTY OR NATURAL RESOURCES OR HARM OR INJURY ALLEGED TO HAVE RESULTED FROM ANY RELEASE OF HAZARDOUS MATERIALS ON, UPON OR INTO SUCH PROPERTY OR NATURAL RESOURCE OR ANY PROPERTY ON OR CONTIGUOUS TO ANY REAL PROPERTY OF ANY GROUP MEMBER, WHETHER OR NOT, WITH RESPECT TO ANY SUCH ENVIRONMENTAL LIABILITIES, ANY INDEMNITEE IS A MORTGAGEE IN

POSSESSION, THE SUCCESSOR-IN-INTEREST TO ANY GROUP MEMBER OR THE OWNER, LESSEE OR OPERATOR OF ANY PROPERTY OR FACILITY OF ANY GROUP MEMBER THROUGH ANY FORECLOSURE ACTION, IN EACH CASE EXCEPT TO THE EXTENT SUCH ENVIRONMENTAL LIABILITIES (I) ARE INCURRED SOLELY FOLLOWING FORECLOSURE BY ANY SECURED PARTY OR FOLLOWING ANY SECURED PARTY HAVING BECOME THE SUCCESSOR-IN-INTEREST TO ANY LOAN PARTY AND (II) ARE ATTRIBUTABLE SOLELY TO ACTS OF SUCH INDEMNITEE.

Section 11.5 Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document or the provisions of Section 2.17 (Taxes), Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements), Article X (The Agents), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities), this Section 11.5, Section 11.8 (Right of Setoff), and Section 11.9 (Sharing of Payments, Etc.) and all representations and warranties made in any Loan Document shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6 Limitation of Liability for Certain Damages. IN NO EVENT SHALL ANY INDEMNITEE BE LIABLE ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING ANY LOSS OF PROFITS, BUSINESS OR ANTICIPATED SAVINGS). EACH OF PARENT AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES (AND SHALL CAUSE EACH OTHER LOAN PARTY TO WAIVE, RELEASE AND AGREE) NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 11.7 Lender-Creditor Relationship; No Fiduciary Duty. The relationship between the Lenders, the L/C Issuer and the Agents, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor. Each of the Secured Parties may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that no Secured Party has any fiduciary or advisory relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein. The Borrower agrees that it will not claim that any Secured Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the transaction contemplated hereby or the process leading thereto.

Section 11.8 Right of Setoff. Each Agent, Lender and L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Parent and the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by such Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of Parent or the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each Agent, Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Agents, the Arrangers, the Syndication Agent, the Lenders and the L/C Issuer and their Affiliates and other Secured Parties may have.

Section 11.9 Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes) and 2.18 (Substitution of Lenders) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, that (a) the provisions of this Section 11.9 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant or any payment made as a consent fee for an amendment or waiver to the extent such fee is paid only to consenting Lenders, (b) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (c) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Defaulting Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to the Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in Sections 2.4 and 9.4.

Section 11.10 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11 Notices. (a) Addresses. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(A)	If to Administrative Agent, at

Royal Bank of Canada

200 Bay Street, 12th Floor,

South Tower, Royal Bank Plaza

Toronto, Ontario

M5J 2W7

Attention: Manager, Agency

Fax: (416) 842-4023

Forward loan requests, interest rate sets, payments and fees to:

Royal Bank of Canada

200 Bay Street, 12th Floor,

South Tower, Royal Bank Plaza

Toronto, Ontario

M5J 2W7

Attention: Manager, Agency

Fax: (416) 842-4023

(B)	If to Borrower or any Group Member, at

Francesca’s Collections, Inc.

3480 W. 12th Street

Houston, Texas 77008

Attention: Kal Malik, Executive Vice President and General Counsel

Number: 713.864.1358 x128

Email: KMalik@francescas.net

With copies to:

O’Melveny & Myers LLP

Attention: Sung Pak, Esq.

Times Square Tower

7 Times Square

New York, NY 10036

Number: (212) 326-2000

Fax: (212) 326-2061

Email: spak@omm.com

(C)	If to Royal Bank of Canada as the L/C Issuer, at

Royal Bank of Canada

One Liberty Plaza, 3rd Floor

New York, New York 10006-1404

Number: (212) 428-6256

Fax: (212) 428-3015

Email: chandran.panicker@rbccm.com

(D)	If to the Collateral Agent, at

Royal Bank of Canada

200 Bay Street, 12th Floor,

South Tower, Royal Bank Plaza

Toronto, Ontario

M5J 2W7

Attention: Manager, Agency

Fax: (416) 842-4023

(F) If to any other Lender Party, to it at its address (or telecopier number) set forth in its Administrative Questionnaire, or (G) at such other address as shall be notified in writing (x) in the case of the Borrower, to the Administrative Agent, (y) in the case of the Administrative Agent, to the other parties hereto and (z) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) Effectiveness. All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 11.12 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article X shall not be effective until received in writing by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to CHANDRAN.PANICKER@RBCCM.COM or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 11.12 Posting of Approved Electronic Communications. (a) Each of the Lender Parties and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on Syndtrak™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF SUCH AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 11.13 Confidentiality. Each of the Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Persons or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal or judicial process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which any Agent, any Lender Party or any of their respective Affiliates may be a party, (f) subject to an agreement no less restrictive than this Section 11.13, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) to current or prospective grantees of any option described in Section 11.2(f), direct or indirect counterparties to any Secured Hedging Document or any Hedging Agreement permitted hereunder and to their respective Related Persons, (iii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder, or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, (v) to any rating agency when required by it or (vi) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.13 or (ii) becomes available to any Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or (i) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by any Agent, Lender, the L/C Issuer or any of their Related Persons). For purposes of this Section 11.13, “Information” means all information received from a Loan Party or any of its Subsidiaries relating to a Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender Party on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries, provided that, in the case of information received from a Loan Party or any of its Subsidiaries, such information has been or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.13 shall be considered to have complied with its obligation to do so if such Person has (i) exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information or (ii) treated such Information in accordance with such Person’s customary procedures for handling confidential information of such nature. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents, in each case in accordance with customary market practice.

Section 11.14 Treatment of Information.

(a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Neither any Agent nor any of its Related Persons shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall any Agent or any of its Related Persons be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, no Agent nor any of its Related Persons (i) shall have, and each Agent, on behalf of itself and each of its Related Persons, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender Party or any of their respective Related Persons arising out of or relating to any Agent or any of its Related Persons providing or not providing Restricting Information to any Lender Party.

(b) Each Loan Party agrees that (i) all Communications it provides to any Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Agents and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 11.13) with respect to such Loan Party for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Agents shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” No Agent nor any of their Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties nor shall any Agent or any of its Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by such Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 11.14 shall modify or limit a Lender Party’s obligations under Section 11.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Agents and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. No Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e) The provisions of the foregoing clauses of this Section 11.14 are designed to assist the Agents, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. No Agent nor any of its Related Persons warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does any Agent or any of its Related Persons warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.

Section 11.15 Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.16 Jurisdiction. (a) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of Parent and the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent or the Collateral Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Administrative Agent or the Collateral Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b) Service of Process. Each of Parent and Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein). Each of Parent and Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Additional Service of Process. Nothing contained in this Section 11.16 shall affect the right of the Administrative Agent, the Collateral Agent or any Lender or the L/C Issuer to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 11.17 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.17.

Section 11.18 Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.19 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.20 Entire Agreement. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, FEE LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY LOAN PARTY AND ANY OF THE AGENTS, ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

Section 11.21 Use of Name. Each of Parent and Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to any Agent, Arranger, Syndication Agent or of any of their respective Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to such Agent, Syndication Agent or Arranger, and without the prior consent of such Agent, Syndication Agent or Arranger except to the extent required to do so under applicable Requirements of Law and then, only after consulting with such Agent, Syndication Agent or Arranger prior thereto.

Section 11.22 Patriot Act Notice. Each Lender subject to the Patriot Act hereby notifies Parent, the Borrower and each Loan Party that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies such Person, including the name and address of such Person and other information allowing such Lender to identify such Person in accordance with such act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FRANCESCA’S COLLECTIONS, INC.
as Borrower

By:	/s/ John De Meritt
Name: John De Meritt
Title: Chief Executive Officer

FRANCESCA’S LLC, as Parent

By:	/s/ John De Meritt
Name: John De Meritt
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ Authorized Signatory
Name:
Title:

ROYAL BANK OF CANADA,
as Collateral Agent

By:	/s/ Authorized Signatory
Name:
Title:

ROYAL BANK OF CANADA,
as L/C Issuer

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

JEFFRIES GROUP, INC., as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

JFIN FUNDING LLC, as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

JEFFRIES FINANCE LLC, as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

STIFEL BANK & TRUST, as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

EXHIBIT 1.1(1)

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Francesca’s Collections, Inc.

4.	Administrative Agent:	Royal Bank of Canada, as administrative agent under the Credit Agreement.

5.	Credit Agreement:	Credit Agreement, dated as of November 17, 2010, among Francesca’s Collections, Inc., as borrower (the “Borrower”),

[1]	Select as applicable.

1

Francesca’s LLC (“Parent”), the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Issuer, Royal Bank of Canada, as Administrative Agent (in such capacity, the “Administrative Agent”), Royal Bank of Canada, as Collateral Agent for the Secured Parties, and the other parties party thereto

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[2]
Term Loans	$	$		%
Revolving Loans	$	$		%

Effective Date:             ,      20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].3

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	This date may not be fewer than 5 Business Days after the date of assignment unless the Administrative Agent otherwise agrees.

2

[Consented to and]4 Accepted:

Royal Bank of Canada, as Administrative
Agent

By:
Name:
Title:

[Consented to:]5

[FRANCESCA’S COLLECTIONS, INC.]

By:
Name:
Title:

[Consented to:]6

[ , as L/C Issuer]

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.
[6]	Consent of the L/C Issuer is required for an assignment of Revolving Credit Commitments.

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Parent, the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Parent, the Borrower, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) subject to receipt of such consents as may be required under the Credit Agreement, it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to this Assignment and Acceptance is an Administrative Questionnaire in the form supplied by the Administrative Agent, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.17(f) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic delivery shall be effective

1

as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT 1.1(2)

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of November 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Collections, Inc., as borrower (the “Borrower”), Francesca’s LLC, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Issuer, Royal Bank of Canada, as Administrative Agent (in such capacity, the “Administrative Agent”), Royal Bank of Canada, as Collateral Agent, and the other parties party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.1(c) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1.

[Attached hereto as Exhibit A is the Consolidated balance sheet of the Borrower as of [            ], 20[    ] and related Consolidated statements of income, stockholders’ equity and cash flow for the Fiscal Year then ended, each prepared in accordance with GAAP, audited and accompanied by (a) a complete and correct [            ][1], (b) an opinion[2] of Group Members’ Accountants and (c) a summary of such financial statements setting forth in comparative form the corresponding figures for the prior Fiscal Year. These Financial Statements fairly present in all material respect the Consolidated financial position, results of operations and cash flow of the Borrower for such Fiscal Year in accordance with GAAP.][3]

2.

[Attached hereto as Exhibit A is the Consolidated unaudited balance sheet of the Borrower as of [            ], 20[    ] and the related Consolidated statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail. These Financial Statements fairly present in all material respects the Consolidated financial condition, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnote disclosure.][4]

[1]

To include each final management letter, audit report from any independent registered certified public accountant (including the Group Members’ Accountants) or similar letter or report in connection with such Financial Statements or any audit thereof and submitted to any Group Member (or such Group Member’s board of directors).

[2]

Such opinion is to indicate that: (x) such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification with respect to going concern or scope of audit or any like qualifications, and (y) in the course of the regular audit of the businesses of the Borrower and its Subsidiaries, which audit was conducted in accordance with (x) at any time prior to a Qualified IPO, the standards of the American Institute of Certified Public Accountants and (y) thereafter, the standards of the United States’ Public Company Accounting Oversight Board (or any successor entity), such Group Members’ Accountants have obtained no knowledge that a Default in respect of the Financial Performance Covenants is continuing or, if in the opinion of the Group Members’ Accountants such a Default is continuing, a statement as to the nature thereof (which statement may be limited to accounting matters and may disclaim responsibility for legal interpretations).

[3]	To be included if accompanying annual financial statements only.
[4]	To be included if accompanying quarterly financial statements only.

1

3.	Attached hereto as Exhibit B is a summary narrative discussion and analysis of the financial condition and results of operations of the Group Members for [the portion of] the Fiscal Year ended [ ] and [the corresponding period in] the previous Fiscal Year.

4.	No Default has occurred and is continuing as of the date hereof. [If unable to provide the foregoing certification, fully describe the nature of any such Default and the action that the Borrower proposes to take with respect thereto on Annex A attached hereto.]

5.	[Attached hereto as Annex [B] is a complete and correct report[5] summarizing the insurance coverage in effect for the Borrower and each Loan Party and its Subsidiaries.] [6]

6.	The following represent true and accurate calculations, as of [ ], to be used to determine compliance with the covenants set forth in Article 5 of the Credit Agreement:

Consolidated Leverage Ratio:

Consolidated Total Debt=	[ ]
Consolidated EBITDA=	[ ]
Actual Ratio=	[ ] to 1.0
Required Ratio=	No more than
[ ] to 1.0
Borrower in compliance with
Financial Performance Covenant:	[Yes / No]

Senior Leverage Ratio:

Senior Debt=	[ ]
Consolidated EBITDA=	[ ]
Actual Ratio=	[ ] to 1.0
Required Ratio=	No more than
[ ] to 1.0
Borrower in compliance with
Financial Performance Covenant:	[Yes / No]

Consolidated Fixed Charge
Coverage Ratio:

Consolidated EBITDA (as adjusted)=	[ ]
Consolidated Fixed Charges=	[ ]
Actual Ratio=	[ ] to 1.0
Required Ratio=	At least
[ ] to 1.0
Borrower in compliance with
Financial Performance Covenant:	[Yes / No]

[5]	Such report to specify type, amount and carrier of insurance and to contain such additional information as the Administrative Agent may reasonably specify.
[6]	To be included if accompanying annual financial statements only.

2

Supporting detail showing the calculation of Consolidated Leverage Ratio, Senior Leverage Ratio and Consolidated Fixed Charge Coverage Ratio is attached hereto as Schedule 1.7

7.	Attached hereto as Schedule 2 are calculations setting forth the ratio of (x) the amount of Consolidated Total Assets at the end of the applicable Fiscal Quarter to (y) the amount of Consolidated Total Assets as of October 31, 2010.

8.	Attached hereto as Schedule 3 is a summary of the outstanding balances of all intercompany Indebtedness as of the last day of the last Fiscal Quarter included in the Financial Statements attached hereto, which summary is complete and correct.

9.	[Attached hereto as Schedule 4 are detailed calculations setting forth Excess Cash Flow for the Excess Cash Flow Period ended [ ].][8]
10.

[[The Corporate Chart previously delivered on [            ], 20[    ], pursuant to Section 6.1(d) of the Credit Agreement, is correct and complete as of the date hereof.] [Attached hereto as Exhibit C is a Corporate Chart, which Corporate Chart is correct and complete as of the date hereof.]][9]

11.

[The Loan Parties have delivered to the Administrative Agent (i) all documents (including updated schedules as to the acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date hereof and (ii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member or Joint Venture thereof on or prior to the date hereof. [Any such documents not previously delivered prior to the date hereof are attached hereto as Exhibit [D].][10]

[7]	Which calculations shall be in reasonable detail.
[8]	To be included only in annual Compliance Certificate.
[9]	To be included only in annual Compliance Certificate.
[10]	To be included only in annual Compliance Certificate.

3

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this              day of             .

FRANCESCA’S COLLECTIONS, INC.

By:
Name:
Title:

4

SCHEDULE 1

Calculation of Covenant Compliance

(A)	Consolidated Leverage Ratio: Consolidated Total Debt to Consolidated EBITDA

(1)	Consolidated Total Debt of the Borrower as of [ ], 20[ ]:

(a) the sum of all Indebtedness of a type described in clauses (i) through (vi) below of the Borrower and its Subsidiaries on a Consolidated basis:

(i) all indebtedness for borrowed money	_______________

(ii) all obligations evidenced by notes, bonds, debentures or similar instruments,	_______________

(iii) the principal component of all obligations with respect to letters of credit (other than to the extent undrawn), bank guarantees or bankers’ acceptances,	_______________

(iv) all obligations to pay the deferred purchase price of property or services [1],	_______________

(v) all Capitalized Lease Obligations, and	_______________

(vi)   all obligations (other than, for the avoidance of doubt, with respect to the Dividend), whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value, or pay any dividends or other amounts with respect to, or convert into or exchange for Indebtedness, any of the Stock or Stock Equivalents of Borrower and its Subsidiaries (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Scheduled Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends,

_______________

(b) plus, all Guaranty Obligations of the Borrower and its Subsidiaries on a Consolidated basis with respect to any Indebtedness of any other Person of a type described in clause (a) above,	_______________

[1]

Other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 180 days after the incurrence thereof.

(c)    minus, unrestricted cash and Cash Equivalents (excluding cash and Cash Equivalents from a Specified Equity Contribution) of the Borrower and its Subsidiaries (reduced, in the case of any Subsidiary that is not a Wholly Owned Subsidiary, to reflect the extent of the relative aggregate direct and indirect beneficial ownership interest of the Borrower therein) on such date in an amount not to exceed $7,500,000 less the outstanding principal amount of Revolving Loans on such date.[2]

_______________

Consolidated Total Debt	_______________

(2) Consolidated EBITDA of the Borrower for the period of four consecutive Fiscal Quarters ending [ ], 20[ ][3]:

(a)     Consolidated Net Income of the Borrower for such period determined in accordance with GAAP: the aggregate of the Net Income of the Borrower and its Subsidiaries attributable to the Borrower (after giving effect to non-controlling interests) for such period, on a Consolidated basis, excluding, without duplication:

_______________

(A)    any net after-tax extraordinary, nonrecurring, or unusual gains or losses or income or expenses (less all fees and expenses relating thereto), including any severance expenses, and fees, expenses or charges related to any offering of the Stock of Parent, any Investment, acquisition or Indebtedness permitted to be incurred under the Credit Agreement (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to any acquisition consummated after the Closing Date,

_______________

(B) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations,	_______________

(C)    any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent) of the Borrower), other than write downs of current assets in the ordinary course of business,

_______________

[2]

Such unrestricted cash and Cash Equivalents that reduces Consolidated Total Debt pursuant to this clause (c) shall be maintained in an account subject to a Control Agreement (as defined in the Guaranty and Security Agreement).

[3]	Determined on a Pro Forma Basis.

(D) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness,

(E) the cumulative effect of a change in accounting principles during such period,

(F) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated after the Closing Date,

(G) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141,

(H) the effect of mark-to-market accounting for derivatives contracts under Statement of Financial Accounting Standards No. 157,

(I)      any non-cash compensation expenses realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Borrower or any of its Subsidiaries,

(J) any pre-opening expenses, and

(K)    the net income for such period of any entity (other than a Subsidiary of the Borrower) in which any Person other than the Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or its Subsidiaries during such period,

(b)     plus, to the extent applicable to the Borrower in such period, the sum of the following (without duplication and only to the extent the amounts described in clauses (i) through (vi) below decreased such Consolidated Net Income for such period):

(i) provision for Taxes based on income, profits or capital of the Borrower and its Subsidiaries for such period, including, without limitation, state, franchise and similar taxes,

(ii) Consolidated Interest Expense of the Borrower for such period,

(iii) depreciation and amortization expense of the Borrower and its Subsidiaries for such period,

(iv) business optimization expenses and other restructuring charges of the Borrower and its Subsidiaries for such period[4],

(v)     any other non-cash charges of the Borrower and its Subsidiaries for such period (but excluding (a) any such charges which represent the accrual of, or a cash reserve for, anticipated cash charges in any future period and (b) any such non-cash charge to the extent that it represents the amortization of a prepaid cash charge that was paid in a prior period unless such non- cash charge represents an amount that was not recognized in any prior period),

(vi)    management, consulting, monitoring, transaction, and advisory fees and related expenses for the Borrower and its Subsidiaries for such period paid to the Permitted Investors (or any accruals related to such fees and related expenses),[5]

(c)     minus, the sum (without duplication and only to the extent the amounts described in this clause (c) increased such Consolidated Net Income for such period) of non-cash items increasing Consolidated Net Income of the Borrower for such period (but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period, or (ii) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

Consolidated EBITDA

Consolidated Total Debt to Consolidated EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

(B)	Senior Leverage Ratio: Senior Debt to Consolidated EBITDA

(1)	Senior Debt of the Borrower as of [ ], 20[ ]:

[4]

(A) With respect to each business optimization expense or other such restructuring charge, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be, and (B) the aggregate amount of cash business optimization expenses and other cash restructuring charges for purposes of this clause (iv) shall not exceed 5% of Consolidated EBITDA for such period (as calculated prior to giving effect to the addition of amounts specified in this clause (iv)).

[5]	The aggregate amount of such fees and related expenses for purposes of this clause (vi) shall not exceed in any period of four consecutive Fiscal Quarters $500,000 as of the date of determination.

(a) Consolidated Total Debt of the Borrower (See item (A)(1) above),

(b)     minus, the sum of all Indebtedness of a type described in clauses (i) through (vi) below of the Borrower and its Subsidiaries on a Consolidated basis, in each case to the extent such Indebtedness is subordinated to the payment in full of the Obligations under the Credit Agreement[6]:

(i) indebtedness for borrowed money

(ii) all obligations evidenced by notes, bonds, debentures or similar instruments,

(iii) the principal component of all obligations with respect to letters of credit (other than to the extent undrawn), bank guarantees or bankers’ acceptances,

(iv) all obligations to pay the deferred purchase price of property or services[7],

(v) all Capitalized Lease Obligations, and

(vi)    all obligations (other than, for the avoidance of doubt, with respect to the Dividend), whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value, or pay any dividends or other amounts with respect to, or convert into or exchange for Indebtedness, any Stock or Stock Equivalents of the Borrower and its Subsidiaries (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Scheduled Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends,

(c)     minus, all Guaranty Obligations of the Borrower and its Subsidiaries on a Consolidated basis with respect to any Indebtedness of any other Person of a type described in clause (b) above, in each case to the extent such Indebtedness is subordinated to the payment in full of the Obligations under the Credit Agreement.[8]

Senior Debt

[6]	Must be subordinated on terms and conditions reasonably satisfactory to the Administrative Agent.
[7]

Other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 180 days after the incurrence thereof.

[8]	Must be subordinated on terms and conditions reasonably satisfactory to the Administrative Agent.

(2) Consolidated EBITDA of the Borrower for the period of four consecutive Fiscal Quarters ending [ ], 20[ ] (See Item A(2) above)

Senior Debt to Consolidated EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

(C) Consolidated Fixed Charge Coverage Ratio: Consolidated EBITDA (as adjusted) to Consolidated Fixed Charges

(1) Consolidated EBITDA of the Borrower for the period of four consecutive Fiscal Quarters ending [ ], 20[ ] (See Item A(2) above)

(a) minus, cash Capital Expenditures[9] of the Borrower for such period (excluding any Capital Expenditures financed with Indebtedness other than Revolving Loans),

(b)     minus, the aggregate amount of United States federal income taxes and other taxes, including, without limitation, state, franchise and similar taxes, actually payable in cash by the Borrower and its Subsidiaries for such period,

(c) minus, the aggregate amount of Permitted Tax Distributions made in such period.

Consolidated EBITDA (as adjusted)

(2) Consolidated Fixed Charges of the Borrower for the period of four consecutive Fiscal Quarters ending [ ], 20[ ][10]:

the sum of the following, determined on a Consolidated basis:

(a) the aggregate of all interest expense paid or accrued during such period, plus

(b) scheduled payments of principal with respect to Indebtedness during such period (excluding principal payments paid or payable on the Revolving Loan), plus

(c)     Restricted Payments made pursuant to Section 8.5(e) of the Credit Agreement to the extent such Restricted Payments are not otherwise reflected as a reduction or expense in determining the Consolidated Net Income of the Borrower (other than Restricted Payments for Permitted Tax Distributions).

[9]	See the definition of “Capital Expenditures” in the Credit Agreement for calculations and exclusions.
[10]	To be determined on a Pro Forma Basis.

Consolidated Fixed Charges

Consolidated Fixed Charge Coverage Ratio	[ ]:1.00

Covenant Requirement	At least [ ]:1.00

SCHEDULE 2

Change in Consolidated Total Assets

Ratio of (x) the amount of Consolidated Total Assets at the end of applicable Fiscal Quarter to (y) the amount of Consolidated Total Assets as of October 31, 2010

(1) Consolidated Total Assets[1] at the end of Fiscal Quarter ending [ ], 20[ ]

(2) Consolidated Total Assets as of October 31, 2010	$52,965,111

Ratio of (1) to (2)

[1]

Consolidated Total Assets means, as of any date, the total assets of the Borrower and the Consolidated Subsidiaries, determined in accordance with GAAP, set forth on the Consolidated balance sheet of the Borrower as of such date. In no event shall Consolidated Total Assets include the amount of goodwill that would be recorded from the acquisition of the Borrower by the Fund and the Fund Affiliates to the extent purchase accounting treatment was given or is given to such acquisition.

SCHEDULE 3

Summary of Intercompany Indebtedness

[To set forth a summary of the outstanding balances of all intercompany Indebtedness.]

SCHEDULE 4

Calculation of Excess Cash Flow

Excess Cash Flow Calculation for Excess Cash Flow Period ended [            ]:

(a) Consolidated EBITDA of Borrower for such Excess Cash Flow Period;

(b) minus, without duplication

(i)      any mandatory cash principal payment on the Loans during such Excess Cash Flow Period (in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment) other than any mandatory prepayment required pursuant to Section 2.8(a) of the Credit Agreement because of the existence of Excess Cash Flow,

(ii)     any cash principal payment, whether scheduled or otherwise, and whether mandatory or voluntary, made by the Borrower or any of its Subsidiaries during such Excess Cash Flow Period on any Capitalized Lease Obligation or other Indebtedness (other than with respect to voluntary payments, the Term Loans, any Subordinated Debt and any unsecured Indebtedness) but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof,

(iii)   Capital Expenditures by the Borrower and its Subsidiaries on a Consolidated basis during such Excess Cash Flow Period that are paid in cash to the extent permitted under the Credit Agreement to the extent not financed with the proceeds of Indebtedness other than Revolving Loans,

(iv)    the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Acquisitions and other Investments permitted under the Credit Agreement to the extent not financed with the proceeds of Indebtedness other than Revolving Loans (less any amounts received in respect thereof as a return of capital or utilizing the Equity Contribution Basket),

(v)     Capital Expenditures that the Borrower or any Subsidiary becomes obligated to make, or that are committed to be made by the Borrower or any Subsidiary during such Excess Cash Flow Period and that are paid in cash, to the extent permitted under the Credit Agreement and to the extent not financed with the proceeds of Indebtedness other than Revolving Loans, during the 180 day period immediately following the last day of such Excess

Cash Flow Period in an aggregate amount not to exceed $5,000,000 for any Excess Cash Flow Period),

(vi) the Consolidated Interest Expense of Borrower for such Excess Cash Flow Period to the extent paid in cash,

(vii) the amount of any obligations for United States federal income taxes or other taxes measured by net income payable with respect to such period,

(viii) cash expenditures made in respect of Hedging Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of Consolidated EBITDA,

(ix)    solely to the extent paid with internally generated cash, dividends or distributions or repurchases of its Stock permitted under the Credit Agreement and paid in cash by the Borrower during such Excess Cash Flow Period, and dividends permitted under the Credit Agreement and paid by any Subsidiary to any Person other than Parent, the Borrower or any of the Subsidiaries during such Excess Cash Flow Period, in each case pursuant to Section 8.5 of the Credit Agreement, other than pursuant to clause (c) of such Section 8.5,

(x)     amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as noncash reductions of Consolidated Net Income that increased Consolidated EBITDA and were included in Excess Cash Flow of the Borrower and its Subsidiaries in a prior Excess Cash Flow Period, and (B) reserves or accruals established in purchase accounting,

(xi)    noncash items (A) that increased Consolidated Net Income, but were not deducted from Consolidated EBITDA pursuant to clause (b) of the definition of “Consolidated EBITDA”, for such Excess Cash Flow Period (excluding any such items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and (B) in respect of which cash will be received in a future Cash Flow Period, and

(xii)  any increase in the Working Capital of the Borrower during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period);

(c) plus, without duplication

(i) to the extent included in the calculation of Consolidated EBITDA pursuant to clause (a)(i) of the definition thereof in the Credit Agreement, any provision for United States federal income taxes or other taxes measured by net income,

(ii) amounts deducted from the calculation of “Excess Cash Flow” for the immediately preceding Excess Cash Flow Period pursuant to clause (b)(v) above,

(iii) cash payments received in respect of Hedging Agreements during such Excess Cash Flow Period to the extent not included in the computation of Consolidated EBITDA,

(iv)    any decrease in the Working Capital of Borrower during such Excess Cash Flow Period (measured as the excess of such Working Capital at the beginning of such Excess Cash Flow Period over such Working Capital at the end thereof), and

(v) amounts received in cash during such Excess Cash Flow Period on account of items that were accounted for as noncash items that reduced Excess Cash Flow in a prior Excess Cash Flow Period.

Excess Cash Flow

EXHIBIT A

Financial Statements

Attached.

EXHIBIT B

Management’s Summary Narrative Discussion and Analysis

Attached.

EXHIBIT C

Corporate Chart

Attached.

EXHIBIT D

Documents

Attached.

EXHIBIT 1.1(3)

GUARANTY AND SECURITY AGREEMENT

Dated as of November 17, 2010

by and among

FRANCESCA’S COLLECTIONS, INC.

and

EACH OTHER GRANTOR

FROM TIME TO TIME PARTY HERETO

and

ROYAL BANK OF CANADA,

as Collateral Agent

and

ROYAL BANK OF CANADA,

as Administrative Agent

i

ANNEXES AND SCHEDULES

Annex 1	Form of Pledge Amendment
Annex 2	Form of Joinder Agreement
Annex 3	Form of Intellectual Property Security Agreement
Schedule 1	Commercial Tort Claims
Schedule 2	UCC Filings
Schedule 3	Jurisdiction of Organization; Chief Executive Office
Schedule 4	Locations of Inventory and Equipment
Schedule 5	Pledged Collateral
Schedule 6	Intellectual Property

GUARANTY AND SECURITY AGREEMENT, dated as of November 17, 2010, by and among FRANCESCA’S COLLECTIONS, INC. (the “Borrower”), each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 8.6 (together with the Borrower, the “Grantors”), Royal Bank of Canada, as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), and Royal Bank of Canada, as collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) for the Lenders, the L/C Issuer and each other Secured Party (each as defined in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, Francesca’s LLC (“Parent”), the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent, the Collateral Agent and the other parties thereto, the Lenders and the L/C Issuer have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor (other than the Borrower) has agreed to guaranty the Obligations (as defined in the Credit Agreement) of the Borrower;

WHEREAS, each Grantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent and the Collateral Agent.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the L/C Issuer, the Administrative Agent and the Collateral Agent to enter into the Credit Agreement and to induce the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent and the Collateral Agent as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. (a) Capital terms used herein without definition are used as defined in the Credit Agreement.

(b) Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined and, if defined in more than one Article of the UCC, shall have the meaning specified in Article 9 thereof).

(c) The following terms shall have the following meanings:

“Agreement” means this Guaranty and Security Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

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“Applicable IP Office” means the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States.

“Collateral” has the meaning specified in Section 3.1.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried, and the Loan Party maintaining such account effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent.

“Excluded Equity” means (a) Voting Stock in excess of 66% of the outstanding Voting Stock of any Foreign Subsidiary and (b) any Stock to the extent that, and for so long as, the requirements of Section 7.10 of the Credit Agreement do not apply thereto by reason of clause (ii) of the final paragraph of such Section.

“Excluded Property” means, collectively: (i) Vehicles; (ii) Excluded Equity; (iii) any permit or license or any Contractual Obligation entered into by any Grantor (A) that prohibits, terminates or permits termination by any Person other than the Borrower and its Affiliates of such permit, license or Contractual Obligation upon, or requires the consent of any Person other than the Borrower and its Affiliates as a condition to, the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock or Stock Equivalent related thereto or (B) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition, termination provision or requirement for consent is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law or required consent is not obtained (and immediately upon the lapse, termination, unenforceability or ineffectiveness of any such prohibition, termination provision or requirement for consent or grant of such required consent, the Collateral shall include, and the Grantors shall be deemed to have automatically granted a security interest in, all such permits, licenses, Contractual Obligations or Stock or Stock Equivalents no longer subject to such prohibition or termination provision or required consent); (iv) fixed or capital assets owned by any Grantor that are subject to a purchase money Lien or a Capital Lease permitted under the Credit Agreement if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than the Borrower and its Affiliates (which consent has not been obtained) as a condition to the creation of any other Lien on such equipment; (v) any “intent to use” Trademark applications for which a statement of use has not been filed with and accepted by the Applicable IP Office (but only until such statement is filed and accepted); and (vi) any assets to the extent that, and for so long as, the requirements of Section 7.10 of the Credit Agreement do not apply thereto by reason of clause (iii) of the final paragraph of such Section; provided, that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantor” means each Grantor other than the Borrower.

“Guaranty” means the guaranty of the Guaranteed Obligations made by the Guarantors as set forth in this Agreement.

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“Material Intellectual Property” means Intellectual Property that is owned by or licensed to a Grantor and material to the conduct of any Grantor’s business.

“Pledged Certificated Stock” means all certificated securities and any other Stock or Stock Equivalent of any Person evidenced by a certificate, instrument or similar document (as defined in the UCC), in each case owned by any Grantor, and any distribution of property made on, in respect of, or in exchange for the foregoing from time to time, including all Stock and Stock Equivalents listed on Schedule 5. Pledged Certificated Stock excludes any Excluded Property and any Cash Equivalents that are not held in securities accounts that are subject to Control Agreements to the extent permitted by Section 5.10 hereof.

“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in instruments evidencing any Indebtedness owed to such Grantor or other obligations owed to such Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all such instruments described on Schedule 5, issued by the obligors named therein. Pledged Debt Instruments excludes any Cash Equivalents that are not held in securities accounts that are subject to Control Agreements to the extent permitted by Section 5.10 hereof.

“Pledged Investment Property” means any investment property of any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, other than any Pledged Stock or Pledged Debt Instruments. Pledged Investment Property excludes any Cash Equivalents that are not held in securities accounts that are subject to Control Agreements to the extent permitted by Section 5.10 hereof.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any partnership not constituting Pledged Certificated Stock or as a member of any limited liability company, all right, title and interest of any Grantor in, to and under any Constituent Document of any partnership or limited liability company to which it is a party, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including in each case those interests set forth on Schedule 5, to the extent such interests are not certificated. Pledged Uncertificated Stock excludes any Excluded Property and any Cash Equivalents that are not held in securities accounts that are subject to Control Agreements to the extent permitted by Section 5.10 hereof.

“Secured Obligations” has the meaning specified in Section 3.2.

“Security Cash Collateral Account” means a Cash Collateral Account that is not a L/C Cash Collateral Account.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Borrower.

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“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of the Collateral Agent’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Vehicles” means all vehicles covered by a certificate of title law of any state.

Section 1.2 Certain Other Terms. (a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The terms “herein”, “hereof” and similar terms refer to this Agreement as a whole and not to any particular Article, Section or clause in this Agreement. References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement. Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

(b) Section 1.5 (Interpretation) of the Credit Agreement is applicable to this Agreement as and to the extent set forth therein.

ARTICLE II

GUARANTY

Section 2.1 Guaranty. To induce the Lenders to make the Loans and the L/C Issuer to Issue Letters of Credit, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer and the other Secured Parties the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Obligations of the Borrower whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.

Section 2.2 Limitation of Guaranty. Any term or provision of this Guaranty or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Subsidiary Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 2.3 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

Section 2.3 Contribution. To the extent that any Subsidiary Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the economic benefit actually received by such Subsidiary Guarantor and its Subsidiaries from the Loans and other Obligations, and (b) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the

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amount thereof repaid by the Borrower and Parent) in the same proportion as such Subsidiary Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Subsidiary Guarantors on such date, then such Guarantor shall be reimbursed by such other Subsidiary Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Subsidiary Guarantors on such date.

Section 2.4 Authorization; Other Agreements. The Secured Parties are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

(a) (i) modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Loan Document;

(b) apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Loan Documents;

(c) refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d) (i) Sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with the Borrower and any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

Section 2.5 Guaranty Absolute and Unconditional. Each Guarantor hereby waives and agrees not to assert any defense, whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by the Collateral Agent):

(a) the invalidity or unenforceability of any obligation of the Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b) the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from the Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien thereunder;

(c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

5

(d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against the Borrower, any other Guarantor or any of the Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e) any foreclosure, whether or not through judicial sale, and any other Sale of any Collateral or any election following the occurrence of an Event of Default by any Secured Party to proceed separately against any Collateral in accordance with such Secured Party’s rights under any applicable Requirement of Law; or

(f) any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of the Borrower, any other Guarantor or any of the Borrower’s other Subsidiaries, in each case other than the payment in full of the Guaranteed Obligations.

Section 2.6 Waivers. Each Guarantor hereby unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following: (a) any demand for payment or performance and protest and notice of protest, (b) any notice of acceptance, (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable, (d) any rights and defenses arising out of an election of remedies by Collateral Agent or any Secured Party, even if such election has destroyed such Grantor’s rights of subrogation and reimbursement against the Borrower or any other Guarantor, and (e) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor. Each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against the Borrower or any other Guarantor by reason of any Loan Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other Loan Party or set off any of its obligations to such other Loan Party against obligations of such Loan Party to such Guarantor. No obligation of any Guarantor hereunder shall be discharged other than by complete performance.

Section 2.7 Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation to (a) undertake any investigation, (b) disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

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ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.1 Collateral. For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interest is collectively referred to as the “Collateral”:

(a) all accounts, chattel paper, deposit accounts, documents (as defined in the UCC), equipment, general intangibles, instruments, inventory, investment property, letter-of-credit rights and any supporting obligations related to any of the foregoing;

(b) the commercial tort claims described on Schedule 1 and on any supplement thereto received by the Collateral Agent pursuant to Section 5.8;

(c) all books and records pertaining to the other property described in this Section 3.1;

(d) all property of such Grantor held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power, including but not limited to cash;

(e) all other goods (including but not limited to fixtures) and personal property of such Grantor, whether tangible or intangible and wherever located; and

(f) to the extent not otherwise included, all proceeds of the foregoing;

provided, that “Collateral” shall not include any Excluded Property; and provided, further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date thereof to constitute Collateral.

Section 3.2 Grant of Security Interest in Collateral. Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Grantor (the “Secured Obligations”), hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor.

Section 3.3 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended to be or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to pledged partnership interests or pledged limited liability company interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to pledged

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partnership interests or pledged limited liability company interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the L/C Issuer, the Administrative Agent and the Collateral Agent to enter into the Loan Documents, each Grantor hereby represents and warrants each of the following to the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer and the other Secured Parties:

Section 4.1 Title; No Other Liens. Except for the Lien granted to the Collateral Agent pursuant to this Agreement and other Permitted Liens, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Such Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.

Section 4.2 Perfection and Priority. The security interest granted pursuant to this Agreement constitutes a valid and continuing perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings specified on Schedule 2 (which, in the case of all filings referred to on such schedule, have been duly authorized by each Grantor and delivered to the Collateral Agent in completed form), (ii) with respect to any deposit account, the execution of a Control Agreement, (iii) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings having been made with the Applicable IP Office, (iv) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a Contractual Obligation granting control to the Collateral Agent over such letter-of-credit rights, and (v) in the case of electronic chattel paper, the completion of all steps necessary to grant control to the Collateral Agent over such electronic chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Customary Permitted Liens having priority over the Collateral Agent’s Lien by operation of law or permitted pursuant to clause (c), (e) or (j) of the definition of “Customary Permitted Liens” in the Credit Agreement or subsection 8.2(c), 8.2(d), 8.2(e), 8.2(f) or 8.2(h) of the Credit Agreement upon (i) in the case of all Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property, the delivery thereof to the Collateral Agent of such Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property consisting of instruments and certificates, in each case properly endorsed for transfer to the Collateral Agent or in blank, (ii) in the case of all Pledged Investment Property not in certificated form, the execution of a Control Agreement with respect to such investment property, and (iii) in the case of all other instruments and tangible chattel paper that are not Pledged Certificated Stock, Pledged Debt Instruments or Pledged Investment Property, the delivery to the Collateral Agent of such instruments and tangible chattel paper. Except as set forth in this Section 4.2, all actions by each Grantor necessary to perfect the Lien granted hereunder on the Collateral have been duly taken.

Section 4.3 Jurisdiction of Organization; Chief Executive Office. Such Grantor’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, in each case as of the date hereof, is specified on Schedule 3 and such Schedule 3 also lists all jurisdictions of incorporation, legal names and locations

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of such Grantor’s chief executive office or sole place of business for the five years preceding the date hereof.

Section 4.4 Locations of Inventory, Equipment and Books and Records. On the date hereof, such Grantor’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed on Schedule 4 and such Schedule 4 also lists the locations of such inventory, equipment and books and records for the five years preceding the date hereof.

Section 4.5 Pledged Collateral. (a) The Pledged Stock of all Subsidiaries pledged by such Grantor hereunder and all other Pledged Stock in excess of $500,000 individually or $1,000,000 in the aggregate (i) is, as of the Closing Date, listed on Schedule 5 and, as of the Closing Date, constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 5, (ii) has been duly authorized, validly issued and is fully paid and nonassessable (other than Pledged Stock in limited liability companies and partnerships), (iii) constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms and (iv) in the case of Pledged Certificated Stock, has been delivered to the Collateral Agent in accordance with Section 5.3(a) as of the Closing Date.

(b) As of the Closing Date, all Pledged Collateral (other than Pledged Stock) in excess of $500,000 individually or $1,000,000 in the aggregate, all Pledged Debt Instruments required to be pledged hereunder pursuant to Section 8.1(e) or 8.3(e) of the Credit Agreement, and all Pledged Investment Property consisting of instruments and certificates in excess of $500,000 individually or $1,000,000 in the aggregate, in each case has been delivered to the Collateral Agent in accordance with Section 5.3(a).

(c) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, at the direction of the Administrative Agent, shall be entitled to exercise all of the rights of the Grantor granting the security interest in any Pledged Stock, and a transferee or assignee of such Pledged Stock shall become a holder of such Pledged Stock to the same extent as such Grantor and be entitled to participate in the management of the issuer of such Pledged Stock and, upon the transfer of the entire interest of such Grantor, such Grantor shall, by operation of law, cease to be a holder of such Pledged Stock.

Section 4.6 Instruments and Tangible Chattel Paper Formerly Accounts. No amount payable to such Grantor under or in connection with any Collateral is evidenced by any instruments or tangible chattel paper in excess of $500,000 individually or $1,000,000 in the aggregate that has not been delivered to the Collateral Agent, properly endorsed for transfer, to the extent delivery is required by Section 5.5(a).

Section 4.7 Intellectual Property. (a) As of the Closing Date, Schedule 6 sets forth a true and complete list of the following Intellectual Property such Grantor owns (or, in the case of Material Intellectual Property, licenses): (i) Intellectual Property that is registered or subject to applications for registration, including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, and (4) as applicable, the registration or application number and registration or application date, (ii) Internet Domain Names and (iii) Material Intellectual Property.

(b) On the Closing Date, all Material Intellectual Property owned by such Grantor is in full force and effect, subsisting, unexpired and, to such Grantor’s knowledge, valid and enforceable, and no Material Intellectual Property has been abandoned. The consummation of the transactions

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contemplated by the Loan Documents shall not limit or impair the ownership, use, validity or enforceability of, or any rights of such Grantor in, any Material Intellectual Property. There are no pending (or, to the knowledge of such Grantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Grantor’s rights in, any Material Intellectual Property owned by such Grantor. To such Grantor’s knowledge, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Material Intellectual Property owned by such Grantor. Such Grantor and, to such Grantor’s knowledge, each other party thereto is not in material breach or default of any material IP License.

Section 4.8 Commercial Tort Claims. The only commercial tort claims of any Grantor existing on the date hereof (regardless of whether the amount, defendant or other material facts can be definitively determined and regardless of whether such commercial tort claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) in excess of $500,000 individually or $1,000,000 in the aggregate are those listed on Schedule 1, which sets forth such information separately for each Grantor.

Section 4.9 Specific Collateral. As of the Closing Date, none of the Collateral is or is proceeds or products of farm products, “as-extracted collateral” (as defined in the UCC), health care insurance receivables or timber to be cut.

Section 4.10 Enforcement. No Permit, notice to or filing with any Governmental Authority or any other Person or any consent from any Person is required for the exercise by the Collateral Agent of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except as may be required in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally or any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral.

Section 4.11 Representations and Warranties of the Credit Agreement. The representations and warranties as to such Grantor and its Subsidiaries made by the Borrower in Article IV (Representations and Warranties) of the Credit Agreement are true and correct on each date as required by Section 3.2(b) of the Credit Agreement.

ARTICLE V

COVENANTS

Each Grantor agrees with the Administrative Agent and the Collateral Agent to the following, as long as any Obligation or Commitment remains outstanding and, in each case, unless the Required Lenders otherwise consent in writing:

Section 5.1 Maintenance of Perfected Security Interest; Further Documentation and Consents. (a) Generally. Such Grantor shall (i) not use or permit any Collateral to be used unlawfully or in violation of any provision of any Loan Document, any Requirement of Law or any policy of insurance covering the Collateral and (ii) not enter into any Contractual Obligation or undertaking restricting the right or ability of such Grantor or the Collateral Agent to Sell any Collateral if such restriction could, either individually or in the aggregate, have a Material Adverse Effect.

(b) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest and such priority against the claims and demands of all Persons.

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(c) Such Grantor shall furnish to the Administrative Agent and the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as the Administrative Agent and the Collateral Agent may reasonably request, all in reasonable detail and in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(d) At any time and from time to time, upon the reasonable written request of the Collateral Agent (as so directed by the Administrative Agent), such Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing of) any financing statement or amendment under the UCC (or other filings under similar Requirements of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as the Administrative Agent or the Collateral Agent may reasonably request.

(e) To ensure that a Lien and security interest is granted on any of the Excluded Property set forth in clause (ii) of the definition of “Excluded Property”, such Grantor shall use its commercially reasonable efforts to obtain any required consents from any Person other than the Borrower and its Affiliates with respect to any permit or license or any Contractual Obligation with such Person entered into by such Grantor that requires such consent as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock or Stock Equivalent related thereto.

Section 5.2 [Reserved].

Section 5.3 Pledged Collateral. (a) Delivery of Pledged Collateral. Such Grantor shall, within 30 days of the acquisition or formation thereof, (i) deliver to the Collateral Agent, in suitable form for transfer and in form and substance satisfactory to the Administrative Agent, (A) all Pledged Certificated Stock of Subsidiaries, (B) all other Pledged Certificated Stock, (C) all Pledged Debt Instruments and (D) all certificates and instruments evidencing Pledged Investment Property, in each case of clauses (B), (C), and (D) in excess of $500,000 individually or $1,000,000 in the aggregate; provided that Pledged Certificated Stock of Subsidiaries and Pledged Debt Instruments required to be pledged hereunder pursuant to Section 8.1(e) or 8.3(e) of the Credit Agreement shall be delivered regardless of their value and (ii) maintain all other Pledged Investment Property in a securities account subject to a Control Agreement.

(b) Event of Default. During the continuance of an Event of Default, the Collateral Agent shall have the right, at any time at the direction of the Administrative Agent (in the Administrative Agent’s discretion) and without notice to the Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(c) Cash Distributions with respect to Pledged Collateral. Except as provided in Article VI, such Grantor shall be entitled to receive all cash distributions paid in respect of the Pledged Collateral.

(d) Voting Rights. Except as provided in Article VI, such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would impair the Collateral or be inconsistent with or result in any

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violation of any provision of any Loan Document. The Collateral Agent shall have no duty or obligation to exercise or monitor such voting rights.

Section 5.4 Accounts. Such Grantor shall not, other than in the ordinary course of business, (i) grant any extension of the time of payment of any account, (ii) compromise or settle any account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any account, (iv) allow any credit or discount on any account or (v) amend, supplement or modify any account in any manner that could adversely affect the value thereof.

Section 5.5 Delivery of Instruments and Tangible Chattel Paper, Letter-of-Credit Rights and Electronic Chattel Paper. (a) If any amounts in excess of $500,000 individually or $1,000,000 in the aggregate payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an instrument or tangible chattel paper other than such instrument delivered in accordance with Section 5.3(a) and in the possession of the Collateral Agent, such Grantor shall mark all such instruments and tangible chattel paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Royal Bank of Canada, as Collateral Agent”, shall promptly (and in any event within 30 days) provide a notice of acquisition of such instrument or chattel paper to the Collateral Agent, and, at the request of the Administrative Agent, shall immediately deliver such instrument or tangible chattel paper to the Collateral Agent, duly indorsed in a manner satisfactory to the Administrative Agent.

(b) Such Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any investment property to any Person other than the Collateral Agent.

(c) If such Grantor is or becomes the beneficiary of a letter or letters of credit that is (i) not a supporting obligation of any Collateral and (ii) in excess of $500,000 individually or $1,000,000 in the aggregate, then such Grantor shall promptly, and in any event within 2 Business Days after becoming a beneficiary, notify the Collateral Agent thereof. Such Grantor shall use commercially reasonable efforts to enter into a Contractual Obligation with the Collateral Agent, the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such Contractual Obligation shall assign proceeds of such letters of credit to the Collateral Agent in a manner sufficient to grant control for the purposes of Section 9-107 of the UCC (or any similar section under any equivalent UCC). Such Contractual Obligation shall also direct all payments thereunder to a Cash Collateral Account. The provisions of such Contractual Obligation shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) If any amounts in excess of $500,000 individually or $1,000,000 in the aggregate payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by electronic chattel paper, such Grantor shall take all steps necessary to grant the Collateral Agent control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act related to such electronic chattel paper.

Section 5.6 Intellectual Property. (a) Within 60 days after any change to Schedule 6 for such Grantor, such Grantor shall provide the Collateral Agent notification thereof and the short-form intellectual property agreements and assignments as described in this Section 5.6 and other documents that the Administrative Agent reasonably requests with respect thereto.

(b) Such Grantor shall (and shall exercise commercially reasonable efforts to cause all of its licensees to), to the extent the applicable Intellectual Property remains, in the reasonable

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judgment of such Grantor, necessary for or useful in the conduct of such Grantor’s business: (i) (1) continue to use each Trademark included in the Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark, where commercially practicable, with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, and (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement; and (ii) not do any act or omit to do any act whereby (w) any Trademark included in the Material Intellectual Property (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any Patent included in the Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any Copyrights included in the Material Intellectual Property may become invalidated, otherwise impaired or fall into the public domain, or (z) any Trade Secret that is Material Intellectual Property may be disclosed to an unauthorized third party or become publicly available or otherwise unprotectable.

(c) Such Grantor shall notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any Material Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such Grantor’s ownership of, interest in, right to use, register, own or maintain any Material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office). Such Grantor shall take all actions that are necessary or reasonably requested by the Administrative Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Material Intellectual Property.

(d) Such Grantor shall not do any act or omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person, except for any such action or omission as would not be expected to have a Material Adverse Effect. In the event that any Material Intellectual Property of such Grantor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Grantor shall take such action, if any, as it reasonably deems appropriate under the circumstances in response thereto, including promptly bringing suit and recovering all damages therefor.

(e) Such Grantor shall execute and deliver to the Collateral Agent in form and substance reasonably acceptable to the Administrative Agent and suitable for (i) filing in the Applicable IP Office the short-form intellectual property security agreements in the form attached hereto as Annex 3 for all Copyrights, Trademarks, Patents and IP Licenses of such Grantor, and (ii) if requested by the Collateral Agent at the direction of the Administrative Agent during the continuation of an Event of Default, recording with the appropriate Internet domain name registrar, a duly executed form of assignment for all Internet Domain Names of such Grantor, in each case, together with appropriate supporting documentation as may be requested by the Collateral Agent.

Section 5.7 Notices. Such Grantor shall promptly (and in any event within 30 days of the acquisition thereof) notify the Collateral Agent in writing of its acquisition of any interest hereafter in property that is of a type where a security interest or lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

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Section 5.8 Notice of Commercial Tort Claims. Such Grantor agrees that, if it shall acquire any interest in any commercial tort claims in excess of $500,000 individually or $1,000,000 in the aggregate (whether from another Person or because such commercial tort claim shall have come into existence), (i) such Grantor shall, immediately upon such acquisition, deliver to the Collateral Agent, in each case in form and substance satisfactory to the Administrative Agent, a notice of the existence and nature of such commercial tort claim and a supplement to Schedule 1 containing a specific description of such commercial tort claim, (ii) Section 3.1 shall apply to such commercial tort claim and (iii) such Grantor shall execute and deliver to the Collateral Agent, in each case in form and substance satisfactory to the Administrative Agent, any document, and take all other action, deemed by the Administrative Agent to be reasonably necessary or appropriate for the Collateral Agent to obtain, on behalf of the Lenders, a perfected security interest having at least the priority set forth in Section 4.2 in all such commercial tort claims. Any supplement to Schedule 1 delivered pursuant to this Section 5.8 shall, after the receipt thereof by the Collateral Agent, become part of Schedule 1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

Section 5.9 Compliance with Credit Agreement. Such Grantor agrees to comply with all covenants and other provisions applicable to it under the Credit Agreement, including Sections 2.17 (Taxes) and 11.3 (Costs and Expenses) of the Credit Agreement, and agrees to the same submission to jurisdiction as that agreed to by the Borrower in the Credit Agreement.

Section 5.10 Controlled Securities Account. Each Grantor shall deposit all of its Cash

Equivalents in securities accounts that are subject to Control Agreements except for (i) Cash Equivalents the value of which does not exceed $500,000 individually or $1,000,000 in the aggregate and (ii) Cash Equivalents which are deposited in accounts that are the subject of Section 5.11.

Section 5.11 Cash Management Systems. Each Grantor shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any payroll account, withholding tax and fiduciary accounts and other accounts containing less than $500,000 individually or $1,000,000 in the aggregate) as of or after the Closing Date.

ARTICLE VI

REMEDIAL PROVISIONS

Section 6.1 Code and Other Remedies. (a) UCC Remedies. During the continuance of an Event of Default, the Collateral Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other applicable law.

(b) Disposition of Collateral. Without limiting the generality of the foregoing, the Collateral Agent may at the written direction of the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice or opportunity for a hearing on the Collateral Agent’s claim or action, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) Sell, grant an option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or

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sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other applicable Requirements of Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.

(c) Management of the Collateral. Each Grantor further agrees that, during the continuance of any Event of Default, (i) at the Administrative Agent’s request, it shall assemble the Collateral and make it available to the Collateral Agent at places that the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, the Collateral Agent also has the right to require that each Grantor store and keep any Collateral pending further action by the Collateral Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until the Collateral Agent is able to Sell any Collateral, the Collateral Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by the Collateral Agent and (iv) the Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. The Collateral Agent shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of the Collateral Agent.

(d) Application of Proceeds. The Collateral Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 6.1, after deducting all of its reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and any other Secured Party hereunder, including, but not limited to, the reasonable fees and disbursements of any third party agent and reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, as set forth in the Credit Agreement, and only after such application and after the payment by the Collateral Agent of any other amount required by any Requirement of Law, need the Collateral Agent account for the surplus, if any, to any Grantor.

(e) Direct Obligation. Neither the Collateral Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Grantor, any other Loan Party or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of the Collateral Agent and any other Secured Party under any Loan Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(f) Commercially Reasonable. To the extent that applicable Requirements of Law impose duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each

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Grantor acknowledges and agrees that it is commercially reasonable for the Collateral Agent to do any of the following:

(i) fail to incur significant costs, expenses or other Liabilities reasonably deemed as such by the Collateral Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain Permits, or other consents, for access to any Collateral to Sell or for the collection or Sale of any Collateral, or, if not required by other Requirements of Law, fail to obtain Permits or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature or, to the extent deemed appropriate by the Collateral Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of any Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1. Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this Section 6.1.

(g) IP Licenses. For the purpose of enabling the Collateral Agent (at the direction of the Administrative Agent) to exercise rights and remedies under this Section 6.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, Sell or grant options to purchase any Collateral) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of

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the Secured Parties, (i) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all Real Property owned, operated, leased, subleased or otherwise occupied by such Grantor.

Section 6.2 Accounts and Payments in Respect of General Intangibles. (a) In addition to, and not in substitution for, any similar requirement in the Credit Agreement, if required by the Collateral Agent at any time during the continuance of (A) an Event of Default under clause (a) or clause (e)(ii) of Section 9.1 of the Credit Agreement or (B) any other Event of Default in connection with the exercise of remedies by the Administrative Agent pursuant to Section 9.2 of the Credit Agreement, (i) any payment of accounts or payment in respect of general intangibles, when collected by any Grantor, shall be promptly (and, in any event, within 2 Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent, in a Security Cash Collateral Account, subject to withdrawal by the Collateral Agent as provided in Section 6.4, and (ii) until so turned over, such payment shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor. Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At any time during the continuance of (A) an Event of Default under clause (a) or clause (e)(ii) of Section 9.1 of the Credit Agreement or (B) any other Event of Default in connection with the exercise of remedies by the Administrative Agent pursuant to Section 9.2 of the Credit Agreement:

(i) each Grantor shall, upon the Collateral Agent’s request, deliver to the Collateral Agent all original and other documents evidencing, and relating to, the Contractual Obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent; and

(ii) the Collateral Agent may, without notice, limit or terminate the authority of a Grantor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any account or amounts due under any general intangible. In addition, the Collateral Agent may (at the direction of the Administrative Agent) at any time enforce such Grantor’s rights against such account debtors and obligors of general intangibles.

(c) At any time during the continuance of an Event of Default, each Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the Collateral Agent (at the direction of the Administrative Agent) to ensure any Internet Domain Name is registered.

(d) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or

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arising out of any Loan Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3 Pledged Collateral. (a) Voting Rights. During the continuance of an Event of Default, upon notice by the Collateral Agent to the relevant Grantor or Grantors, the Collateral Agent or its nominee may exercise (at the direction of the Administrative Agent) (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; provided, that the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) Proxies. In order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

(c) Authorization of Issuers. Each Grantor hereby expressly and irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Collateral Agent in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Grantor agrees that such issuer shall be fully protected from Liabilities to such Grantor in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or make any other payment with respect to the Pledged Collateral directly to the Collateral Agent.

Section 6.4 Proceeds to be Turned over to and Held by Collateral Agent. Unless otherwise expressly provided in the Credit Agreement or this Agreement, during the continuance of an Event of Default, all proceeds of any Collateral received by any Grantor hereunder in cash or Cash Equivalents shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated

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from other funds of such Grantor, and shall, promptly upon receipt by any Grantor, be turned over to the Collateral Agent in the exact form received (with any necessary endorsement). All such proceeds of Collateral and any other proceeds of any Collateral received by the Collateral Agent in cash or Cash Equivalents shall be held by the Collateral Agent in a Security Cash Collateral Account. All proceeds being held by the Collateral Agent in a Security Cash Collateral Account (or by such Grantor in trust for the Collateral Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.

Section 6.5 Registration Rights. (a) If, in the opinion of the Administrative Agent, it is necessary or advisable to Sell any portion of the Pledged Collateral by registering such Pledged Collateral under the Securities Act of 1933 (the “Securities Act”), each relevant Grantor shall cause the issuer thereof to do or cause to be done all acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register such Pledged Collateral or that portion thereof to be Sold under the provisions of the Securities Act, all as directed by the Administrative Agent in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto and in compliance with the securities or “Blue Sky” laws of any jurisdiction that the Administrative Agent shall designate.

(b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or under applicable state securities laws even if such issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to Section 6.1 and this Section 6.5 valid and binding and in compliance with all applicable Requirements of Law. Each Grantor further agrees that a breach of any covenant contained in Section 6.1 and this Section 6.5 will cause irreparable injury to the Collateral Agent and other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in Section 6.1 and this Section 6.5 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement. Each Grantor waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the Pledged Collateral by the Collateral Agent.

Section 6.6 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Collateral Agent or any other Secured Party to collect such deficiency.

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ARTICLE VII

THE COLLATERAL AGENT

Section 7.1 Collateral Agent’s Appointment as Attorney-in-Fact. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any Related Person thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of the Loan Documents, to, upon the occurrence of and during the continuation of an Event of Default, take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Loan Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent (as so directed by the Administrative Agent) and its Related Persons the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following, in all cases solely, when an Event of Default shall be continuing:

(i) in the name of such Grantor, in its own name or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any account or general intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any such moneys due under any account or general intangible or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property owned by or licensed to the Grantors, execute, deliver and have recorded any document that the Collateral Agent may request to evidence, effect, publicize or record the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against any Collateral, effect any repair or pay any insurance called for by the terms of the Credit Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv) execute, in connection with any sale provided for in Section 6.1 or Section 6.5, any document to effect or otherwise necessary or appropriate in relation to evidence the Sale of any Collateral; or

(v) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate, (G) assign any Intellectual Property owned by the Grantors or any IP Licenses of the Grantors throughout the world on such terms

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and conditions and in such manner as the Administrative Agent shall in its sole discretion determine, including the execution and filing by the Collateral Agent (at the direction of the Administrative Agent) of any document necessary to effectuate or record such assignment and (H) generally, Sell, grant a Lien on, make any Contractual Obligation with respect to and otherwise deal with, any Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes and do, at the Administrative Agent’s option, at any time or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon any Collateral and the Secured Parties’ security interests therein and to effect the intent of the Loan Documents, all as fully and effectively as such Grantor might do.

(b) If any Grantor fails to perform or comply with any Contractual Obligation contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such Contractual Obligation.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate set forth in Section 2.9 (Interest) of the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2 Authorization to File Financing Statements. Each Grantor authorizes the Collateral Agent and its Related Persons, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets of the debtor” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Such Grantor also hereby ratifies its authorization for the Collateral Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof.

Section 7.3 (a) Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

(b) Reliance by Collateral Agent. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or

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omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such advice or concurrence of the Administrative Agent as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 7.4 Duty; Obligations and Liabilities. (a) Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interest in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor or Secured Party for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. IN ADDITION, THE COLLATERAL AGENT SHALL NOT BE LIABLE OR RESPONSIBLE FOR ANY LOSS OR DAMAGE TO ANY COLLATERAL, OR FOR ANY DIMINUTION IN THE VALUE THEREOF, BY REASON OF THE ACT OR OMISSION OF ANY WAREHOUSEMEN, CARRIER, FORWARDING AGENCY, CONSIGNEE OR OTHER BAILEE IF SUCH PERSON HAS BEEN SELECTED BY THE COLLATERAL AGENT IN GOOD FAITH.

(b) Obligations and Liabilities with respect to Collateral. No Secured Party and no Related Person thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Collateral Agent hereunder shall not impose any duty upon any other Secured Party to exercise any such powers. The other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(c) The Collateral Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Collateral Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire facility or other wire or communication facility).

(d) The Borrower shall pay to the Collateral Agent from time to time such compensation as is agreed to in writing by the Collateral Agent and the Borrower for the services hereunder.

(e) Each Grantor irrevocably authorizes the Administrative Agent and the Collateral Agent to take such action on such Grantor’s behalf and to exercise such powers hereunder and under the other Loan Documents and under the other instruments and agreements referred to herein and therein as are specifically delegated to it by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each of the Administrative Agent and the Collateral Agent shall have only

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those duties and responsibilities which are expressly specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents or employees.

(f) The Collateral Agent shall not be responsible to any Grantor for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the other Loan Documents, or for any Lien or guarantee granted by, or purported to be granted by, any of the Loan Documents, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Collateral Agent to any Grantor or by or on behalf of the Borrower to the Administrative Agent, the Collateral Agent or any Grantor, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or the existence or possible existence of any Default or Event of Default.

(g) Neither the Collateral Agent nor any of its officers, directors, employees, agents, investigators, consultants, attorneys-in-fact or affiliates shall be liable to any Lender for any action taken or omitted hereunder, under any of the other Loan Documents or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. If the Collateral Agent shall request instructions from the Administrative Agent with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, the Collateral Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Administrative Agent. Without prejudice to the generality of the foregoing, (i) the Collateral Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to conclusively rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower or its Affiliates), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein in accordance with the instructions of the Administrative Agent. The Collateral Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other Loan Documents or the other instruments and agreements referred to herein or therein unless and until it has obtained the instructions of the Administrative Agent or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Administrative Agent, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(h) The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent or the Collateral Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each of the Administrative Agent and the Collateral Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions of delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent or the Collateral Agent in its individual capacity. Each of the Administrative Agent and the Collateral Agent and their respective Affiliates may accept deposits from, lend money and to generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any Affiliates thereof for

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services in connection with this Agreement and the other Loan Documents, including transactions contemplated hereby or thereby, and otherwise without having to account for the same to the Lenders.

(i) Without limiting the foregoing, neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Loan Documents, or to inspect the properties, books or records of the Borrower.

(j) Without limiting the foregoing, each of the Administrative Agent and the Collateral Agent may deem and treat the payee of any Loan as the owner thereof for all purposes unless and until an Assignment with respect thereto shall have been filed with, and recorded by, the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is a Lender shall be conclusive and binding on any subsequent transferee or assign of that Lender.

(k) In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder directly or indirectly caused by events beyond its control, including general labor disputes, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, or interruptions, losses or malfunctions of utilities, communications or computer (software and hardware) services, provided, that lack of funds or other financial circumstances and labor disputes only by the personnel of the affected party shall not constitute an event beyond its control hereunder and provided, further, that the Collateral Agent, as the case may be, shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performances as soon as practicable under the circumstances.

Section 7.5 Replacement of Collateral Agent. The Collateral Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents in accordance with Section 10.6 of the Credit Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Reinstatement. Each Grantor agrees that, if any payment made by any Loan Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guaranty hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 8.2 Release of Collateral. (a) At the time provided in clause (iii) of Section 10.9 (Release of Collateral or Guarantors) of the Credit Agreement, the Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive

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such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. Each Grantor is hereby authorized to file UCC amendments at such time evidencing the termination of the Liens so released. At the request of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral of such Grantor held by the Collateral Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If the Collateral Agent shall be directed or permitted pursuant to clause (i) or (ii) of Section 10.9 of the Credit Agreement to release any Lien or any Collateral, such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, such clauses (i) and (ii). In connection therewith, the Collateral Agent, at the request of any Grantor, shall execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such release.

Section 8.3 Independent Obligations. The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations and the Guaranteed Obligations. If any Secured Obligation or Guaranteed Obligation is not paid when due, or upon any Event of Default, the Collateral Agent may, at its sole election, proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation or Guaranteed Obligation then due, without first proceeding against any other Grantor, any other Loan Party or any other Collateral and without first joining any other Grantor or any other Loan Party in any proceeding.

Section 8.4 No Waiver by Course of Conduct. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

Section 8.5 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement; provided, that schedules to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) in accordance with Section 5.6 and 5.8 and through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 and Annex 2, respectively, in accordance with Section 8.6 hereof.

Section 8.6 Additional Grantors; Additional Pledged Collateral. (a) Joinder Agreements. If, at the option of the Borrower or as required pursuant to Section 7.10 of the Credit Agreement, the Borrower shall cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Collateral Agent a joinder agreement substantially in the form of Annex 2 (each, a “Joinder Agreement”) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

(b) Pledge Amendments. To the extent any Pledged Collateral has not been delivered as of the Closing Date, such Grantor shall deliver a pledge amendment duly executed by the

25

Grantor in substantially the form of Annex 1 (each, a “Pledge Amendment”). Such Grantor authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement.

Section 8.7 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.11 of the Credit Agreement; provided, that any such notice, request or demand to or upon any Grantor shall be addressed to the Borrower’s notice address set forth in such Section 11.11.

Section 8.8 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the Collateral Agent and in accordance with the terms of the Credit Agreement.

Section 8.9 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 8.10 Severability. Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 8.11 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 8.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO RELATED PERSON OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13 INDEMNITIES. (a) THE BORROWER AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND EACH AGENT, THE ARRANGERS, EACH LENDER, EACH L/C ISSUER, EACH FORMER LENDER OR L/C ISSUER PARTY TO A SECURED HEDGING DOCUMENT, EACH PERSON THAT EACH L/C ISSUER CAUSES TO ISSUE LETTERS OF CREDIT UNDER THE CREDIT AGREEMENT AND EACH OF THEIR RESPECTIVE RELATED PERSONS (EACH SUCH PERSON BEING AN “INDEMNITEE”) FROM AND AGAINST ALL LIABILITIES (INCLUDING BROKERAGE COMMISSIONS, FEES AND OTHER COMPENSATION) THAT MAY BE IMPOSED ON, INCURRED BY OR

26

ASSERTED AGAINST ANY SUCH INDEMNITEE AND IN ANY MATTER RELATING TO OR ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF (I) ANY LOAN DOCUMENT, ANY DISCLOSURE DOCUMENT, OR ANY OBLIGATION (OR THE REPAYMENT THEREOF), ANY LETTER OF CREDIT, THE USE OR INTENDED USE OF THE PROCEEDS OF ANY LOAN OR THE USE OF ANY LETTER OF CREDIT, OR ANY SECURITIES FILING OF, OR WITH RESPECT TO, ANY GROUP MEMBER, (II) ANY COMMITMENT LETTER, PROPOSAL LETTER OR TERM SHEET WITH ANY PERSON OR ANY CONTRACTUAL OBLIGATION, SYNDICATION OF THE CREDIT FACILITIES PROVIDED BY THE CREDIT AGREEMENT, ANY ENFORCEMENT OF ANY LOAN DOCUMENTS (INCLUDING ANY SALES OF, COLLECTION FROM, OR OTHER REALIZATION UPON ANY OF THE COLLATERAL OR THE ENFORCEMENT OF ANY GUARANTY) ARRANGEMENT OR UNDERSTANDING WITH ANY BROKER, FINDER OR CONSULTANT, IN EACH CASE ENTERED INTO BY OR ON BEHALF OF ANY GROUP MEMBER OR ANY AFFILIATE OF ANY OF THEM IN CONNECTION WITH ANY OF THE FOREGOING AND ANY CONTRACTUAL OBLIGATION ENTERED INTO IN CONNECTION WITH ANY E-SYSTEMS OR OTHER ELECTRONIC TRANSMISSIONS, (III) ANY ACTUAL OR PROSPECTIVE INVESTIGATION, LITIGATION OR OTHER PROCEEDING, WHETHER OR NOT BROUGHT BY ANY SUCH INDEMNITEE OR ANY OF ITS RELATED PERSONS, ANY HOLDERS OF SECURITIES OR CREDITORS (AND INCLUDING ATTORNEYS’ FEES IN ANY CASE), WHETHER OR NOT ANY SUCH INDEMNITEE, RELATED PERSON, HOLDER OR CREDITOR IS A PARTY THERETO, AND WHETHER OR NOT BASED ON ANY SECURITIES OR COMMERCIAL LAW OR REGULATION OR ANY OTHER REQUIREMENT OF LAW OR THEORY THEREOF, INCLUDING COMMON LAW, EQUITY, CONTRACT, TORT OR OTHERWISE, OR (IV) ANY OTHER ACT, EVENT OR TRANSACTION RELATED, CONTEMPLATED IN OR ATTENDANT TO ANY OF THE FOREGOING (COLLECTIVELY, THE “INDEMNIFIED MATTERS”); PROVIDED, THAT THE BORROWER SHALL NOT HAVE ANY LIABILITY UNDER THIS SECTION 8.13 TO AN INDEMNITEE WITH RESPECT TO, AND NO INDEMNITEE SHALL HAVE ANY LIABILITY HEREUNDER OTHER THAN (TO THE EXTENT OTHERWISE LIABLE) FOR, ANY INDEMNIFIED MATTER TO THE EXTENT SUCH LIABILITY HAS RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR ORDER. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY INDEMNITEE. FURTHERMORE, EACH OF PARENT AND THE BORROWER WAIVES AND AGREES NOT TO ASSERT AGAINST ANY INDEMNITEE, AND SHALL CAUSE EACH OTHER LOAN PARTY TO WAIVE AND NOT ASSERT AGAINST ANY INDEMNITEE, ANY RIGHT OF CONTRIBUTION WITH RESPECT TO ANY LIABILITIES THAT MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY RELATED PERSON.

(b) WITHOUT LIMITING THE FOREGOING, “INDEMNIFIED MATTERS” INCLUDES ALL ENVIRONMENTAL LIABILITIES, INCLUDING THOSE ARISING FROM, OR OTHERWISE INVOLVING, ANY PROPERTY OF ANY GROUP MEMBER OR ANY ACTUAL, ALLEGED OR PROSPECTIVE DAMAGE TO PROPERTY OR NATURAL RESOURCES OR HARM OR INJURY ALLEGED TO HAVE RESULTED FROM ANY RELEASE OF HAZARDOUS MATERIALS ON, UPON OR INTO SUCH PROPERTY OR NATURAL RESOURCE OR ANY PROPERTY ON OR CONTIGUOUS TO ANY REAL PROPERTY OF ANY GROUP MEMBER, WHETHER OR NOT, WITH RESPECT TO ANY

27

SUCH ENVIRONMENTAL LIABILITIES, ANY INDEMNITEE IS A MORTGAGEE IN POSSESSION, THE SUCCESSOR-IN-INTEREST TO ANY GROUP MEMBER OR THE OWNER, LESSEE OR OPERATOR OF ANY PROPERTY OR FACILITY OF ANY GROUP MEMBER THROUGH ANY FORECLOSURE ACTION, IN EACH CASE EXCEPT TO THE EXTENT SUCH ENVIRONMENTAL LIABILITIES (I) ARE INCURRED SOLELY FOLLOWING FORECLOSURE BY ANY SECURED PARTY OR FOLLOWING ANY SECURED PARTY HAVING BECOME THE SUCCESSOR-IN-INTEREST TO ANY LOAN PARTY AND (II) ARE ATTRIBUTABLE SOLELY TO ACTS OF SUCH INDEMNITEE.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty and Security Agreement to be duly executed and delivered as of the date first above written.

FRANCESCA’S COLLECTIONS, INC.,
as Grantor

By:
Name:
Title:

FRANCESCA’S LLC,
as Grantor

By:
Name:
Title:

[Signature Page to Guaranty and Security Agreement]

ROYAL BANK OF CANADA,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

[Signature Page to Guaranty and Security Agreement]

ANNEX 1

TO

GUARANTY AND SECURITY AGREEMENT1

FORM OF PLEDGE AMENDMENT

This PLEDGE AMENDMENT, dated as of             ,     20    , is delivered pursuant to Section 8.6 of the Guaranty and Security Agreement, dated as of November 17, 2010, by and among Francesca’s Collections, Inc. (the “Borrower”), the undersigned Grantor and the other Affiliates of the Borrower from time to time party thereto as Grantors, Royal Bank of Canada, as administrative agent, and Royal Bank of Canada, as collateral agent for the Secured Parties referred to therein (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”). Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

The undersigned hereby agrees that this Pledge Amendment may be attached to the Guaranty and Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Pledge Amendment shall be and become part of the Collateral referred to in the Guaranty and Security Agreement and shall secure all of the Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Sections 4.1, 4.2, 4.5 and 4.10 of the Guaranty and Security Agreement is true and correct on and as of the date hereof as if made on and as of such date.

[GRANTOR]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
as of the date first above written:

ROYAL BANK OF CANADA, as Collateral Agent and Administrative Agent

By:
Name:
Title:

To be used for pledge of Additional Pledged Collateral by existing Grantor.

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Annex 1-A

PLEDGED STOCK

Issuer	Class	Certificate No(s).	Par Value	Number of Shares, Units or Interests

PLEDGED DEBT INSTRUMENTS

Issuer	Description of Debt	Certificate No(s).	Final Maturity	Principal Amount

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ANNEX 2

TO

GUARANTY AND SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                  , 20    , is delivered pursuant to Section 8.6 of the Guaranty and Security Agreement, dated as of November 17, 2010, by and among Francesca’s Collections, Inc. (the “Borrower”), the undersigned Grantor and the other Affiliates of the Borrower from time to time party thereto as Grantors, Royal Bank of Canada, as administrative agent, and Royal Bank of Canada, as collateral agent for the Secured Parties referred to therein (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”). Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 8.6 of the Guaranty and Security Agreement, hereby becomes a party to the Guaranty and Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, the undersigned (i) as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the undersigned, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned and expressly assumes all obligations and liabilities of a Grantor thereunder and (ii) hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Guaranteed Obligations on the terms set forth in the Guaranty and Security Agreement. The undersigned hereby agrees to be bound as a Grantor for the purposes of the Guaranty and Security Agreement.

The information set forth in Annex A to this Joinder Agreement is hereby added to the information set forth in Schedules 1 through 6 to the Guaranty and Security Agreement. By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agree that this Joinder Agreement may be attached to the Guaranty and Security Agreement and that the Pledged Collateral listed on Annex A to this Joinder Amendment shall be and become part of the Collateral referred to in the Guaranty and Security Agreement and shall secure all Secured Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Article IV of the Guaranty and Security Agreement applicable to it is true and correct on and as of the date hereof as if made on and as of such date.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

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ACKNOWLEDGED AND AGREED
as of the date first above written:

[EACH GRANTOR PLEDGING ADDITIONAL COLLATERAL]

By:
Name:
Title:

ROYAL BANK OF CANADA,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

A2-2

ANNEX 3

TO

GUARANTY AND SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

THIS [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT, dated as of                  , 20    , is entered into by and among each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), Royal Bank of Canada, as administrative agent (“Administrative Agent”), and Royal Bank of Canada, as collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”) for the Lenders, the L/C Issuer and each other Secured Party (as defined in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of November 17, 2010 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Parent, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Collateral Agent and the other parties thereto, the Lenders and the L/C Issuer have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, each undersigned Grantor has agreed, pursuant to the Guaranty and Security Agreement, dated as of November 17, 2010, by and among the Borrower, the undersigned Grantor(s) and the other Affiliates of the Borrower from time to time party thereto as grantors, Administrative Agent and Collateral Agent (the “Guaranty and Security Agreement”), to guarantee the Obligations (as defined in the Credit Agreement) of the Borrower; and

WHEREAS, all of the Grantors are party to the Guaranty and Security Agreement pursuant to which the Grantors are required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the L/C Issuer, the Administrative Agent and the Collateral Agent to enter into the Credit Agreement and to induce the Lenders and the L/C Issuer to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent as follows:

Section 1. Defined Terms. Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

Section 2. Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral. Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “[Copyright] [Patent] [Trademark] Collateral”):

(a) [all of its Copyrights and all IP Licenses providing for the grant by or to such Grantor of any right under any Copyright, including, without limitation, those Copyright registrations, applications for registration and IP Licenses referred to on Schedule 1 hereto;

(b) all renewals, reversions and extensions of the foregoing; and

A3-1

(c) all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

(a) [all of its Patents and all IP Licenses providing for the grant by or to such Grantor of any right under any Patent, including, without limitation, those referred to on Schedule 1 hereto;

(b) all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of the foregoing; and

(c) all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

(d) [all of its Trademarks and all IP Licenses providing for the grant by or to such Grantor of any right under any Trademark, including, without limitation, those Trademark registrations, applications for registration and IP Licenses referred to on Schedule 1 hereto;

(e) all renewals and extensions of the foregoing;

(f) all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

(g) all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

Section 3. Guaranty and Security Agreement. The security interest granted pursuant to this [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Guaranty and Security Agreement and each Grantor hereby acknowledges and agrees that the rights and remedies of the Collateral Agent with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are more fully set forth in the Guaranty and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

Section 4. Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their [Copyrights] [Patents] [Trademarks] and IP Licenses subject to a security interest hereunder.

Section 5. Counterparts. This [Copyright] [Patent] [Trademark] Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one

A3-2

and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

Section 6. Governing Law. This [Copyright] [Patent] [Trademark] Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTOR],
as Grantor

By:
Name:
Title:

ROYAL BANK OF CANADA,
as Collateral Agent and Administrative Agent

By:
Name:
Title:

[SIGNATURE PAGE TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

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SCHEDULE I

TO

COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT

[Copyright] [Patent] [Trademark] Registrations

REGISTERED [COPYRIGHTS] [PATENTS] [TRADEMARKS]

[Include Registration Number and Date]

[COPYRIGHT] [PATENT] [TRADEMARK] APPLICATIONS

[Include Application Number and Date]

IP LICENSES

[Include complete legal description of agreement (name of agreement, parties and date)]

A3-5

EXHIBIT 1.1(5)

[FORM OF]

PERFECTION CERTIFICATE

In connection with that certain Credit Agreement, dated as of November 17, 2010 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Francesca’s Collections, Inc., as borrower (the “Borrower”), Francesca’s LLC, the other Guarantors from time to time party thereto, the Lenders from time party thereto, the L/C Issuer, Royal Bank of Canada as Administrative Agent, Royal Bank of Canada as Collateral Agent for the Secured Parties, and the other parties party thereto, the Borrower hereby certifies on behalf of itself and the Guarantors as follows:

I.	CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name1 (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Borrower or a particular Guarantor is an individual, please indicate so), the jurisdiction of organization (or formation, as applicable), and the organizational identification number2 (not tax i.d. number) of the Borrower and each other Guarantor are as follows:

Name of Borrower/Guarantor	Type of Organization (e.g. corporation, limited liability company, limited partnership)	Jurisdiction of Organization/ Formation	Organizational Identification Number[3]

B. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if the Borrower or a particular Guarantor is a natural person) and the preferred mailing address (if different than chief executive office or residence) of the Borrower and each other Guarantor are as follows:

Name of Borrower/Guarantor	Address of Chief Executive Office (or for natural persons, residence)	Mailing Address (if different than CEO or residence)

C. Special Borrowers. Except as specifically identified below none of the Guarantors is a: (i) transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended or (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof.

Name of Borrower/Guarantor	Type of Special Guarantor

D. Trade Names/Assumed Names.

Current Trade Names. Set forth below is each trade name or assumed name currently used by the Borrower or any other Guarantor or by which the Borrower or any Guarantor is known or is transacting any business:

Borrower/Guarantor	Trade/Assumed Name

E. Changes in Names, Jurisdiction of Organization or Corporate Structure.

Except as set forth below, neither the Borrower nor any other Guarantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years:

Borrower/Guarantor	Date of Change	Description of Change

F. Prior Addresses.

Except as set forth below, neither the Borrower nor any other Guarantor has changed its chief executive office, or principal residence if the Borrower or a particular Guarantor is a natural person, within the past five (5) years:

Borrower/Guarantor	Prior Address/City/State/Zip Code

G. Acquisitions of Equity Interests or Assets.

Except as set forth below, neither the Borrower nor any Guarantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years:

Borrower/Guarantor	Date of Acquisition	Description of Acquisition

H. Corporate Ownership and Organizational Structure.

Attached as Exhibit H hereto is a true and correct chart showing the ownership relationship of the Borrower and all of its affiliates.

II.	INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property

1. Equity Interests. Set forth below is a list of all equity interests owned by the Borrower and each Guarantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust):

Borrower/Guarantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

2. Securities Accounts. Set forth below is a list of all securities accounts in which the Borrower or any other Guarantor customarily maintains securities or other assets having an aggregate value in excess of $10,000:

Borrower/Guarantor	Type of Account	Name & Address of Financial Institutions

3. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) in which the Borrower or any other Guarantor customarily maintains in excess of $10,000:

Borrower/Guarantor	Type of Account	Name & Address of Financial Institutions

4. Debt Securities & Instruments. Set forth below is a list of all debt securities and instruments owed to the Borrower or any other Guarantor in the principal amount of greater than $10,000:

Borrower/Guarantor	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

B. Intellectual Property. Set forth below is a list of all copyrights, patents, and trademark, all applications and licenses thereof and other intellectual property owned or used, or hereafter adopted, held or used, by the Borrower and each other Guarantor:

1. Copyrights, Copyright Applications and Copyright Licenses

Borrower/Guarantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

2. Patents, Patent Applications and Patent Licenses

Borrower/Guarantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

3. Trademarks, Trademark Applications and Trademark Licenses

Borrower/Guarantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

C. Tangible Personal Property in Possession of Warehousemen, Bailees and Other Third Parties. Except as set forth below, no persons (including, without limitation, warehousemen and bailees) other than the Borrower or any other Guarantor have possession of any material amount (fair market value of $10,000 or more) of tangible personal property of the Borrower or any other Guarantor:

Borrower/Guarantor	Address/City/State/Zip Code	County	Description of Assets and Value

D. Tangible Personal Property in Former Article 9 Jurisdictions and Canada. Set forth below are all the locations within the Commonwealth of Puerto Rico and any Province of Canada where the Borrower or any other Guarantor currently maintains or has maintained any material amount (fair market value of $10,000 or more) of its tangible personal property (including goods, inventory and equipment) of such Borrower or any other Guarantor (whether or not in the possession of such Borrower or any other Guarantor) within the past five (5) years:

Borrower/Guarantor	Address/City/Province or Commonwealth

E. Real Estate Related UCC Collateral

1. Fixtures. Set forth below are all the locations where the Borrower or any other Guarantor owns or leases any real property:

Borrower/Guarantor	Address/City/State/Zip Code	County	Owned or Leased

Borrower/Guarantor	Address/City/State/Zip Code	County	Owned or Leased

2. “As Extracted” Collateral. Set forth below are all the locations where the Borrower or any other Guarantor owns, leases or has an interest in any wellhead or minehead:

Borrower/Guarantor	Address/City/State/Zip Code	County

3. Timber to be Cut. Set forth below are all locations where the Borrower or any other Guarantor owns goods that are timber to be cut:

Borrower/Guarantor	Address/City/State/Zip Code	County

III.	AUTHORITY TO FILE FINANCING STATEMENTS

The undersigned, on behalf of the Borrower and each Guarantor, hereby authorizes the Collateral Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Collateral Agent under the Guaranty and Security Agreement. Such financing statements may describe the collateral in the same manner as described in the Guaranty and Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property.”

IN WITNESS WHEREOF, the undersigned hereto has caused this Perfection Certificate to be executed as of this      day of             , 20      by its officer thereunto duly authorized.

FRANCESCA’S COLLECTIONS, INC.

By:
Name:
Title:

FRANCESCA’S LLC

By:
Name:
Title:

End Notes

1. It is crucial that the full and exact name of each Grantor is given. Even seemingly minor errors such as substituting “n.a.” for “national association” or “inc.” for “incorporated” may be seriously misleading in some states.

2. Please note that the organizational identification number is not the same as the federal employer’s tax identification number. The organizational identification number is customarily issued by the Secretary of State or State Corporations Department in the State under which the particular entity had been organized or formed and may be found on its organizational documents.

3. If a Grantor does not have an organizational identification number, please indicate “none.” Additionally, organizational identification numbers are not required for entities organized under the laws of New York, Delaware, Connecticut, Georgia or Ohio for financing statements filed in such states. Such organizational identification numbers nevertheless may be required for financing statements filed in respect of entities organized under the foregoing states but filed in other states, e.g. in respect of fixtures.

EXHIBIT 2.2(a)

[FORM OF]

NOTICE OF BORROWING

Royal Bank of Canada,

as Administrative Agent for

the Lenders referred to below

200 Bay Street, 12th Floor

South Tower, Royal Bank Plaza

Toronto, Ontario

M5J2W7

Attention: Manager, Agency

[Date]1

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Collections, Inc., as borrower (the “Borrower”), Francesca’s LLC, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Issuer, Royal Bank of Canada, as Administrative Agent, Royal Bank of Canada, as Collateral Agent for the Secured Parties, and the other parties party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.2 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing
(which is a Business Day):

(B)	Principal Amount of Borrowing:

(C)	Facility[2]:

(D)	Type of Borrowing[3]:

(E)	Interest Period and the last day thereof[4]
(in the case of a Eurodollar Borrowing):

[1]

Notice must be received prior to (i) 12:00 p.m. on the Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans and (ii) 2:00 p.m. on the third Business Day prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurodollar Rate Loans.

[2]	Specify a Borrowing under the Term Loan Facility or the Revolving Credit Facility.
[3]	Specify a Eurodollar Rate Borrowing or a Base Rate Borrowing.
[4]	Subject to the definition of “Interest Period” in the Credit Agreement.

1

(F)	Account Number and Location:

The Borrower hereby represents and warrants that the conditions to lending specified in Sections 3.2(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

[Signature page follows]

2

FRANCESCA’S COLLECTIONS, INC.

By:
Name:
Title:

3

EXHIBIT 2.4(b)

[FORM OF]

L/C REQUEST

Royal Bank of Canada,

    as Administrative Agent for

    the Lenders referred to below

200 Bay Street, 12th Floor

South Tower, Royal Bank Plaza

Toronto, Ontario

M5J2W7

Attention: Manager, Agency

[Name and Address of the

respective L/C Issuer]

[Date]1

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Collections, Inc., as borrower (the “Borrower”), Francesca’s LLC, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Issuer, Royal Bank of Canada, as Administrative Agent, Royal Bank of Canada, as Collateral Agent for the Secured Parties, and the other parties party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.4 of the Credit Agreement, the Borrower hereby requests that [            ], as L/C Issuer, issue a Letter of Credit for the account of the undersigned, as follows:

(A)	Date of Issuance:

(B)	Aggregate Amount of Letter of Credit:

(C)	Beneficiary:[2]

(D)	Supported Transaction:[3]

(E)	Stated Termination Date:

[1]	Notice must be received no later than 2:00 p.m. on the third Business Day prior to the date of the requested Issuance.
[2]	Insert name and address of beneficiary.
[3]	Insert description of obligation or commercial transaction to which Letter of Credit relates.

The Borrower hereby represents and warrants that the conditions to Issuance specified in Sections 3.2(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

[Signature page follows]

Very truly yours,
FRANCESCA’S COLLECTIONS, INC.

By:
Name:
Title:

EXHIBIT 2.10(b)

[FORM OF]

NOTICE OF CONVERSION OR CONTINUATION

Royal Bank of Canada,

as Administrative Agent for

the Lenders referred to below

200 Bay Street, 12th Floor

South Tower, Royal Bank Plaza

Toronto, Ontario

M5J2W7

Attention: Manager, Agency

[Date]1

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of November 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Francesca’s Collections, Inc., as borrower (the “Borrower”), Francesca’s LLC, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Issuer, Royal Bank of Canada, as Administrative Agent, Royal Bank of Canada, as Collateral Agent for the Secured Parties, and the other parties party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.10 of the Credit Agreement that it elects to (a) continue a Eurodollar Rate Loan or a portion thereof under the Credit Agreement; (b) convert a Eurodollar Rate Loan or a portion thereof into a Base Rate Loan; or (c) convert a Base Rate Loans or a portion thereof into Eurodollar Rate Loans, and in that connection sets forth below the terms on which such conversion or continuation is requested to be made:

(A)	Date of proposed conversion or continuation
(which is a Business Day):

(B)	Aggregate amount of Eurodollar Loans or Base Rate Loans to be converted or continued[2]:

(C)	Nature of the proposed conversion or continuation (including identification of Loans to be converted or continued):

(E)	Interest Period and the last day thereof[3]
(if the Loans are to be converted into or continued as Eurodollar Loans):

[1]	Notice must be provided upon 3 Business Days’ prior notice.
[2]	For each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $1,000,000.

1

[The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed conversion or continuation, both before and after giving effect thereto:

(a) the foregoing conversion or continuation complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.10 of the Credit Agreement);

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed conversion or continuation.]4

[Signature page follows]

[3]	Subject to the definition of “Interest Period” in the Credit Agreement.
[4]	Include if the Loans are to be converted into or continued as Eurodollar Loans.

2

FRANCESCA’S COLLECTIONS, INC.

By:
Name:
Title:

3

EXHIBIT 2.14(e)

[FORM OF]

[TERM][REVOLVING] LOAN NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: [$ ]	[ ], 2010

FOR VALUE RECEIVED, the undersigned, FRANCESCA’S COLLECTIONS, INC., a Texas corporation (the “Company”), hereby promises to pay the Lender set forth above (the “Lender”), the Principal Amount set forth above, or, if less, the then aggregate unpaid principal amount of all [Term][Revolving] Loans made by the Lender pursuant to the Credit Agreement, dated as of November 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Francesca’s LLC, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Issuer, Royal Bank of Canada, as administrative agent, Royal Bank of Canada, as collateral agent for the Secured Parties, and the other parties thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company also promises to pay interest on the unpaid principal amount of such [Term][Revolving] Loan from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement and is subject to the terms and entitled to the benefits of thereof and of the other Loan Documents. This Note is secured and guaranteed as provided in the Guaranty and Security Agreement and by the other security documents. This Note is subject to voluntary prepayment and mandatory repayment prior to the [Term Loan Maturity Date][Scheduled Revolving Credit Termination Date], in whole or in part, as provided in the Credit Agreement.

If an Event of Default shall occur, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind in connection with this Note.

THIS NOTE MAY NOT BE TRANSFERRED OR AMENDED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE, AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE LENDER HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

FRANCESCA’S COLLECTIONS, INC.

By:
Name:
Title:

EXHIBIT 2.17(f)

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of November 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Francesca’s Collections, Inc., a Texas corporation, as the borrower (the “Borrower”), Francesca’s LLC, a Delaware limited liability company, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Issuer, Royal Bank of Canada, as Administrative Agent, Royal Bank of Canada, as Collateral Agent, and the other parties thereto. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.                                      (the “Non-U.S. Lender Party”) is providing this certificate pursuant to subsection 2.17(f)(ii)(III) of the Credit Agreement. The Non-U.S. Lender Party hereby represents and warrants that:

1. The Non-U.S. Lender Party is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2. The Non-U.S. Lender Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code. In this regard, the Non-U.S. Lender Party further represents and warrants that:

(a) the Non-U.S. Lender Party is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender Party has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender Party is not a 10-percent shareholder of the Borrower, within the meaning of Section 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender Party is not a controlled foreign corporation described in Section 881(c)(3)(C) of the Code.

5. No payments in connection with the Loan Documents are effectively connected with the Non-U.S. Lender Party’s conduct of a U.S. trade or business.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER PARTY]

By:
Name:
Title:

Date:

EXHIBIT 3.1(a)

CLOSING CHECKLIST

for

$100,000,000

CREDIT AGREEMENT

among

FRANCESCA’S COLLECTIONS, INC., as Borrower,

FRANCESCA’S LLC, as Parent,

THE LENDERS PARTY THERETO,

ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent,

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent

*******************

GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC, and JEFFERIES FINANCE LLC,

as Joint Lead Arrangers and as Joint Bookrunners

Closing Date: November 17, 2010

LIST OF ABBREVIATIONS

Parties:	Full Name:
Borrower	FRANCESCA’S COLLECTIONS, INC., a Texas corporation
Parent	FRANCESCA’S LLC, a Delaware limited liability company
Loan Parties	Borrower and Parent
Agent	ROYAL BANK OF CANADA
Counsel to Lenders	LATHAM & WATKINS LLP (“LW”)
Counsel to Borrower	O’MELVENY & MYERS LLP (“OMM”)
Texas Counsel to Borrower	LORD BISSELL & LIDDELL LLP (“LBL”)

Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Credit Agreement.

No.	Document/Action	Responsible Party	Document Number	Signatories
I.	CREDIT AGREEMENT DOCUMENTS

A.	Credit Agreement	OMM		Loan Parties, Lenders, Agent

1.	Exhibits to Credit Agreement

a	Exhibit 1.1(1) – Form of Assignment	LW	1196023

b	Exhibit 1.1(2) – Form of Compliance Certificate	LW	1196029

c	Exhibit 1.1(3) – Form of Guaranty and Security Agreement	LW	1196035

d	Exhibit 1.1(5) – Form of Perfection Certificate	LW	1194505

e	Exhibit 2.2(a) – Form of Notice of Borrowing	LW	1196020

f	Exhibit 2.4(b) – Form of L/C Request	LW	1196045

g	Exhibit 2.10(b) – Form of Notice of Conversion or Continuation	LW	1196046

h	Exhibit 2.14(e) – Form of Note	LW	1196047

i	Exhibit 2.17(f) – Form of United States Tax Compliance Certificate	LW	1196623

j	Exhibit 3.1(a) – Schedule of Documents	LW	1195910

k	Exhibit 3.1(h) – Form of Solvency Certificate	LW	1197211

l	Exhibit 11.2 – Dutch Auction Mechanics	LW	1196097

m	Annexes A, B and C to Exhibit 11.2 – Auction Notice, Return Bid, Purchaser Assignment and Acceptance	LW	1196140

2.	Schedules to Credit Agreement

a	Schedule 1 – Commitments	LW	1201200

b	Schedule 3.1 – Organizational and Capital Structure	OMM

c	Schedule 4.2 – Consents	OMM

No.	Document/Action	Responsible Party	Document Number	Signatories
d	Schedule 4.3 – Ownership of Borrower and Subsidiaries	OMM

e	Schedule 4.12 – Labor Matters	OMM

f	Schedule 4.13 – List of Plans	OMM

g	Schedule 4.14 – Environmental Matters	OMM

h	Schedule 4.16 – Real Property	OMM

i	Schedule 4.20 – Insurance	OMM

j	Schedule 8.1 – Existing Indebtedness	OMM

k	Schedule 8.2 – Existing Liens	OMM

l	Schedule 8.3 – Existing Investments	OMM

m	Schedule 8.10 – Existing Third-Party Restrictions	OMM

B.	Term Note by Borrower to each of the following:

a	Stifel Bank & Trust	LW	1200973	Borrower

b	KeyBank	LW	1200960	Borrower

C.	Revolving Note by Borrower to each of the following:

a	Stifel Bank & Trust	LW	1200985	Borrower

b	KeyBank	LW	1200966	Borrower

II.	SECURITY DOCUMENTS

A.	Guaranty and Security Agreement	LW	1196035	Loan Parties, Agent

1.	Annexes to Guaranty and Security Agreement

a	Annex 1 – Form of Pledge Amendment	LW	1196035

b	Annex 2 – Form of Joinder Agreement	LW	1196035

c	Annex 3 – Form of Intellectual Property Security Agreement	LW	1196035

4

No.	Document/Action	Responsible Party	Document Number	Signatories
2.	Schedules to Guaranty and Security Agreement

a	Schedule 1 – Commercial Tort Claims	OMM

b	Schedule 2 – Filings	OMM

c	Schedule 3 – Jurisdiction of Organization; Chief Executive Office	OMM

d	Schedule 4 – Locations of Inventory and Equipment	OMM

e	Schedule 5 – Pledged Collateral	OMM

f	Schedule 6 – Intellectual Property	OMM

B.	Trademark Security Agreement	LW	1200849	Borrower, Agent

III.	FILINGS AND RECORDINGS

A.	UCC-1 Financing Statements against each of Borrower and Parent, naming the Collateral Agent as secured party	LW

IV.	LEGAL OPINIONS

A.	Opinion of OMM (NY and DE law)	OMM		OMM

B.	Opinion of Texas counsel	LBL		LBL

V.	PLEDGED COLLATERAL

A.	Master Intercompany Note with allonge	OMM		Loan Parties

B.	Stock Certificate No. 2 for 1000 shares of stock of Borrower owned by Parent, together with blank stock power	OMM		Stock power signed by Parent

VI.	CORPORATE AND ORGANIZATIONAL DOCUMENTS/CERTIFICATES

A.	Certificate from secretary, assistant secretary or other similar officer of Borrower certifying:	OMM		Borrower

1.	Incumbency	OMM		Borrower

5

No.	Document/Action	Responsible Party	Document Number	Signatories
2.	Certified charter documents

3.	Bylaws	OMM

4.	Board Resolutions			Borrower

B.	Certificate from secretary, assistant secretary or other similar officer of Parent certifying:	OMM		Borrower

1.	Incumbency	OMM		Borrower

2.	Certified charter documents	OMM

3.	Limited Liability Company Agreement	OMM

4.	Board Resolutions	OMM		Borrower

C.	Certificates of good standing and qualifications to do business as set forth in Annex I	OMM

D.	Certificate of a Responsible Officer of Borrower to the effect that each condition set forth in Sections 3.1(c), (d), (e), (f), (g) and (h), and Sections 3.2(b) and (c) have been satisfied	OMM		Borrower

E.	Perfection Certificate	OMM		Loan Parties

F.	Solvency Certificate	OMM		Loan Parties

1.	Supporting materials	OMM

VII.	OTHER CONDITIONS PRECEDENT TO INITIAL LOANS AND LETTERS OF CREDIT

A.	UCC lien search results	LW

B.	IP lien search results	LW

C.	Insurance Certificates with Loss Payable and Additional Insured Endorsement Clauses	Borrower

D.	Evidence of retention of service provider for tracking of UCC financing statements	Borrower

6

No.	Document/Action	Responsible Party	Document Number	Signatories
E.	Financial Statements:

1.	Audited Consolidated financial statements	Borrower

2.	Unaudited Consolidated financial statements	Borrower

3.	Projections	Borrower

4.	Pro forma Consolidated financial statements	Borrower

5.	Monthly flash reports for month ending 10/31/10	Borrower

F.	“Know Your Customer” Documentation	Borrower

G.	Letter of Direction	LW	1197355	Borrower

1.	Schedule I to Letter of Direction: Flow of Funds Memorandum	Borrower/OMM

H.	Notice of Borrowing	Borrower		Borrower

I.	Fee Letter	LW	1195395	Lenders, Borrower

J.	RBC Fee Letter	RBC		RBC, Borrower

K.	Third-Party and Governmental Consents/Approvals	Borrower

VIII.	POST CLOSING

A.	Blocked Account Control Agreements from the following institutions:

1.	Wachovia Bank, N.A./Wells Fargo Bank	Wachovia Bank, N.A. / Wells Fargo Bank		Borrower, Agent, Wachovia Bank, N.A. /Wells Fargo Bank

2.	JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.		Borrower, Agent, JPMorgan Chase Bank, N.A.

3.	Fifth Third Bank	Fifth Third Bank		Borrower, Agent, Fifth Third Bank

4.	Bank of America, N.A.	Bank of America, N.A.		Borrower, Agent, Bank of America, N.A.

B.	Credit Card Processor Letter	LW		Elavon, Inc., Borrower, Agent

7

Annex I

GOOD STANDINGS AND FOREIGN QUALIFICATIONS TO DO BUSINESS

Entity	Good Standing/Existence	Foreign Qualifications
Francesca’s LLC	DE ☒	None

Entity	Good Standing/Existence	Foreign Qualifications
Francesca’s Collections, Inc.	TX - SOS ☒	Alabama ☒
Arkansas ☒

	TX - Comptroller ☒	Arizona ☒
California ☒
Colorado ☒
Connecticut ☒
Delaware ☐
Florida ☒
Georgia ☒
Illinois ☒
Indiana ☒
Iowa ☒
Kansas ☒
Kentucky ☒
Maine ☒
Maryland ☒
Massachusetts ☒
Michigan ☒
Minnesota ☒
Mississippi ☒
Missouri ☒
Nebraska ☒
Nevada ☒
New Jersey ☒
New Mexico ☒
New York ☒
North Carolina ☒
Ohio ☒
Oklahoma☒
Pennsylvania ☒
Rhode Island ☒
South Carolina ☒
Tennessee ☒
Virginia ☒
Washington ☒

9

EXHIBIT 3.1(h)

[FORM OF]

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES, SOLELY IN HIS CAPACITY AS AN OFFICER, AS FOLLOWS:

1. I am the chief financial officer of Francesca’s LLC, a Delaware limited liability company (“Parent”), and Francesca’s Collections, Inc., a Texas corporation (“Borrower”).

2. Reference is made to that certain Credit Agreement, dated as of November 17, 2010 (as it may be amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, Parent, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, the L/C Issuer, Royal Bank of Canada, as Administrative Agent, Royal Bank of Canada, as Collateral Agent, and the other parties thereto.

3. For purposes of this certificate, the term below shall have the following definitions:

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities (including contingent and unliquidated liabilities) of such Person as such liabilities become absolute and matured, (c) such Person is generally paying its debts and liabilities as they become due, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date (including such businesses reflected in the Projections). In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

4. I acknowledge that, as contemplated by Section 3.1 of the Credit Agreement, the Administrative Agent, the L/C Issuer and the Lenders are relying on the truth and accuracy of this certificate in connection with the making of Loans and the issuance of Letters of Credit under the Credit Agreement on the Closing Date.

5. I have reviewed such documents and made such investigations as I have deemed relevant for the purposes of this Solvency Certificate and necessary to enable me to express an informed opinion as to the matters referred to herein. Among other things, I have reviewed the Financial Statements, the Projections and the pro forma financial statements referenced in Section 3.1(d) of the Credit Agreement (collectively, the “Financial Information”), the terms of Articles III and IV of the Credit Agreement and the definitions and provisions contained in, and the schedules and exhibits to, the Credit Agreement relating thereto, and I have made inquiries of certain officers and other employees of Holdings and the Borrower who have responsibility for

1

financial reporting and accounting matters regarding the preparation of the Financial Information.

6. Based upon my review and examination described in paragraph 5 above, I certify that, as of the date hereof, the Projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof for the periods set forth therein.

7. Based upon my review and examination described in paragraph 5 above, I certify that, as of the date hereof, both immediately before and immediately after giving effect to (a) the Loans and Letters of Credit made or Issued on the date hereof, (b) the disbursement and use of the proceeds of such Loans (including for the payment of the Dividend) and (c) the payment and accrual of all transaction costs in connection with the foregoing, both the Loan Parties taken as a whole and each Loan Party individually are and will be Solvent.

8. Parent and the Borrower do not intend, in consummating the transactions contemplated by the Credit Agreement and the other Loan Documents (including payment of the Dividend), to delay, hinder, or defraud either present or future creditors.

9. Attached hereto as Exhibit A are true and correct copies of the written analyses, evaluations and opinions with respect to the solvency of Parent and the Borrower both immediately before and immediately after giving effect to the payment of the Dividend that was provided to or presented to the board of directors of Parent or the Borrower.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and of Parent and not individually, and the undersigned shall have no personal liability to the Administrative Agent, the Collateral Agent, the L/C Issuer or the Lenders with respect thereto.

[Remainder of page intentionally left blank]

2

The foregoing certifications are made and delivered as of [            ], 2010.

Name:
Title:	Chief Financial Officer of Francesca’s LLC and Francesca’s Collections, Inc.

[Signature Page to Solvency Certificate]

EXHIBIT 11.2

MODIFIED DUTCH AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 11.2 of the Credit Agreement, of which this Exhibit 11.2 is a part. It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”)1. None of the Administrative Agent, the Auction Manager and any other Agent, or any of their respective affiliates, makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Term Loans to Offeror pursuant to the Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent (or any of their affiliates) in its capacity as a Lender be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

Summary. From time to time, subject to the conditions set forth in the Credit Agreement and this Exhibit, an Offeror may conduct one or more modified Dutch auctions during the term of the Credit Agreement in order to purchase Term Loans (each, an “Auction”) pursuant to the procedures described herein. There shall be no limit on the aggregate principal amount of Term Loans purchased pursuant to such Auctions, however, in connection with each such offer, the minimum principal amount of Term Loans repurchased by the applicable Offeror through Auctions shall not be less than $1,000,000 (the “Minimum Permitted Auction Amount”) and each such Auction Notice (as defined below) shall specify the maximum principal amount of Term Loans to be repurchased by the applicable Offeror in any Auction (the “Maximum Permitted Auction Amount”). Each Auction shall be conducted through an auction manager (the “Auction Manager”) reasonably satisfactory to the Administrative Agent (and which may be the Administrative Agent in such capacity).

Notice Procedures. In connection with each Auction, Offeror will provide notification to the Auction Manager2 (for distribution to the Lenders) of the Term Loans

[1]

The Offer Documents are anticipated to include the form of Auction Notice, Return Bid and Form of Assignment and Acceptance and any additional documentation establishing or effecting procedures necessary for the applicable Auction, in each case, in form and substance satisfactory to the Administrative Agent.

[2]	The applicable Auction Manager may require an engagement letter appointing such Person as Auction Manager, with appropriate authorizations and indemnification.

that will be the subject of the Auction (an “Auction Notice”) in substantially the form of Annex A to this Exhibit 11.2. Each Auction Notice shall contain (i) the maximum principal amount of Term Loans Offeror is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $1,000,000 or an integral multiple of $1,000,000 in excess of thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which Offeror would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Offeror to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, however, that only one extension per Offer shall be permitted. An Auction shall be regarded as a “Failed Auction” in the event that either (x) Offeror withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids having been received. In the event of a Failed Auction, Offeror shall not be permitted to deliver a new Auction Notice prior to the date occurring five (5) Business Days after such withdrawal or Expiration Time, as the case may be.

In connection with any assignment pursuant to any auction, Offeror shall make representations and warranties to the Auction Manager, the Administrative Agent and the Lenders that, as of the launch date of the related Auction and the effective date of such assignment, it is not in possession of any information regarding any Loan Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Offeror Assignment and Acceptance, or participate in any of the transactions contemplated thereby, that has not previously been disclosed to the Auction Manager, the Administrative Agent and the Lenders. In the event that any assigning Lender has determined for itself to not access any information so disclosed, such assigning Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Offeror, the Auction Manager nor the Administrative Agent has any responsibility for such Lender’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or entering into the Offeror Assignment and Acceptance.

Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation (the “Return Bid”, in the form included in the Offer Document, which shall be substantially in the form of Annex B to this Exhibit 11.2) which shall specify (i) a discount to par expressed as a price per $1,000 (in increments of $5) of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than US $1,000,000 or an integral multiple in excess thereof, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount comprises the entire amount of Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying

2

Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an Assignment and Acceptance in the form included in the Offer Document (the “Offeror Assignment and Acceptance”), which shall be substantially in the form of Annex C to this Exhibit 11.2. Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price or satisfaction of the Maximum Permitted Auction Amount.

Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Offeror, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow Offeror to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which Offeror has received Qualifying Bids (as defined below)), provided that the aggregate principal amount of Term Loans purchased by Offeror in any Auction shall not exceed the Maximum Permitted Auction Amount therefor. The Offeror shall purchase Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if (a) the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased below the Applicable Threshold Price), or (b) the aggregate amount of Term Loans purchased pursuant to such Auction would exceed the Maximum Permitted Auction Amount therefor, Offeror shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the lower of (x) the amount necessary to complete the purchase of the Auction Amount and (y) the highest amount that would not cause Offeror to exceed the Maximum Permitted Auction Amount. No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due. The

3

Auction Manager will insert the principal amount of Term Loans to be assigned and the applicable settlement date into each applicable Assignment and Acceptance received in connection with a Qualifying Bid. Upon request of the submitting Lender, the Auction Manager will promptly return any Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.

Additional Procedures. Once initiated by an Auction Notice, Offeror may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans by Offeror required by the terms and conditions of Section 11.2 of the Credit Agreement are not met. The purchase price for each Term Loan to be purchased shall be paid by Offeror directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with Offeror (which shall be no later than ten (10) 3 Business Days after the date Return Bids are due).4 Offeror shall execute each applicable Assignment and Acceptance received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with Offeror, which determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with Offeror, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning Offeror, the Loan Parties, or any of their affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit shall not require Offeror to initiate any Auction.

[3]	Administrative Agent to confirm.
[4]

Notwithstanding anything to the contrary set forth in the Credit Agreement, interest accrued through the settlement date of any assignment made in connection with an Auction may be payable to the seller on the applicable settlement date.

4

Annex A to Exhibit 11.2

AUCTION NOTICE

[Purchaser Letterhead]

Royal Bank of Canada, as Administrative Agent

200 Bay Street, 12th Floor,

South Tower, Royal Bank Plaza

Toronto, Ontario

M5J 2W7

Attention: Manager, Agency

Fax No.: (416) 842-4023

Re: Loan Auction

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among FRANCESCA’S COLLECTIONS, INC., a Texas corporation (the “Borrower”), FRANCESCA’S LLC, a Delaware Limited Liability Company (“Holdings”), the other guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Royal Bank of Canada, as administrative agent and collateral agent, and the other parties party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned (“the “Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

•	Auction Amount: $[ ] in principal amount of Term Loans

•	Discount Range: Not less than $[ ] nor greater than $[ ] per $1,000 principal amount of Term Loans.

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures. The Auction shall be consummated in accordance with the Auction Procedures with all Return Bids due no later than [1:00] p.m. (New York time) on [            ].

The Purchaser hereby represents and warrants that it is not in possession of any information regarding any Loan, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any [Purchaser Assignment and Acceptance] or participate in any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, the Administrative Agent and the Lenders.

Very truly yours,

[PURCHASER]

By:
Name:
Title:

Annex B to Exhibit 11.2

RETURN BID

Royal Bank of Canada, as Administrative Agent

200 Bay Street, 12th Floor,

South Tower, Royal Bank Plaza

Toronto, Ontario

M5J 2W7

Attention: Manager, Agency

Fax No.: (416) 842-4023

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Francesca’s Collections, Inc., a Texas corporation (“Borrower”), Francesca’s LLC, a Delaware limited liability company (“Holdings”), the other guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders), Royal Bank of Canada, as administrative agent and collateral agent, and the other parties party thereto. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid1:

Reply Price (price per $1,000)	Reply Amount (principal amount of Term Loans)
US$	US$
US$	US$
US$	US$

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Purchaser Assignment and Acceptance, to be held in escrow by the [Administrative Agent][Auction Manager], obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

[1]

Lender may submit up to three component bids but need not submit more than one. The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

Annex C to Exhibit 11.2

PURCHASER ASSIGNMENT AND ACCEPTANCE

This Purchaser Assignment and Acceptance (the “Assignment”) is dated as of the Purchaser Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [PURCHASER] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Purchaser Assignment Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	____________________________

2.	Assignee:	[PURCHASER]

3.	Borrower:	FRANCESCA’S COLLECTIONS, INC.

4.	Administrative Agent:	Royal Bank of Canada, as the administrative
agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement, dated as of November 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Francesca’s Collections, Inc., a Texas corporation (“Borrower”), Francesca’s LLC, a Delaware limited liability company (“Holdings”), the other guarantors from time to time party thereto, the lenders from time to time party thereto, Royal Bank of Canada, as administrative agent and collateral agent, and the other parties party thereto.

6.	Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Principal Face Amount of Term Loans of Assignor		Percentage of Term Loans of Assignor[1]

Term Loans	$	___________	___________	%

7.	Assigned Interest:

[1]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder. To be completed by Assignor.

List below the Term Loans to be assigned by Assignor to Assignee, which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

Reply Price with respect to Term Loans being offered for assignment to Assignee (price per $1,000 principal amount)[2]	Reply Amount (principal face amount of Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)[3]		Pro Rated Principal Face Amount of Term Loans Assigned[4]		Percentage Assigned of Term Loans[5]
$______________	$	______________	$	______________	____________	%
$______________	$	______________	$	______________	____________	%
$______________	$	______________	$	______________	____________	%

Purchaser Assignment Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT OR AUCTION MANAGER AND WHICH SHALL BE THE PURCHASER ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	To be completed by Assignor.
[3]

To be completed by Assignor. The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Term Loans held by it as lender of record on the date of submission of its Return Bid.

[4]	To be completed by the Administrative Agent or Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.
[5]	To be completed by the Administrative Agent or Auction Manager to at least 9 decimals as a percentage of the Term Loans of all Lenders thereunder.

8.	Notice and Wire Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[PURCHASER]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:

9. The Assignor acknowledges and agrees that (i) submission of a Return Bid in respect of the Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) Term Loans will be deemed to have been accepted by the Assignee to the extent such Term Loans are validly offered by Assignor to Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the [Administrative Agent] [Auction Manager] to the Assignor that such Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (iii) it does not have any withdrawal rights with respect to any offer to assign of its Term Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the [Administrative Agent] [Auction Manager] as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.

[Signature page follows]

The Assignor acknowledges and agrees that its offer to assign Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[PURCHASER]

By:
Name:
Title:

Accepted:

                                                                         , as

[Administrative Agent] [Auction Manager]

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR BORROWER

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Purchaser Assignment Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and to sell and assign the Assigned Interest on the basis of which it has made such decision, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Holdings, Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, Borrower, any of its Subsidiaries or any other Person of any of their respective obligations under any Loan Document, and (c) has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents. The Assignor will, upon request, execute and deliver any additional documents deemed by the Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest. In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment, the Assignor acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrower, [the Auction Manager,] and the Administrative Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement until such time as the Loans are automatically cancelled without further action by any Person on the Purchaser Assignment Effective Date, (ii) it has transmitted same day funds to the Assignor on the Purchaser Assignment Effective Date, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (vi) it is not in possession of any information regarding any Loan Party, its assets, its ability to perform its Obligations or any other matter that may be material to a decision by Assignor to participate in any Auction or enter into this Assignment or participate in any of the transactions contemplated hereby that has not previously been disclosed to [the Auction Manager,] the Administrative Agent and the Lenders; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it acknowledges that the

Assigned Interest shall, from and after the Purchaser Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned Interest.

1.3	No Violation of Laws. Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment or the transactions contemplated herein.

2. Payments. Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Purchaser Assignment Effective Date. No interest shall accrue with respect to the Assigned Interest from and after the Purchaser Assignment Effective Date and such Assigned Interest shall, from and after the Purchaser Assignment Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof that would require the application of laws other than those of the State of New York.

SCHEDULE I

Commitments

Lender	Term Loan Commitment	Revolving Credit Commitment	Total

Goldman Sachs Bank USA	$20,583,333.33	$1,083,333.33	$21,666,666.67
JPMorgan Chase Bank, N.A.	$20,583,333.33	$1,083,333.33	$21,666,666.67
Jefferies Finance LLC	$0	$1,083,333.33	$1,083,333.33
JFIN Funding LLC	$8,916,666.67	$0	$8,916,666.67
Jefferies Group, Inc.	$11,666,666.67	$0	$11,666,666.67
Royal Bank of Canada	$14,250,000.00	$750,000.00	$15,000,000.00
KeyBank National Association	$9,500,000.00	$500,000.00	$10,000,000.00
Stifel Bank & Trust	$9,500,000.00	$500,000.00	$10,000,000.00

Total:	$95,000,000.00	$5,000,000.00	$100,000,000.00

1

SCHEDULE 3.1

Organizational and Capital Structure

2

SCHEDULE 4.2

Consents

None.

3

SCHEDULE 4.3

Ownership of Borrower and Subsidiaries

Name of Subsidiary	Direct Owner	Number of Shares Authorized	Number of Shares Outstanding	Ownership Percentage	Jurisdiction of Organization

Francesca’s Collections, Inc.	Francesca’s LLC	1,000	1,000	100%	Texas

4

SCHEDULE 4.12

Labor Matters

None.

5

SCHEDULE 4.13

List of Plans

Francesca’s Collections, Inc. 401(k) Retirement Plan, effective on October 1, 2009.

6

SCHEDULE 4.14

Environmental Matters

None.

7

SCHEDULE 4.16

Real Property

Owned Real Property

None

Leased Real Property

1.	See attached list for leases relating to boutiques.

2.	See below for leases relating to office and warehouse.

Borrower/Guarantor	Address/City/State/Zip Code	County

Francesca’s Collections, Inc.	3480 West 12th Street, Houston, TX 77008	Harris

Francesca’s Collections, Inc.	3482 West 12th Street, Houston, TX 77008	Harris

Francesca’s Collections, Inc.	3484 12th Street, Houston, TX 77008	Harris

Francesca’s Collections, Inc.	3233 West 11th Street, Houston, TX 77008	Harris

8

Corporate Office/ Warehouse: 3480 W. 12th Street, Houston, TX 77008

PHONE: 713-864-1358    FAX: 713-426-2751

Francesca’s # 01 Woodway Village 6514 Woodway Houston, TX 77057 Tel: 713-722-0754 Harris (Debbie Flores)		Francesca’s # 03 Champion Forest Plaza 5468 W. FM 1960 Houston, TX 77069 Tel: 832-249-6534 Harris (Stacy Loomis)	Francesca’s # 04 Mockingbird Station 5307 E Mockingbird Ln #105 Dallas, TX 75206 Tel: 214-370-3646 Dallas County (Sherene Kutach)	Francesca’s # 05 Preston Oaks 10720 Preston Rd. #1005 Dallas, TX 75230 Tel: 214-891-9866 Dallas County (Vicki Berry)	Francesca’s # 06 Uptown Park 1141-08 Uptown Park Blvd. Houston, TX 77056 Tel: 713-622-1254 Harris County (Debbie Flores)

Francesca’s # 07 University Park 1600 S. University #604 Fort Worth, TX 76107 Tel: 817-882-8077 Tarrant County (Adriana Gonzalez)	Francesca’s # 08 Montana 1230 Montana Ave. #106 Santa Monica, CA 90403 Tel: 310-255-1988 Los Angles County (Veronica Chacon)	Francesca’s # 09 Plano 1900 Preston #320 Plano, TX 75093 Tel: 214-473-8133 Collin County (Melanie Symons)	Francesca’s # 10 Canal Place 333 Canal St. #219 New Orleans, LA 70130 Tel: 504-581-4402 Orleans Parish (Ashley Sieving)	Francesca’s # 11 Geneva Commons 1520 Commons Dr. Geneva, IL 60134 Tel: 630-262-9470 Kane County (Linda Rodriguez)	Francesca’s # 12 Church Street Plaza 1706 Maple Ave. Evanston, IL 60201 Tel: 847-328-5459 Cook County (Theresa Mariano)

Francesca’s # 13 Manhattan Village 3200 N. Sepulveda #D10 Manhattan Beach, CA 90266 Tel: 310-546-4700 Los Angles County (Michelle Giacalone)	Francesca’s # 14 Alamo Quarry Market 255 E. Basse Rd. #420 San Antonio, TX 78209 Tel: 210-822-1598 Bexar County (Lindsey Ramos)	Francesca’s # 15 Westbank 3300 Bee Cave Rd. #420 Austin, TX 78746 Tel: 512-347-7508 Travis County (Jennifer Brown)	Francesca’s # 16 Highland Village 4022 Westheimer Houston, TX 77027 Tel: 713-961-3399 Harris County (Valjeanne Daniels)	Francesca’s # 17 Arboretum 10000 Research Blvd #122 C-01 Austin, TX 78759 Tel: 512-795-9840 Travis County (Ashley Whitehead)	Francesca’s # 18 Lincoln Park 2012 N. Halsted Ave. Chicago, IL 60614 Tel: 773-244-4075 Cook County (Michael Masella)

Francesca’s # 19 La Jolla 1025 Prospect St. #160 La Jolla, CA 92037 Tel: 858-729-0350 San Diego County (Vanessa Wyatt)	Francesca’s # 20 Southlake 214 State St. Southlake, TX 76092 Tel: 817-424-5353 Tarrant County (Brianna Weldon)	Francesca’s # 21 Carlsbad 1923 Calle Barcelona #146 Carlsbad, CA 92024 Tel: 760-943-8644 San Diego County (Laura Stockwell)	Francesca’s # 22 Green Valley 2260 Village Walk, Suite 112 Henderson, NV 89052 Tel: 702-435-3288 Clark County (Kimberly Patterson)	Francesca’s # 23 Central Park 4001 N. Lamar, Suite 490 Austin, TX 78756 Tel: 512-323-2499 Travis County (Katie Kaiser)

Francesca’s # 25 Long Beach 5257 E. 2nd St. Long Beach, CA 90803 Tel: 562-856-3257 Los Angles County (Daisy Aldaco)	Francesca’s # 26 Rancho Cucamonga 7839 Kew Ave. Suite 5620 Rancho Cucamonga, CA 91739 Tel: 909-899-5751 San Bernardino County (Angelica De La Rocha)	Francesca’s # 27 Edmond 1470 S Bryant Ave Edmond, OK 73034 Tel: 405-359-7576 Oklahoma County (Reem Bahouth)	Francesca’s # 28 Rennaisance Place 1850 2nd St #106 Highland Park, IL 60035 Tel: 847-926-8278 Lake County (Molly McCarty)	Francesca’s # 29 Saddle Creek 7615 W. Farmington Blvd. Ste. 33 Germantown, TN 38138 Tel: 901-753-6847 Shelby County (Cassandra Bradshaw)	Francesca’s # 30 Bellemead 6535 Youree Dr. Suite 501 Shreveport, LA 71105 Tel: 318-798-8484 Caddo Parish (Krystle Smith)

Francesca’s # 31 Village Pointe 17151 Davenport #113 Omaha, NE 68118 Tel: 402-359-1312 Douglas County (Jennifer Rowland)	Francesca’s # 32 Arbor Lake 12121 Elm Creek Blvd. Maple Grove, MN 55369 Tel: 763-425-3252 Hennepin County (Jennifer Dimitroff)	Francesca’s # 33 The Shoppes at Buckland Hills 194 Buckland Hills Dr, Suite 1056 Manchester, CT 06042 Tel: 860-648-9465 Town of Hartford (Jennifer Beer)	Francesca’s # 34 Summit 200 Summit Blvd. Ste #600 Birmingham, AL 35243 Tel: 205-969-2432 Jefferson County (Acting-Heather Williams)	Francesca’s # 35 Deer Park 20530 N. Rand Rd. Ste #344 Deer Park, IL 60010 Tel: 847-726-2363 Lake County (Azita Kakvand)	Francesca’s # 36 Greenway Station 1650 Deming Way Ste #108 Middleton, WI 53562 Tel: 608-831-6630 Dane County (Sara Streb-Virnig)

Francesca’s # 37 Woodbury Lake 9020 Hudson Rd Ste 412 Woodbury, MN 55125 Tel: 651-730-2012 Washington County (Mollie Loechler)	Francesca’s # 38 Carriage Crossing 4610 Merchant’s Park Cir.#557 Collierville, TN. 38017 Tel: 901-861-3287 Shelby County (Cassandra Bradshaw)	Francesca’s # 39 Orland Park 14215 La Grange Rd. Space 124 Orland Park, IL 60462 Tel: 708-349-8490 Cook County (Kristen Monroe)	Francesca’s # 40 Easton Town Center 108 Easton Town Center Columbus, OH. 43219 Tel: 614-476-6410 Franklin County (Kimberly Argobright)	Francesca’s # 41 Crestview Hills Town Center 2868 Town Center Blvd. St. 7055 Crestview Hills, KY. 41017 Tel: 859-341-4426 Kenton County (Ashley Royer)	Francesca’s # 42 Simi Valley Mall 1555 SimiTwn.Crt. Wy.Ste.#605 Simi Valley, CA. 93063 Tel: 805-584-1631 Ventura County (Breeanne Beeby)

Francesca’s # 43 Shoppes at Eastchase 6830 Eastchase Pkwy Montgomery, AL. 36117 Tel: 334-271-2110 Montgomery County (Elizabeth Arrington)	Francesca’s # 44 Southpoint Pavillions 2910 Pine Lake Road Suite L Lincoln, NE. 68516 Tel: 402-421-1589 Lancaster County (Kim Kendall)	Francesca’s # 45 Promenade Shops at Centerra 5855 Sky Pond Dr. Ste. # F124 Loveland, CO. 80538 Tel: 970-663-9004 Larimer County (Amber Eckels)	Francesca’s # 46 Brookhaven Village Plaza 3720 West Robinson Suite 128 Norman, OK 73072 Tel: 405-360-2891 Cleveland County (Daphene Gorman)	Francesca’s# 47 Levis Common 3195 Levis Commons Blv.#285 Perrysburg, OH. 43551 Tel: 419-874-3580 Wood County (Cathy Goodenough)	Francesca’s# 48 Hamilton Corner 2115 Gunbarrel Rd. #C Chattanoga, TN. 37421 Tel: 423-893-8978 Hamilton County (Courtney Gravett)

Francesca’s# 49 Turkey Creek 11347 Parkside Ave. Knoxville, TN 37934 Tel: 865-675-6361 Knox County (Mary Burleson)	Francesca’s # 50 Turtle Creek 3000 E. Highland Dr. Ste#413 Jonesboro, AR 72401 Tel: 870 336-2674 Craighead County (Rebekah Carter)	Francesca’s # 51 Eastern Shore Center 30500 State Hwy 181 Ste# 313 Spanish Fort, AL 36527 Tel: 251-621-5740 Baldwin County (Amber Turner)	Francesca’s # 52 The Avenue 2261 Town Center Ave. Suite 105 Viera, FL 32940 Tel: 321-639-3200 Brevard County (Marlina Rhodes)	Francesca’s # 53 Alex Webb 1350 Scenic Highway, Spc 316 Snellville, GA 30078 Tel: 678 344 0112 Gwinnett County (Stacy Barrett)	Francesca’s # 54 Woodlands Market Street 9595 Six Pines Dr. Ste 870 The Woodlands, TX 77380 Tel: 281-419-3750 Montgomery County (Stacy Loomis)

Francesca’s # 55 Branson Landing 319 Branson Landing Branson, MO 65616 Tel: 417-335-4342 Taney County (Elizabeth Cizek)	Francesca’s # 56 Beachcliff Market 19344 Detriot Rd Spc #A-112 Rocky River, OH 44116 Tel: 440-333-3418 Cuyahoga County (Kristin Knight)	Francesca’s # 57 Legacy Village 24639 Cedar Rd. Lyndhurst, OH 44124 Tel: 216-381-5390 Cuyahoga County (Amanda Dodge)	Francesca’s # 58 West Cobb 3625 Dallas Hwy SW Spc #850 Marietta, GA 30064 Tel: 770-218-9351 Cobb County (Ashley Campbell)	Francesca’s # 59 Friendly Center 3326 W. Friendly Ste# 118 Greensboro, NC 27410 Tel: 336-856-1934 Guilford County (Linaya McMillian)	Francesca’s # 60 Dos Lagos 2780 Cabot Dr. Ste 150 Corona, CA 92882 Tel: 951-277-7545 Riverside County (Shana Hudson)

Francesca’s # 61 Boulder 1850 29TH St Ste# 1012 Boulder, CO 80301 Tel: 303-442-1722 Boulder County (Jessica Serowski)	Francesca’s # 62 Southland Shopping Center 6235 S. Main St. Ste#108 Aurora, CO 80016 Tel: 720-274-5338 Arapahoe County (Sharon Lavery)	Francesca’s # 63 Saucon Valley 2960 Center Valley Parkway #733 Center Valley, PA 18034 Tel: 610-798-9901 Lehigh County (Eve Kabay)	Francesca’s # 64 Little Rock Ark 207 N. University Ave. #180 Little Rock,AR 72205 Tel: 501-660-4203 Pulaski County (Courtney Lyle)	Francesca’s # 66 Inwood Village 5330 West Lover’s Lane #112 Dallas TX. 75209 Tel: 214-351-0649 Dallas County (Cammie Guzman)	Francesca’s # 67 Abercorn Walk Shopping Center 5525 Abercorn St. Suite#55 Savannah, GA 31405 Tel: 912-355-7181 Chatham County (Brooke Wanex)

Francesca’s # 68 Bell Tower 13499 US 41 SE #119 Space C-304 Fort Myers, FL 33907 Tel: 239-267-5050 Lee County (Carrie Baxter)	Francesca’s # 69 Mount Pleasant Town Center 1237 Belk Drive Suite S-2 Mt. Pleasant, SC 29464 Tel: 843 884 3958 Charleston County (Erica Scott)	Francesca’s # 70 Blakeney Center 9830 Rea Road Suite C Charlotte, NC 28277 Tel: 704-544-3104 Mecklenburg County (Cherish Lawrence)	Francesca’s # 71 Arlington Highlands 3900 Arlington Highlands Blvd. #177 Arlington, TX 76018 Tel: 817-419-0371 Tarrant County (Amanda Mudd)	Francesca’s # 72 La Palmera Shopping Center 5488 South Padre Island Sp# 1430 Corpus Christi, TX 78411 Tel: 361-994-4818 Nueces County (Brittany Lee)	Francesca’s # 73 Shops at Highland Village 1400 Shoal Creek, Suite 170 Highland Village, TX 75077 Tel: 972-966-0400 Denton County (Brianne Gilbert)

Francesca’s # 74 Stone Oak 22702 US 281, Suite 110 San Antonio, TX 78259 Tel: 210-481-1382 Bexar County (Michelle Shelton)	Francesca’s # 75 Town Center Plaza 5256 W. 119th St., Suite 2000 Leawood, KS 66209 Tel: 913-696-1272 Johnson County (Lane Cowan - Acting Area Mgr)	Francesca’s # 76 Hill Center 4017 Hillsboro Pike, Suite 308 Nashville, TN 37215 Tel: 615-783-0960 Davidson County (Lacee Maxedon)	Francesca’s # 77 The Avenue 2615 Medical Center Pkwy Suite 1430 Murfreesboro, TN 37129 Tel: 615-893-7217 Rutherford County (Acting: Andrea Kehoe)	Francesca’s # 78 Southport Row 3539 N. Southport unti 15 Chicago, IL 60657 Tel: 773-248-4558 Cook County (Ashley Sydow)	Francesca’s # 79 Mayfaire Town Center 6823 Main Street Wilmington, NC 28405 Tel: 910-509-0083 New Hanover County (Kisha Jennings)

Francesca’s # 80 King’s Street Charleston 338 King Street Unit A Charleston, SC 29401 Tel: 843-577-6848 Charleston County (Seanna Reis - Acting Area Mgr)	Francesca’s # 81 Hill Country Galleria 12821 Hill Country Blvd., Suite C2-115 Bee Cave, TX 78738 Tel: 512-263-1993 Travis County (Mariah Hildebrand)	Francesca’s # 82 Pembroke Gardens 505 SW 145th Terrace Pembroke Pines, FL 33027 Tel: 954-885-5051 Broward County (Melissa Pitstick)	Francesca’s # 83 Perkins Rowe 10156 Perkins Rowe, Suite 120 Baton Rouge, LA 70810 Tel: 225-766-0274 East Baton Rouge Parish (Liana Narcisse)	Francesca’s # 84 Parke West 9828 Northern Ave., Suite 1750 Peoria, AZ 85345 623-772-0428 Maricopa County (Terrie Humeniuk -Area Mgr)	Francesca’s # 85 Bridge Street Town Center 340 The Bridge Street, Suite 140 Huntsville, AL 35806 Tel: 256-327-8595 Madison County (Veronica Hawsman)

Francesca’s # 86 Indian Lake Speciality Center 300 Indian Lake Blvd. Bldg. A Ste 160 Hendersonville, TN 37075 Tel: 615-822-1266 Sumner County	Francesca’s # 87 Vinings Jubilee 4300 Paces Ferry, Ste 257 Atlanta, GA 30339 Tel- 770-431-9672 Fulton County	Francesca’s # 88 Kierland Commons 15211 N. Kierland Blvd. Suite 140 Scottsdale, AZ 85254 Tel- 480-991-9481 Maricopa County	Francesca’s # 89 Village at Arrowhead 20022 North 67th Ave. Suite #122 Glendale, AZ 85308 Tel- 623-376-2555 Maricopa County	Francesca’s # 90 BuckTown 1920 W. North Ave. Chicago, IL 60622 Tel- 773-486-0293 Cook County	Francesca’s # 91 Zelda Place 2920-F Zelda Road Montgomery, AL 36106 Tel- 334-277-9049 Montgomery County

(Lindsay Melton)	(Taneisha Hughes)	(Lauretta Berchiatti)	(Kyle Thibault)	(Jennifer Harris-Dailey)	(Toni Fowler)

Francesca’s # 92 3333 Magazine Street New Orleans, LA 70115 Tel- 504-899-2118 Orleans Parish (Jodi Asher)	Francesca’s # 93 Watter Creek 843 Market Street Allen, TX 75013 Tel- 214-495-0003 Collin County (Carol Rumberger)	Francesca’s # 94 Dogwood Festival 110 Dogwood Blvd., suite G 3B Flowood, MS 39232 Tel- 601-992-9119 Hinds County (Constance Davis)	Francesca’s # 95 Rennisance Place 1000 Highland Colony Pkwy. Ste 1012 Ridgeland, MS 39157 Tel- 601-856-2266 Madison County (Alison Hashaw)	Francesca’s # 96 Birkdale 16845-B Birkdale Commons Pkwy. Huntersville, NC 28078 Tel- 704-896-9644 Mecklenburg County (Beth Cosner)	Francesca’s # 97 Legacy Village 9 DuRhu Dr. Suite 350 Mobile, AL 36608 Tel- 251-342-1959 Mobile County (Ben McCormick-Acting Area Mgr)

Francesca’s #98 Village Square @ Dana Park 1660 S. Val Vista Dr. Ste. 116 Mesa, AZ 85204 Tel- 480-545-2685 Maricopa County (Shannon McGuire)	Francesca’s #99 Columbia Cameron Village 424 Woodburn Ave. Raleigh, NC 27605 Tel- 919-829-8250 Wake County (Alissa Lapen)	Francesca’s #100 Aspen Grove 7301 S. Santa Fe Dr. Unit 420 B Littleton, CO 80120 Tel- 303-794-4783 Arapahoe County (Melisa House)	Francesca’s #101 Promenade at Sagemore 500 Route 73 South, Suite C-1 Marlton, NJ 08053 Tel- 856-983-1146 Burlington County (Ashley McAllister -Area Mgr)	Francesca’s #102 Mizner Park 322 Plaza Real suite 1322 Boca Raton, FL 33432 Tel- 561-544-6892 Palm Beach County (Val Bravo)	Francesca’s #103 Casa Paloma 7131 West Rag Road, suite 26 Chandler, AZ 85226 Tel- 480-753-3511 Maricopa County (Marcella Daniels)

Francesca’s #104 Market Common 3323 Reed Ave., Space A6-700 Myrtle Beach, SC 29577 Tel- 843-238-9320 Horry County (Shelia Zazinski)	Francesca’s #105 The Avenue Forsythe 410 Peachtree Pkwy, Bldg 100, suite 13 Cumming, GA 30041 Tel- 678-513-7001 Forsyth County (Meaghan Shork)	Francesca’s #106 Memorial City Mall 303 Memorial City Mall, space 707A Houston, TX 77024 Tel- 713-468-2108 Harris County (Jessica Gonzalez)	Francesca’s #107 Arboretum @ South Barrington 100 West Higgins Road, suite F-35 South Barrington, IL 60010 Tel- 847-426-1847 Lake County (Tania Diaz)	Francesca’s #108 Regency Court 120 Regency Parkway suite 152 Omaha, NE 68114 Tel: 402-397-0740 Douglas County (Rachel Haas)	Francesca’s #109 Crabtree Valley Mall 4325 Glenwood Ave. suite 1084 Raleigh, NC 27612 Tel: 919-783-8602 Wake County (Ashley Sommerkamp)

Francesca’s #110 Pinnacle Hills Promenade 2203 Promenade Blvd. Suite 2112 Rogers, AR 72758 Tel: 479-246-0298 Benton County (Danielle Wolf)	Francesca’s #111 Thruway Center 284 South Stratford Rd. Winston-Salem, NC 27103 Tel: 336-722-9598 Forsyth County (Tobi Foster)	Francesca’s #112 Promenade Lyons @ Coconut Creek 4425 Lyons Rd. suite F-104 Coconut Creek, FL 33073 Tel: 954-973-4830 Broward County (Melissa Bergknoff)	Francescas’s #113 La Cantera 15900 LaCantera Pkwy, suite 20100 San Antonio, TX 78256 Tel: 210-641-0221 Bexar County (Natalie Silva)	Francesca’s #114 Greenville Center 3801 Kennett Pike, Suite 236 Greenville, DE 19807 Tel: 302-655-5222 New Castle County (Nicole White)	Francesca’s #115 Palladium @ City Place 701 S. Rosemary Ave. Suite 157 West Palm Beach, FL 33401 Tel: 561-650-0320 Palm Beach County (Cynthia Davin)

Francesca’s #116 La Encantada 2905 E. Skyline Dr. Suite #143 Tucson, AZ 85718 Tel: 520-615-1700 Pima County (Stacy Lybeck)	Francesca’s #117 Wheaton Town Square 231a Town Square Wheaton Wheaton, IL 60187 Tel: 630-588-8780 DuPage County (Acting-Lauren Hansen)	Francesca’s #118 Baybrook Mall 500 Baybrook Mall, Suite 1198 Friendswood, TX 77546 Tel: 281-480-3082 Galveston County (Ryssa Nord)	Francescas’s #119 Destin Commons 4138 Legendary Dr. Space B-104 Destin, FL 32541 Tel: 850-269-1070 Okaloosa County (Lisa McTyre)	Francescas’s #120 Penn Square Mall 1901 NW Expressway suite 1009A Oklahoma City, OK 73118 Tel: 405-842-8163 Oklahoma County (Lisa McKinnon)	Francesca’s #121 The Falls 8888 SW 136 St. Suite 368 Miami, FL 33176 Tel: 786-242-8056 Pinellas County (Peter Kasen)

Francesca’s #122 St Louis Galleria 1155 St Louis Galleria, Space #1162 St Louis, MO 63117 Tel: 314-862-2677 St. Louis County (Erin Hawkins)	Francesca’s #123 The Forum on Peachtree Pkwy 5165 Peachtree Pkwy, Suite #235 Norcross, GA 30092 Tel: 678-291-9455 Gwinnett County (Eileen Chua)	Francesca’s #124 Country Club Plaza 4724 Broadway Kansas City, MO 64112 Tel: 816-531-5141 Jackson County (Sarah Merritt)	Francesca’s #125 Southpark Mall 4400 Sharon Rd Ste E07B Charlotte, NC 28211 Tel: 704-366-3160 Mecklenburg County (April Key)	Francesca’s #126 Woodland Hills 7021 South Memorial Dr Ste 184A Tulsa, OK 74133 Tel: 918-294-0430 Tulsa County (Laura Owens)	Francesca’s #127 Oak Park Mall 11445 W 95th Street Overland Park, KS 66214 Tel: 913-492-3100 Johnson County (Maegen Mastalski)

Francesca’s #128 Eastview Mall 180 Eastview Mall Victor, NY 14564 Tel: 585-223-7932 Ontario County (Stephanie Major)	Francesca’s #129 Walnut Street 5426 Walnut St Pittsburgh, PA 15232 Tel: 412-621-0355 Allegheny County (Emily Glova)	Francesca’s #130 Oxmoor Mall 7900 Shelbyville Rd #D06 Louisville, KY 40222 Tel: 502-425-3385 Jefferson County (Jennifer Berelowitz)	Francesca’s #131 Bridgewater Commons 400 Bridgewater Commons, Ste 250 Bridgewater, NJ 08807 Tel: 908-203-9333 Somerset County (Melissa Maltby)	Francesca’s #132 Bradley Fair 2000 North Rock Rd, Ste 134 Wichita, KS 67206 Tel: 316-630-0272 Sedgwick County (Kasey Diehl)	Francesca’s #133 ABQ Uptown 2261 Q Street NE, Ste 2F Albuquerque, NM 87110 Tel: 505-888-9515 Bernalillo County (Sheryl Mizicko)

Francesca’s #134 Village at Merrick Park 370 San Lorenzo Ave, Ste 2430 Coral Gables, FL 33146 Tel: 305-461-5839 Miami-Dade County (Cheryl Hinton)	Francesca’s #135 Rosedale Mall 111 Rosedale Center Space 195 Roseville, MN 55113 Tel: 651-639-3911 Ramsey County (Jennifer Dobbe - Area Mgr)	Francesca’s #136 Bayshore 5709 N Centerpark Way Glendale, WI 53217 Tel: 414-906-8568 Milwaukee County (Rebecca Young)	Francesca’s #137 The Avenue 10300 Southside Blvd, Ste 1490B Jacksonville, FL 32256 Tel: 904-363-8818 Duval County (Andrea Girard)	Francesca’s #138 Northpoint Mall 1190 North Point Circle, Ste 1190 Alpharetta, GA 30022 Tel: 678-319-0331 Fulton County (Heather Skop)	Francesca’s #139 West Shore Plaza 286 West Shore Plaza, Ste B.6.A Tampa, FL 33609 Tel: 813-289-5319 Hillsborough County (Crystal Melton)

Francesca’s #140 West County Mall 80 West County Center #1194 St Louis, MO 63131 Tel: 314-909-6664 St. Louis County (Michele Donoho)	Francesca’s #141 Castleton Square 6020 East 82nd St, Ste 878 Indianapolis, IN 46250 Tel: 317-841-0411 Marion County (Brandi Jo Kelin)	Francesca’s #142 Park City Center 214 Park West Center Lancaster, PA 17601 Tel: 717-392-5256 Lancaster County (Jamie Thomes)	Francesca’s #143 West Towne Mall 42 West Towne Mall, A10 Madison, WI 53719 Tel: 608-833-0052 Dane County (Sara Streb-Virnig)	Francesca’s #144 Derby St 92 Derby St #113 Hingham, MA 02043 Tel: 781-740-2860 Plymouth (Soledad Kelly)	Francesca’s #145 Galleria @ Ft Lauderdale 2414 E Sunrise Blvd Rm 2089 Ft Lauderdale, FL 33304-3102 Tel: 954-561-2797 Broward County (Miriah Rizzo)

Francesca’s #146 Southpoint 6910 Fayetteville Rd Ste 177 Durham, NC 27713 Tel: 919-806-8400 Durham County (Kimberly Bustillo)	Francesca’s #147 Danbury Fair Mall 7 Backus Ave Space G109 Danbury, CT 06810 Tel: 203-730-0613 Fairfield County (Deborah White)	Francesca’s #148 Paramus Park Mall 1105 Paramus Park Paramus, NJ 07652 Tel: 201-265-4441 Bergen County (Andrea Vander Plaat)	Francesca’s #149 Providence Place One Providence Place, Ste 3080 Providence, RI 02903 Tel: 401-228-7655 Providence County (Maribeth Fabiano)	Francesca’s #150 The Summit 4262 Summit Plaza Dr #C-9 Louisville, KY 40241 Tel: 502-423-1770 Jefferson County (Kathryn Blair)	Francesca’s #151 The Village at Rochester Hills 160 N Adams Rd Rochester Hills, MI 48309 Tel: 248-375-2306 Oakland County (Kasey Hendricks)

Francesca’s #152 Scottsdale Fashion 7014 E Camelback Rd Space B156 Ste #1100 Cambridge Place #W324 Scottsdale, AZ 85251 Tel: 480-945-2006 Maricopa County (Roxane Kyte)	Francesca’s #153 Cambridgeside Galleria Cambridge, MA 02141 Tel: 617-374-9400 Middlesex County (Michelle Pinto)	Francesca’s #154 Clay Terrace Center 14395 Clay Terrace Blvd Ste 140 Space C-31 Carmel, IN 46032 Tel: 317-815-6650 Hamilton County (Brandi Jo Kelin)	Francesca’s #155 Town Square 6593 Las Vegas Blvd, Suite 167 Las Vegas, NV 89119 Tel: 702-263-4485 Clark County (Erin Plumlee)	Francesca’s #156 Northbrook Court 2171 Northbrook Ct Ste 2056 Northbrook, IL 60062 Tel: 847-291-4046 Cook County (Lauren Schroeder)	Francesca’s #157 Shops at Somerset Square 140 Glastonbury Blvd Ste 34 Glastonbury, CT 06033 Tel: 860-652-8877 Hartford County (Jessica Begin)

Francesca’s #158 The Avenue at East Cobb 4475 Roswell Rd Ste 915 Marietta, GA 30062 Tel: 770-321-7878 Cobb County (Krytstal Carpenter)	Francesca’s #159 Polaris Town Center 1500 Polaris Pkwy, Ste 1042 Columbus, OH 43240 Tel: 614-846-1982 Franklin County (Shovon Agnew)	Francesca’s #160 Short Pump Town Center 11800 West Broad St, Ste 1044 Richmond, VA 23233 Tel: 804-360-9550 Henrico County (Victoria Leftwich)	Francesca’s #161 Rockaway Townsquare 301 Mt Hope Ave #1018 Rockaway, NJ 07866 Tel: 973-366-9400 Morris County (Jennifer Baker)	Francesca’s #162 The Shoppes @ Legacy Place 640 Legacy Place Dedham, MA 02026 Tel: 781-326-7008 Norfolk County (Kim Evers)	Francesca’s #163 Annapolis Mall 2002 Annapolis Mall, Ste 1484 Annapolis, MD 21401 Tel: 410-266-5061 Anne Arundel County (Acting:DeAnna Paige)

Francesca’s #164 Columbiana 100 Columbiana Circle, Ste 1214 Columbia, SC 29212 Tel: 803-407-5744 Lexington County (Ashley Aaron)	Francesca’s #165 Park Place 5870 E. Broadway Blvd, Ste 416 Tucson, AZ 85711 Tel: 520-514-2161 Pima County (Christina Butler)	Francesca’s #166 Brookfield Mall 95 N. Moorland Rd. D-22 Brookfield, WI 53005 Tel: 262-784-0107 Waukesha County (Susan Paasch)	Francesca’s #167 The Grove at Shrewsbury 555 Route 35 Shrewsbury NJ 07702 Tel: 732-741-5022 Monmouth County (Wendy Jennings)	Francesca’s #168 Haywood Mall 106 Haywood Road Suite#1018 Greenville, South Carolina 29607 Tel: 864-284-0720 Greenville County (Timothy Norris)	Francesca’s #169 Menlo Park 100 Menlo Park Suite#2425 Edison, New Jersey 08837 Tel: 732-205-0300 Middlesex County (Ashley Arcangelo)

Francesca’s #170 South Shore Plaza 250 Granite Street Suite#1250 Braintree, Massachusetts 02184 Tel: 781-843-7008 Norfolk County (Michelle Pinto)	Francesca’s #171 Mall of America 116 South Blvd Bloomington, MN 55425 Tel: 952-854-9985 Hennepin County	Francesca’s #172 Independence Center 1704 Independence Ctr. Sp#2024 Independence, MO 64057 Tel: 816-795-0803 Jackson County (Kelli Luce)	Francesca’s #173 Barracks Road Shopping Center 1127A Emmet St. Charlottesville, VA 22903 Tel: 434-296-9556 Charlottesville City County (Christy Green)	Francesca’s #174 Old Orchard Center 4999 Old Orchard Ctr (space E-45) Skokie, IL 60077 Tel: 847-568-1290 Cook County (Erin Collier)	Francesca’s #175 Bay Street 5659 Bay Street Emeryville, CA 94608 Tel: 510-655-1515 Alameda County (Shani Pierce)

Francesca’s #176 Oakbrook Center 34 Oakbrook Center Oak Brook, IL 60523 Tel: 630-368-1440 DuPage County (Kara Scott)	Francesca’s #177 Natick Collection 1245 Worcester St., Suite #1032 Natick, MA 01760 Tel: 508-655-7008 Middlesex County (Renee Azulay)	Francesca’s #178 Lakeside Mall 3301 Veterans Memorial Blvd., Ste. 89 Metairie, LA 70002 Tel: 504-831-7772 Jefferson Parish (Jennifer Bryan)	Francesca’s #179 Rivertown Crossing 3700 Rivertown Pkwy SW Suite 1050 Grandville, MI 49418 Tel: 616-534-5254 Kent County (Brooke Kasul)	Francesca’s #180 Garden City Center 37 Hillside Drive Cranston, RI 02920 Tel: 401-270-3257 Providence County (Jillian Kunofsky)	Francesca’s #181 Waterford Lakes 497 N Alafaya Tr Orlando, FL 32828 Tel: 407-382-7040 Orange County (Christine McKenna)

Francesca’s #182 Newport Centre 30 Mall Drive West, BO9A Jersey City, NJ 07310 Tel: 201-420-0880 Hudson County (Kelly Machusky)	Francesca’s #183 The Greene 73 Plum Street Beavercreek OH 45440 Tel: 937-320-9720 Montgomery County (Miranda McBride)	Francesca’s #184 Old Towne 29 University Avenue, Ste. E29 Los Gatos, CA 95030 Tel: 408-395-7562 Santa Clara County	Francesca’s #185 Stonestown Galleria 3251 20th Ave #118 San Francisco CA 94132 Tel: 415-564-7800 San Francisco County (Shannon Damlos Mitchell)	Francesca’s #186 Coolsprings Galleria 1800 Galleria Blvd. Suite #1515 Franklin TN 37067 Tel: 615-771-9267 Williamson County (Ashley Johnson)	Francesca’s #187 Kenwood Town Center 7875 Montgomery Rd. #R061 Cincinnati, OH 45236 Tel: 513-791-0062 Hamilton County (Kristin Geraci)

Francesca’s #188 Riverchase Galleria 2000 Riverchase Space 118 Hoover, Al 35244 Tel: 205-985-8800 Jefferson County (Elisabeth McGill)	Francesca’s #189 Jordan Creek 101 Jordan Creek Pkwy, Ste#11172 West Des Moines, IA 50266 Tel: 515-222-5818 Polk County (Leslie Bauman)	Francesca’s #190 Oakridge Mall 925 Blossom Hill Rd #1204 San Jose, CA 95123 Tel: 408-225-4700 San Joaquin County (Ann Van Aken)	Francesca’s #191 Maine Mall 364 Maine Mall Rd S-174 South Portland, ME 04106 Tel: 207-774-9050 Cumberland County (Meghan Dyer)	Francesca’s #192 Horton Plaza 173 Horton Plaza San Diego, CA 92101 Tel: 619-236-0297 San Diego County (Sara Facundo)	Francesca’s #193 Watertower Place 835 N. Michigan Space #6020 Chicago, IL 60611 Tel: 312-202-1798 Cook County (Sabrina Abney)

Francesca’s #194 Altamonte Mall 451 East Altamonte Dr #2333 Altamonte Springs, FL 32701 Tel: 407-265-0002 Seminole County (Stephanie Jarvis)	Francesca’s #195 Alderwood Mall 3000 184th St SW #494 Lynnwood, WA 98037 Tel: 425-775-4712 Snohomish County (Diane Pastor)	Francesca’s #196 Glendale Galleria 1155 Glendale Galleria Glendale, CA 91210 Tel: 818-241-0203 Los Angeles County (Michelle Mancha)	Francesca’s #197 Cherry Hill Mall 2000 Route 38 #1260 Cherry Hill, NJ 08002 Tel: 856-665-7600 Camden County (Kimberly Johnson)	Francesca’s #198 Crocker Park 161 Main Street Westlake, OH 44145 Tel: 440-899-2860 Cuyahoga County (Jannelle Harris)	Francesca’s #199 North County Mall 200 E Via Rancho Pkwy #325 Escondido, CA 92025 Tel: 760-781-5541 San Diego County (Jeanette Cloakey)

Francesca’s #200 Deerbrook Mall 20131 Hwy 59 N #2328 Humble, TX 77338 Tel: 281-446-0826 Harris County (D’Naya Johnson)	Francesca’s #201 Pacific Place 600 Pine Street #253 Seattle WA 98101 Tel: 206-245-1000 King County (Acting: Kimberly Phommachanh)	Francesca’s #202 Lynnhaven Mall 701 Lynnhaven Pkwy, Space C15B Virginia Beach, VA 23452 Tel: 757-340-4104 Virginia Beach City (Madeline Vitug)	Francesca’s #203 West Town Mall 7600 Kingston Pike #1544A Knoxville TN 37932 Tel: 865-470-7296 Knox County (Kayla Hyder)	Francesca’s #204 Coral Ridge Mall 1451 Coral Ridge Ave. Space 402 Coralville, IA 52241 Tel: 319-338-5566 Johnson County (Ashley Russell)	Francesca’s #205 Del Monte Center 690 Del Monte Center Monterey, CA 93940 Tel: 831-649-1764 Monterey County

Francesca’s #206 Twelve Oaks Mall 27220 Novi Road Novi, MI 48377 Tel: 248-305-9440 Oakland County (Fannita King)	Francesca’s #207 The Oaks 6391 Newberry Rd. Gainesville, FL 32605 Tel: 352-332-5257 Alachua County (Tanya Wells)	Francesca’s #208 Galleria @ Roseville 1151 Galleria Blvd. Ste. 150 Roseville, CA 95678 Tel: 916-780-1200 Placer County (Sharon Richards)	Francesca’s #209 Southcenter Mall 611 Southcenter Mall Seattle, WA 98188 Tel: 206-444-8955 King County (Lindsey Crane)	Francesca’s #210 Village at Corte Madera 1614 Redwood Highway Corte Madera, CA 94925 Tel: 415-945-9337 Marin County	Francesca’s #211 Valencia Mall 24201 Valencia Blvd, Suite 3537 Valencia, CA 91355 Tel: 661-255-9331 Los Angeles County

SCHEDULE 4.20

Insurance

See attached.

9

2010 Summary of Coverage for:

1

Summary of Coverage

COVERAGE	POLICY PERIOD	CARRIER/ POLICY NO.	LIMITS	DEDUCTIBLE

Workers’ Compensation	10/01/10- 10/01/11	The Hartford	$1,000,000 Bodily Injury by Accident – each accident $1,000,000 Bodily Injury by Disease – each employee $1,000,000 Bodily Injury by Disease – policy limit	N/A

General Liability (Includes Employee Benefits)	10/01/10- 10/01/11	The Hartford

$2,000,000 General Aggregate

$2,000,000 Products / Completed Operations Agg

$1,000,000 Personal & Advertising Injury Liability

$1,000,000 Each Occurrence Limit

$300,000 Fire Legal Liability

$10,000 Medical Expenses (any one person)

Employee Benefits:

$1,000,000 Each Occurrence

$2,000,000 Aggregate

Employee Benefits: $1,000

Business Automobile	10/01/10- 10/01/11	The Hartford

$1,000,000 Bodily Injury / Property Damage Limit (CSL)

$1,000,000 Hired / Borrowed Auto Liability

$1,000,000 Uninsured/Underinsured Motorists

$50,000 Hired Car Physical Damage Limit

$2,500 Personal Injury Protection

$5,000 Medical Payments

$50 Rental Reimbursement ($1,000 max per day)

Physical Damage: $500 Comp/Collision Deductible for Hired Car Physical Damage ($50,000 limit) - $500 Comp/Collision

2

Summary of Coverage

Umbrella	10/01/10-10/01/11	The Hartford

Limits of Liability:

$5,000,000 Each Occurrence

$5,000,000 Annual Aggregate

$10,000 SIR (Self Insured Retention only applies if the loss is paid by the excess policy when the underlying policy does not provide coverage.)

Underlying Limits of Liability:

General Liability:

$2,000,000 General Aggregate

$2,000,000 Products / Completed Operations Agg

$1,000,000 Personal & Advertising Injury Liability

$1,000,000 Each Occurrence Limit

Employee Benefits:

$1,000,000 Aggregate

Automobile:

$1,000,000 Combined Single Limit (CSL)

Employers’ Liability:

$1,000,000 Bodily Injury by Accident – each accident

$1,000,000 Bodily Injury by Disease – each employee

$1,000,000 Bodily Injury by Disease – policy limit

3

Summary of Coverage

Commercial Property	10/01/10-10/01/11	The Hartford

$11,374,000 Blanket Contents & Betterments & Improvements

$2,300,000 Blanket Business Interruption incl. Extra Expense

$10,000 Utility Services (incl. Overhead Transmission Lines)

$25,000 Leasehold Improvements

Flood - Sublimit equal to individual location Business Personal Property values and $100,000 Business Income each.

•        500 Baybrook Mall, Suite 1198 Friendswood TX 77546

•        15900 LaCantera Pkwy, Ste 20100 San Antonio TX 78256

•        1155 Glendale Galleria Space C006 Glendale CA 91210

•        20131 Hwy 59 N. Space 2328 Humble, TX 77338

$25,000 AOP Deductible

$2,500 Wind/Hail

•        except the following which are included in the blanket limit but have separate Wind/Hail Ded:

•        $5,000 – 92 Derby Street, Hingham, MA

•        $5,000 – 250 Granite Street, Braintree, MA

•        $5,000 – 100 Menlo Park, Edison, NJ

•        $5,000 – 701 Lynnhaven Parkway, Virginia Beach, VA

•        $10,000 – 700 Memorial City Mall, Houston, TX

•        2%/72 Hr. Waiting Period – 3480 and 3842 W. 12th Street, Houston, TX

•        2%/72 Hr. Waiting Period – 3233 W. 11th Street, Houston, TX

*Please see page 5 & 6 where properties are written on a specific basis, not blanketed and separate wind/hail deductibles apply

Flood with $25,000 deductible for:

•        500 Baybrook Mall, Suite 1198 Friendswood TX 77546

•        15900 LaCantera Pkwy, Ste 20100 San Antonio TX 78256

•        1155 Glendale Galleria Space C006 Glendale CA 91210

•        20131 Hwy 59 N. Space 2328 Humble, TX 77338

4

Summary of Coverage

Address		$25,000 AOP Deductible except the Wind/hail deductible	Specific Limits BPP Limit	Business Income Limit

6514 Woodway, Houston	TX	$10,000	$59,500	$100,000
5468 West FM 1960, Houston	TX	$10,000	$59,500	$100,000
1141-08 Uptown Blvd, Houston	TX	$10,000	$59,500	$100,000
333 Canal St, New Orleans	LA	10% / 72 hr waiting period	$59,500	$100,000
4022 Westheimer, Houston	TX	$10,000	$59,500	$100,000
30500 Ste Hwy 181, Spanish Fort	AL	$10,000	$59,500	$100,000
5525 Abercorn St, Savannah	GA	$10,000	$59,500	$100,000
13499 US 41 SE, Fort Myers	FL	10% / 72 hr waiting period	$59,500	$100,000
1237 Belk Dr, Mount Pleasant	SC	$10,000	$59,500	$100,000
3820 S. Alameda St, Corpus Christi	TX	$10,000	$59,500	$100,000
6823 Main St, Wilmington	NC	$10,000	$59,500	$100,000
338 King St, Charleston	SC	$10,000	$59,500	$100,000
505 SW 145th Terrace, Pembroke Pines	FL	10% / 72 hr waiting period	$59,500	$100,000
10156 Perkins Rowe, Baton Rouge	LA	10% / 72 hr waiting period	$59,500	$100,000
3333 Magazine St, New Orleans	LA	10% / 72 hr waiting period	$59,500	$100,000
9 Durhu Dr, Mobile	AL	$10,000	$59,500	$100,000
500 Route 73 S, Marlton	NJ	$5,000	$59,500	$100,000
322 Plaza Real, Boca Raton	FL	10% / 72 hr waiting period	$59,500	$100,000
3323 Reed Ave, Myrtle Beach	SC	$10,000	$59,500	$100,000
4425 Lyons Rd, Coconut Creek	FL	10% / 72 hr waiting period	$59,500	$100,000

5

Summary of Coverage

Address		Wind/hail deductible	BPP Limit	Business Income Limit

701 S. Rosemary Ave, W. Palm Beach	FL	10% / 72 hr waiting period	$59,500	$100,000
4300 Legendary Dr., Destin	FL	10% / 72 hr waiting period	$59,500	$100,000
500 Baybrook Mall, Friendswood	TX	$10,000	$59,500	$100,000
8888 SW 136 St., Miami	FL	10% / 72 hr waiting period	$59,500	$100,000
370 San Lorenzo Ave, Coral Gables	FL	10% / 72 hr waiting period	$67,500	$100,000
10300 Southside Blvd, Jacksonville	FL	10% / 72 hr waiting period	$67,500	$100,000
286 West Shore Plaza, Tampa	FL	10% / 72 hr waiting period	$67,500	$100,000
2261 Town Center Ave, Viera	FL	10% / 72 hr waiting period	$59,500	$100,000
2414 E Sunrise Blvd, Ft. Lauderdale	FL	10% / 72 hr waiting period	$67,500	$100,000
413 N Alafaya Trail, Orlando	FL	10% / 72 hr waiting period	$67,500	$100,000
451 E. Altamonte Dr, Altamonte Springs,	FL	10% / 72 hr waiting period	$67,500	$100,000
3301 Veterans Blvd, Metairie	LA	10% / 72 hr waiting period	$67,500	$100,000
100 Cambridgeside Place, Cambridge	MA	$5,000	$67,500	$100,000
597 Route 35, Shrewsbury,	NJ	$5,000	$67,500	$100,000
30 Mall Dr, Jersey City	NJ	$5,000	$67,500	$100,000
1155 Glendale Galleria, Glendale	CA	$2,500	$67,500	$100,000
15300 LaCantera Pkwy, San Antonio	TX	$2,500	$59,500	$100,000
20131 Hwy 59 N., Humble	TX	$2,500	$67,500	$100,000

TOTAL			$2,357,000	$3,800,000

6

Summary of Coverage

Directors & Officers Liability Employment Practices Liability Fiduciary Liability	04/16/10-04/16/11	Chartis	D&O / EPL $5,000,000 Aggregate Limit Fiduciary $1,000,000 Limit	D&O $50,000 EPL $50,000 Fiduciary N/A

ERISA Compliance Bond	10/01/09-10/01/12	Travelers	$15,000 Per Occurrence	Not Applicable

7

SCHEDULE 8.1

Existing Indebtedness

None.

10

SCHEDULE 8.2

Existing Liens

1.	Liens granted pursuant to the Terms of Service, effective as of July 5, 2008, by and among Francesca’s Collections, Elavon (f/k/a NOVA Information System, Inc.) and Wachovia Bank, National Association.

11

SCHEDULE 8.3

Existing Investments

None.

12

SCHEDULE 8.10

Existing Third-Party Restrictions

None.

13